As filed with the Securities and Exchange Commission on May 24, 2002

                                                       Registration No. 333-____

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-11
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                    Sandalwood Lodging Investment Corporation
        (Exact name of registrant as specified in governing instruments)

            Maryland                             6519                               01-0690557
  (State or other jurisdiction       (Primary Standard Industrial     (I.R.S. Employer Identification  No.)
of incorporation or organization)     Classification Code Number)

                                 11790 Glen Road
                             Potomac, Maryland 20854
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                                 Bryan E. Gordon
                                 410 Park Avenue
                                    Suite 540
                               New York, NY 10022
                                 (212) 687-1876
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                                   Copies to:

                          Christopher G. Townsend, Esq.
                             Lloyd H. Spencer, Esq.
                                Patton Boggs LLP
                               8484 Westpark Drive
                                    Suite 900
                                McLean, VA 22102
                                 (703) 744-8000

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                         CALCULATION OF REGISTRATION FEE
======================= ===================== ======================== ========================= =====================
 Title of Securities        Amount being         Proposed Maximum          Proposed Maximum           Amount of
   being Registered          Registered       Offering Price Per Unit  Aggregate Offering Price    Registration Fee
----------------------- --------------------- ------------------------ ------------------------- ---------------------
     Common Stock            11,752,688               $20.00                 $220,000,000              $20,240
======================= ===================== ======================== ========================= =====================

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      SUBJECT TO COMPLETION -- May 24, 2002

Prospectus
SANDALWOOD LODGING INVESTMENT CORPORATION                             [LOGO]
Initial Public Offering of up to
11,752,688 Shares of Common Stock
Minimum Purchase:  $10,000 ($3,000 for IRAs)

Sandalwood Lodging Investment Corporation is a real estate investment company that focuses its investment strategy on high-quality properties and financial assets within the full-service segment of the lodging industry. A full-service hotel is a hotel which has restaurant food and beverage service, as well as conference or meeting facilities. Sandalwood is not yet publicly listed or traded and intends to qualify as a Real Estate Investment Trust for federal income tax purposes.

Up to 10,000,000 shares of common stock are being offered to investors who meet our suitability standards, up to an additional 752,688 shares of common stock are being offered as a subscription incentive for investors who subscribe on or before March 31, 2003, and an additional 1,000,000 shares of common stock are being offered for our dividend reinvestment plan ("DRiP").

                                   ----------

An investment in our shares involves significant risks, including:

o There is currently no public trading market for our shares and there is no assurance that one will develop. Although we plan to list the shares on a national or international securities exchange or national over-the-counter market within six years of the initial closing, there can be no assurance that we will be able to do so.

o We intend to use the proceeds from the offering primarily to acquire as yet unidentified lodging investments and, therefore, you will not have the opportunity to evaluate our portfolio prior to your investment in Sandalwood.

o We rely on Sandalwood Hospitality Advisors, LLC, the Advisor, with respect to both our investment decisions and the day-to-day management of our business.

o All of our officers and directors are also officers and directors of the Advisor and/or its affiliates and will be engaged in other activities that may result in conflicts of interest with the services that the Advisor and/or its affiliates will provide to us.

o The agreements between Sandalwood and the Advisor are not the result of arm's length negotiations.

o You do not have the benefit of an independent review of this offering from an unaffiliated underwriter.

See "Risk Factors and Conflicts of Interest" beginning on page 14 for a discussion of material risks that you should consider before you invest in the common stock being sold with this prospectus.

                                   ----------

                                     Per Share IPO  Per Share DRiP(4)    Minimum IPO      Maximum IPO     Maximum IPO & DRiP
                                     -------------  -----------------    -----------      -----------     ------------------
Price to Public......................    $  20.00         $   20.00      $35,000,000     $  200,000,000      $ 220,000,000
Selling Commissions(1)...............    $  (1.40)        $    0.00      $         0     $            0      $           0
Marketing Expense Reimbursement(2)...    $  (0.25)        $    0.00      $  (800,000)    $   (2,500,000)     $  (2,500,000)
                                     ---------------------------------------------------------------------------------------
Proceeds to Sandalwood(3)............    $  18.35         $   20.00      $34,200,000     $  197,500,000      $ 217,500,000
                                     =======================================================================================

1 Emerald Bay Capital Management, LLC, the managing dealer, has agreed to waive its selling commissions equal to 7% of the price to public for those investors who subscribe on or before March 31, 2003. Such investors will receive additional shares in the IPO equivalent to the waived selling commissions. No selling commissions will be charged for any shares purchased through the DRiP.

2 Sandalwood has agreed to pay Emerald Bay a marketing expense reimbursement for actual expenses incurred, but not to exceed the greater of $1,000,000 or 1.25% of the aggregate price to public of the IPO. No marketing expense reimbursement will be charged for the DRiP.

3 Before deducting organizational and offering expenses to be paid by Sandalwood, estimated to be $1,300,000 if the minimum amount of shares are sold and $3,500,000 if the maximum amount of shares are sold.

4 Those stockholders who elect to participate in the DRiP will have their cash distributions from Sandalwood re-invested in additional shares at $20.00 a share.

Emerald Bay is our affiliate. The managing dealer is not required to sell any specific number or dollar amount of shares, but will use its "best efforts" to sell the shares. However, we will not have a closing until we have subscriptions for a minimum of $35,000,000 of shares. This offering will end on March 31, 2003, unless we elect to terminate it earlier or to extend it to a date not later than June 30, 2004 in states that permit us to make this extension.

                                   ----------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. In addition, the Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

                       EMERALD BAY CAPITAL MANAGEMENT, LLC
                                   _____, 2002

We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any state or other jurisdiction where that would not be permitted or legal.

                   SUITABILITY STANDARDS AND HOW TO SUBSCRIBE

Suitability Standards

      The shares of common stock offered through this prospectus are suitable only as a long-term investment for persons of adequate financial means who have no need for liquidity in this investment. Initially, there is not expected to be any public market for the shares, which means that it may be difficult to resell the shares. See "Summary of the Articles of Incorporation and Bylaws-- Restriction of Ownership" for a description of the transfer restrictions. As a result, Sandalwood has established suitability standards which require investors to have either (i) a net worth (not including home, furnishings and personal automobiles) of at least $45,000 and an annual gross income of at least $45,000, or (ii) a net worth (not including home, furnishings and personal automobiles) of at least $150,000. Sandalwood's suitability standards also require that a potential investor represents that he, she, or it: (i) can reasonably benefit from an investment in Sandalwood based on such investor's overall investment objectives and portfolio structuring; (ii) is able to bear the economic risk of the investment based on the prospective investor's overall financial situation; and (iii) has an understanding of (a) the fundamental risks of the investment,
(b) the risk that such investor may lose the entire investment, (c) the lack of liquidity of Sandalwood's shares, (d) the background and qualifications of the Advisor, and (e) the tax consequences of the investment.

      Iowa, Maine, Massachusetts, Missouri, New Hampshire, North Carolina, Ohio, Pennsylvania and Tennessee have established suitability standards different from those established by Sandalwood, and shares will be sold only to investors in those states who meet the special suitability standards set forth below.

      IOWA, MASSACHUSETTS, MISSOURI, NORTH CAROLINA AND TENNESSEE - The investor has either (i) a net worth (not including home, furnishings and personal automobiles) of at least $60,000 and an annual gross income of at least $60,000, or (ii) a net worth (not including home, furnishings and personal automobiles) of at least $225,000.

      MAINE - The investor has either (i) a net worth (not including home, furnishings and personal automobiles) of at least $50,000 and an annual gross income of at least $50,000, or (ii) a net worth (not including home, furnishings and personal automobiles) of at least $200,000.

      NEW HAMPSHIRE - The investor has either (i) a net worth (not including home, furnishings and personal automobiles) of at least $125,000 and an annual gross income of at least $50,000, or (ii) a net worth (not including home, furnishings and personal automobiles) of at least $250,000.

      OHIO AND PENNSYLVANIA - The investor has (i) a net worth (not including home, furnishings and personal automobiles) of at least ten times the investor's investment in Sandalwood; and (ii) either (a) a net worth (not including home, furnishings and personal automobiles) of at least $45,000 and an annual gross income of at least $45,000, or (b) a net worth (not including home, furnishings and personal automobiles) of at least $150,000.

      The foregoing suitability standards must be met by the investor who purchases the shares. If the investment is being made for a fiduciary account (such as an IRA, Keogh Plan, or corporate pension or profit sharing plan), the beneficiary, the fiduciary, or any donor or grantor that is the fiduciary of the account who directly or indirectly supplies the investment funds must meet such suitability standards. If the investment is made by a partnership, trust or other entity, each and every equity owner of such entity must certify that he, she or it meets the suitability standards set forth above.

      In addition, under the laws of certain states, investors may transfer their shares only to persons who meet similar standards, and Sandalwood may require certain assurances that such standards are met. Investors should read carefully the requirements in connection with re-sales of shares as set forth in the Articles of Incorporation and as summarized under "Summary of the Articles of Incorporation and Bylaws--Restriction of Ownership."

      In purchasing shares, custodians or trustees of employee pension benefit plans or IRAs may be subject to the fiduciary duties imposed by the Employee Retirement Income Security Act of 1974 ("ERISA") or other applicable laws and to the prohibited transaction rules prescribed by ERISA and related provisions of the Internal Revenue Code of 1986, as amended (the "Code"). See "The Offering--ERISA Considerations." In addition, prior to purchasing shares, the trustee or custodian of an employee pension benefit plan or an IRA should determine that such an investment would be permissible under the governing instruments of such plan or account and applicable law. For information regarding "unrelated business taxable income," see "Federal Income Tax Considerations--Taxation of Stockholders--Tax-Exempt Stockholders."

      In order to ensure adherence to the suitability standards described above, requisite suitability standards must be met, as set forth in the Subscription Agreement in the form provided with this prospectus. See "The Offering-- Subscription Procedures." Executed Subscription Agreements will be maintained in Sandalwood's records for six years.

How To Subscribe

      An investor who meets the suitability standards described above may subscribe for shares by completing and executing the Subscription Agreement and delivering it to the Escrow Agent, together with a check or wire transfer for the full purchase price of the shares subscribed for, payable to "__________, Escrow Agent." See "The Offering--Subscription Procedures." Care should be taken to ensure that the Subscription Agreement is filled out correctly and completely. Partnerships, individual fiduciaries signing on behalf of trusts, estates and in other capacities, and persons signing on behalf of corporations and corporate trustees may be required to provide additional documents. Any subscription may be rejected by Sandalwood in its sole discretion, in whole or in part, regardless of whether the subscriber meets the minimum suitability standards.

      The managing dealer may permit investors who meet the suitability standards described above to subscribe for shares by telephonic order to the managing dealer. This procedure may not be available in certain states. See "The Offering--Subscription Procedures" and "The Offering--Plan of Distribution."

      A minimum investment of $10,000 is required. IRAs must make a minimum investment of at least $3,000. Initial subscriptions must be for at least the required minimum investment, or greater amounts in increments of $1,000 ($300 for IRAs). Maine investors, however, may not make additional purchases in amounts less than the applicable minimum investment except with respect to shares purchased pursuant to Sandalwood's DRiP. See "The Offering--General," "The Offering--Subscription Procedures" and "Summary of Dividend Reinvestment Plan."

      No one is authorized to make any statements about the offering different from those that appear in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. We will only accept subscriptions from people who meet the suitability standards described in this prospectus. You should also be aware that the description of Sandalwood and other information contained in this prospectus was accurate on __, 2002, but may no longer be accurate. We will amend or supplement this prospectus if there is a material change in the affairs of Sandalwood.

It is prohibited for anyone to make forecasts or predictions in connection with this offering concerning the future performance of an investment in the common stock.

                                TABLE OF CONTENTS

SUITABILITY STANDARDS AND HOW TO SUBSCRIBE .................................i
TABLE OF CONTENTS ........................................................iii
PROSPECTUS SUMMARY .........................................................1
RISK FACTORS AND CONFLICTS OF INTEREST.....................................14
CERTAIN TRANSACTIONS ......................................................26
ESTIMATED USE OF PROCEEDS .................................................27
INVESTMENT OBJECTIVES .....................................................28
BUSINESS ..................................................................30
MANAGEMENT ................................................................43
PRIOR PERFORMANCE INFORMATION .............................................49
MANAGEMENT COMPENSATION ...................................................50
THE ADVISORY AGREEMENT AND THE OPERATING AGREEMENT.........................53
INVESTMENT POLICIES .......................................................57
DISTRIBUTION POLICY .......................................................58
SUMMARY OF DRiP ...........................................................58
SHARE REDEMPTION PROGRAM ..................................................62
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................63
SUMMARY OF THE ARTICLES OF INCORPORATION AND BYLAWS........................64
FEDERAL INCOME TAX CONSIDERATIONS .........................................70
REPORTS TO STOCKHOLDERS ...................................................80
THE OFFERING ..............................................................82
SUPPLEMENTAL SALES MATERIAL................................................86
EXPERTS....................................................................86
LEGAL OPINIONS.............................................................86
ADDITIONAL INFORMATION.....................................................86
DEFINITIONS ...............................................................87
EXHIBITS
         Financial Information.....................................Appendix A
         Prior Performance Tables..................................Appendix B
         Form of Dividend Reinvestment Plan........................Appendix C

                               PROSPECTUS SUMMARY

            This summary highlights selected information from the prospectus. It is not complete and may not contain all of the information that you should consider before investing in the common stock. To understand the offering fully, you should read the entire prospectus carefully, including the documents attached as Appendices.

            As used throughout this prospectus, the terms "Sandalwood," "us" and "we" mean Sandalwood Lodging Investment Corporation and its majority- and wholly-owned subsidiaries. The term "Sandalwood REIT" shall mean Sandalwood Lodging Investment Corporation on an unconsolidated basis. The term "Advisor" shall mean Sandalwood Hospitality Advisors, LLC in its capacity as both the advisor to Sandalwood REIT and its wholly-owned subsidiaries, and the managing member of Sandalwood Lodging, LLC.

Organizational Structure

Sandalwood Lodging Investment Corporation

      Sandalwood REIT is a Maryland corporation which intends to qualify and be operated for federal income tax purposes as a REIT. Sandalwood REIT will use the net proceeds of this offering as a capital contribution to acquire 99.999% of the membership interests in Sandalwood Lodging, LLC. Our address is 11790 Glen Road, Potomac, Maryland 20854 and our telephone number is (301) ___-____, or you can reach us at www.sandalwoodlodging.com.

Sandalwood Hospitality Advisors, LLC

      The Advisor is a Delaware limited liability company and has entered into an advisory agreement with Sandalwood REIT to provide advisory services. In addition, the Advisor will own 0.001% of the membership interests in, and will be the managing member of, Sandalwood Lodging, LLC.

Sandalwood Lodging, LLC

      Sandalwood Lodging, LLC is a Delaware limited liability company and majority-owned subsidiary of Sandalwood REIT. Sandalwood Lodging, LLC will use the capital contributions of its members to invest in properties and financial assets within the full-service segment of the lodging industry.

Business

      Sandalwood is a real estate investment company that will focus its investment strategy on high-quality properties and financial assets within the full-service segment of the lodging industry. A full-service hotel is a hotel which has restaurant food and beverage service, as well as conference or meeting facilities, such as a Marriott, Hilton, Sheraton, Hyatt and Westin. Sandalwood REIT is not yet publicly traded and intends to qualify as a real estate investment trust for federal income tax purposes. The three-fold investment strategy of Sandalwood is:

      o Opportunistic acquisition, disposition and financing of Lodging Investments;

      o Acquisition of Lodging Investments where the profitability and value is expected to grow at a rate in excess of the rate of inflation; and

      o     Active asset management for on-going value creation.

      Sandalwood believes that cyclical dislocations of hotel supply and demand, as well as projected economic growth, provide an excellent opportunity to purchase Lodging Investments at relatively attractive prices and yields. In addition, Sandalwood believes that the professional on-going asset management of its Lodging Investments will create additional profitability and asset appreciation. You can read the section of this prospectus under the caption "Business" for the types of assets that may be selected by the Advisor and the asset selection and acquisition processes.

Investment Objectives

      Our primary investment objectives are to:

1. Provide at least an 8% annual return on Invested Capital, distributable quarterly (following investment of our net offering proceeds).

      We plan to achieve this objective by:

      o Investing only in full-service hotels which have no less than one year of operating history;

      o Selecting hotel management companies and hotel franchises with a demonstrable record of superior operating results relative to industry averages;

      o Limiting our borrowings to less than 50% of the total asset value of our portfolio at the time borrowings are made;

      o Subordinating up to 50% of the Advisor's annual asset management fee and 100% of the Advisor's incentive profit participation to distribution of an amount equal to a cumulative, non-compounded 8% annual return on Invested Capital; and

      o Increasing our income (and cash distributions) and providing protection against inflation through receipt of percentage rent, automatic increases in base rent and/or profit participations in mortgages and other investments.

2.   Create appreciation of Lodging Investments.

      We plan to achieve this objective by:

      o Pursuing Lodging Investments at purchase prices below estimated replacement cost and/or which we believe are undervalued;

      o Professionally and actively asset-managing our Lodging Investments to maximize cash flow as a way of increasing asset value;

      o Actively monitoring lodging market conditions to sell assets when advantageous market conditions exist; and

      o Actively monitoring capital markets' conditions, seeking to publicly list Sandalwood's shares at a price in excess of the private market value of its assets.

3.   Provide liquidity for your investment.

      We plan to achieve this objective by:

      o Establishing a Share Redemption Program that will be available quarterly beginning one year after a stockholder's admission;

      o Completing a full or partial cash-out refinancing and distributing the proceeds to stockholders as soon as practicable;

      o Listing our shares on a national or international securities exchange or national over-the counter market; and

      o Dissolving and distributing liquidation proceeds if such listing does not occur within six years after the initial closing of the offering, at the discretion of the Board of Directors.

4.   Preserve Invested Capital.

      We plan to achieve this objective by:

      o Buying high-quality, well-located full-service hotels which are, or will be, managed by and franchised from high quality operators and franchisors;

      o Diversifying our portfolio by (i) investing no more than 33% of our total debt and equity capital (determined at the time of investment) in any one asset, if less than $75 million has been raised pursuant to this offering, or not more than 20% of our total debt and equity capital (determined at the time of investment) in any one asset, if $75 million or more has been raised pursuant to this offering; (ii) purchasing hotels under different hotel franchises; and (iii) purchasing hotels geographically dispersed throughout the United States;

      o Minimizing the likelihood of default by limiting borrowings to not more than 50% of the total asset value of our portfolio at the time borrowings are made (based on an annual appraisal by a nationally recognized appraisal firm);

      o Investing only in full-service hotels which have no less than one year of operating history; and

      o     Conservative underwriting of Lodging Investments.

5.   Maintain tax efficiency.

      We plan to achieve this objective by:

      o     Qualifying and maintaining qualification as a REIT; and

      o     Structuring leases in such a way as to minimize taxes to Sandalwood.

      You can read the sections of this prospectus under the captions "Business--Types of Lodging Investments," "Business--Description of Property Leases," "Investment Objectives" and "Investment Policies" for a more complete description of the manner in which the structure of our business will facilitate our ability to meet our investment objectives.

Risk Factors and Conflicts of Interest

      An investment in Sandalwood REIT is subject to significant risks. We summarize some of the more important risks below. A more detailed description of the risk factors is found in the "Risk Factors and Conflicts of Interest" section, which begins on page 14. You should read and understand all of the risk factors and conflicts of interest before making your decision to invest.

Risks Particular to this Offering

      o As of the date of this prospectus, we do not own any Lodging Investments or other assets. You will not have the opportunity to evaluate the Lodging Investments that will be in our portfolio prior to your investment.

      o There is currently no public trading market for our shares and there is no assurance that one will develop. Although we will use our reasonable best efforts to list the shares on a national or international securities exchange or national over-the-counter market within six years of the initial closing of this offering, there can be no assurance that we will be successful.

      o If the shares are not listed within six years of the initial closing of the offering, at the discretion of the Board of Directors, we will use our reasonable best efforts to liquidate and dispose of our assets. However, there can be no assurance that the assets can or will be sold or that Sandalwood can or will be liquidated or that assets, if sold, can be done so at a price that will achieve Sandalwood's investment objectives.

      o Although we will establish a Share Redemption Program to be funded with 5% of the gross offering proceeds plus proceeds received from the DRiP (unless later released for general corporate purposes), there can be no assurance that there will be sufficient funds to fulfill your redemption requests at the time you want to sell your shares.

Risks Relating to Sandalwood

      o We rely on the Advisor which, together with the Board of Directors, will have responsibility for the management of Sandalwood's operations and investments.

      o The Advisor and its affiliates are or will be engaged in other activities that may result in potential conflicts of interest with the services that the Advisor and/or its affiliates will provide to Sandalwood.

Risks Relating to Real Estate and Other Investments

      o Market and economic conditions that are beyond our control could adversely affect the value of our investments.

      o If lessees, mortgagors or others obligated to make payments to us default on such payments, we will have less income with which to make cash distributions.

Risks Relating to Financing

      o Borrowing is risky and our financial condition may be adversely affected if the cash flow from our Lodging Investments is insufficient to meet our debt obligations. In connection with borrowings, we likely will mortgage or pledge our assets, which would put us at risk of losing our assets if we are unable to pay our debts.

      o There is no guarantee that our borrowing guidelines, which limit our borrowings to no more than 50% of the total asset value of our portfolio at the time borrowings are made (based on an annual appraisal by a nationally recognized real estate appraiser), will not be exceeded if there is a subsequent decline in our total asset value.

      o We may incur debt, including debt to make cash distributions to stockholders, in order to maintain our status as a REIT.

      o It is our intent to obtain mortgage or other long-term financing. If we do not obtain such financing, we will not be able to acquire as many Lodging Investments as we anticipate, which could limit the diversification of our investments and our ability to achieve our investment objectives.

Other Risks

      o Restrictions on ownership of more than 9.8% of the shares of common stock by any single stockholder or certain related stockholders may have the effect of inhibiting a change in control of Sandalwood REIT, even if such a change is in the interest of a majority of the stockholders. In addition, the Board of Directors has the right to modify this restriction in the interest of preserving Sandalwood REIT's status as a REIT.

Tax Risks

      o We may fail to qualify initially as a REIT for federal income tax purposes. Furthermore, although we may qualify initially as a REIT, we may not be able to maintain our REIT status. In either case, we would be subject to federal income tax on our taxable income at regular corporate rates, thereby reducing the amount of funds available for paying cash distributions to stockholders.

Conflicts of Interest

      o Certain of our officers and directors, who are also officers or directors of the Advisor, may experience conflicts of interest in their management of Sandalwood. These arise principally from their involvement in other activities that may conflict with our business and interests, including matters related to:

            o allocation of management time and services (including the costs thereof) between us and various other affiliated entities;

            o the timing and terms of sales, refinancings and liquidations of Lodging Investments and the listing of the shares;

            o investments (in partnerships or joint ventures) with affiliates of the Advisor;

            o the fact that the managing dealer is an affiliate of the Advisor and therefore its review of the terms of this offering will not be an independent review; and

            o the fact that our counsel, accountants and other consultants have in the past acted for some of our affiliates, and may act in such capacity in the future.

      o In order to reduce or eliminate certain conflicts of interest, Sandalwood and the Advisor have adopted certain conflict management policies, including:

            o No services will be provided by the Advisor or its affiliates to Sandalwood, except for transactions in which the Advisor or its affiliates provide services to Sandalwood in accordance with the Advisory Agreement or the Operating Agreement, or if the Board of Directors approves such transactions as fair and reasonable to Sandalwood and on terms and conditions not less favorable to Sandalwood than those available from unaffiliated third parties and not less favorable than those available from the Advisor or its affiliates in transactions with unaffiliated third parties.

            o Sandalwood will not purchase or lease Lodging Investments from, or sell or lease Lodging Investments to, the Advisor or its affiliates (for which the Advisor or the affiliates receives economic consideration) without (1) the determination by the Board of Directors that such transaction is competitive and commercially reasonable to Sandalwood and at a price to Sandalwood no greater than (in the case of a purchase or lease) or less than (in the case of a sale or lease) the cost of the asset to the Advisor or its affiliates; (2) a fairness opinion from an unaffiliated third-party; and (3) a majority vote of the stockholders. In no event shall Sandalwood acquire any such asset for an amount in excess of its appraised value or sell any such asset at less than its appraised value.

            o Sandalwood will not make loans to affiliates, except to majority-owned subsidiaries.

            o Certain real estate programs affiliated with the Advisor may in the future invest in and/or lease certain types of lodging investments to operators who also lease or operate certain of Sandalwood's Lodging Investments. These lodging investments, if located in the vicinity of, or adjacent to, Lodging Investments acquired by Sandalwood may affect the Lodging Investments. Sandalwood believes that the Advisor has established policies to minimize such conflicts, including an agreement between Sandalwood and the Advisor that the Advisor and its affiliates (1) will not purchase more than a 10% interest in any potential Lodging Investment whenever Sandalwood has at least $10 million available for investment in Lodging Investments; (2) will not raise additional funds for investment in potential Lodging Investments until this offering closes; and (3) will not use any existing funds for potential Lodging Investments until at least 80% of the net offering proceeds from this offering are committed for investment in Lodging Investments.

            o If Sandalwood has an ownership interest in any publicly traded lodging company, then the Board of Directors, officers, the Advisor and its affiliates may not make a self-directed purchase in the securities of such company.

      See "Risk Factors and Conflicts of Interest--Certain Conflict Resolution Procedures" below.

REIT Status

      Sandalwood REIT intends to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with its taxable year ending December 31, 2003, and believes its organization and proposed method of operation will enable it to meet the requirements for qualification as a REIT. REITs are subject to a number of organizational and operational requirements, including a requirement that they distribute on a current basis at least 90% of their taxable income (excluding net capital gain).

      As a REIT, Sandalwood REIT generally will not be subject to federal income tax on the income that it distributes to stockholders. If Sandalwood REIT fails to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may not be able to qualify for treatment as a REIT for that year and the next four years. Even if Sandalwood REIT qualifies as a REIT for federal income tax purposes, we may be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income and certain other categories of income.

Management

      We have retained the Advisor to provide us with management, acquisition, financing, disposition, asset management, strategic planning and administrative services, and day-to-day business operations management. The members of our Board of Directors oversee the management of Sandalwood. The directors are elected to the Board of Directors by the stockholders. The Articles of Incorporation classify the Board into three classes. Currently, each class contains one director, but our governing documents permit the Board of Directors to increase the number in each class to a maximum of five directors. Following the initial term, each director serves for three years. The term of Barbara A. O'Hare will expire at the 2004 annual meeting of stockholders; the term of Douglas H. S. Greene will expire at the 2005 annual meeting of stockholders; and the term of Bryan E. Gordon will expire at the 2006 annual meeting of stockholders.

      Founded by principals who have been active in real estate and lodging valuation and research, acquisition, financing, disposition and asset management since 1982, Sandalwood is designed to combine the advantages of investing in commercial real estate with the experience and disciplined investment methodology of a professional investment management company. Our executive management team brings over 50 years of combined experience in the functional disciplines relevant to Sandalwood's business strategy and operations, combined with the discipline and relationships from corporate America and the creativity and agility or entrepreneurial business.

         The business background of Sandalwood's principals and directors is as follows:

      Bryan E. Gordon is the Chairman and a Managing Director of Sandalwood REIT and the Advisor. Mr. Gordon also serves as the Chairman, Managing Director and Chief Investment Risk Officer of Madison Capital Management, LLC ("MCM"). Mr. Gordon has 19 years of experience in investment management, investment banking and management consulting, emphasizing the areas of real estate and other asset-based finance. Prior to co-founding MCM in 1996, he specialized in equity and debt financings, mergers and acquisitions, roll-up and formation transactions, and restructurings for REIT's, corporations, joint ventures and partnerships. As an investment banker at Smith Barney, Inc. and Bear, Stearns & Co., Inc., Mr. Gordon represented numerous lodging companies, including Marriott Corporation, Hotel Investors Trust, Red Lion Inns, LaQuinta and Prime Motor Inns. Mr. Gordon is 40 years of age.

      Douglas H. S. Greene is the Vice Chairman, a Managing Director, Chief Investment Officer and Treasurer of Sandalwood REIT and the Advisor. Mr. Greene is also the Managing Member of Haberhill LLC, the parent of Haberhill Lodging Ventures LLC. Mr. Greene has over 20 years of experience in lodging finance, acquisition, disposition and asset management, with Haberhill and Marriott/Host Marriott Corporation. Specifically, he has completed acquisitions and disposition transactions with an aggregate value in excess of $3 billion, utilizing debt purchases and foreclosures, negotiated prepackaged bankruptcies and partnerships roll-ups. Additionally, he had oversight responsibility for the asset management for approximately 250 hotels, and financed over $1 billion of debt. Mr. Greene is 41 years of age.

      Barbara A. O'Hare is the President and Chief Operating Officer of Sandalwood REIT and the Advisor. Ms. O'Hare also serves as the Chief Operating Officer and a Partner of MCM. Ms. O'Hare's 15-year background in business management has emphasized the areas of new product development, strategic marketing, global branding, investor relations, total quality management, sales management and corporate strategy formation. Prior to joining MCM in September 2000, Ms. O'Hare's experience included serving at MessageMedia, an online communications company, Tokheim Corporation, an ISO 9000 registered manufacturer of retail gasoline distribution systems, Grant Thornton LLP, the fifth largest international accounting firm, Safeguard Business Systems, Inc., a manufacturer of accounting software and business forms, Pitney Bowes, Inc. and Northwestern Mutual Life. Ms. O'Hare is 40 years of age.

      Certain of the directors, officers, and employees of Sandalwood and the Advisor are affiliated with MCM. In addition, MCM may provide certain corporate administrative services to the Advisor and Sandalwood on a cost-sharing basis. MCM is a New York-based investment management firm focused on distressed/special situations investing. Founded in 1996, MCM has invested over $150 million and currently has over $125 million of assets under management for institutional and high net worth investors, including a number of NYSE-listed REITs, investment banks and private equity and hedge fund firms.

      MCM focuses exclusively on aggregating fractionalized, illiquid financial assets (e.g., bonds, bankruptcy trade claims, lease contracts, bank debt and partnership interests) in under-performing and insolvent companies, primarily within the real estate, cable/media, leased equipment, health care and oil and gas sectors. MCM does not, however, make direct investments in such assets or operate such companies. MCM has made investments in over 600 companies. Approximately 60% of the acquisition cost of its investments have been in companies in the aggregate owning over 1,300 commercial real estate properties in a variety of sectors, including lodging, multi-family apartments, office, shopping centers, warehouse / industrial, self-storage and undeveloped land.

      MCM's total return-oriented investment approach and proven risk management model has delivered a six-year average annual cash distribution to investors of approximately 23%, with consistent preservation of invested capital and relatively low volatility. Investors in Sandalwood should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior MCM programs. The prior MCM programs had investment policies and objectives different than Sandalwood. Investors who purchase shares in Sandalwood will not thereby acquire any ownership interest in any prior MCM programs. In addition, MCM will not act as an advisor to Sandalwood.

Advisor's Responsibilities

      The Advisor has responsibility for, among other things:

      o Selecting the Lodging Investments and other assets that we will acquire, formulating and evaluating the terms of each proposed acquisition, and negotiating for the acquisition of the investment by Sandalwood;

      o Identifying potential tenants or managers for the Lodging Investments, and formulating, evaluating and negotiating the terms of each lease or management agreement of a property;

      o Identifying and selecting hotel franchises and negotiating franchise agreements;

      o Negotiating the terms of any borrowings by Sandalwood, including lines of credit and any long-term financing;

      o     Providing asset management services related to our Lodging
            Investments;

      o Selecting assets for sale by Sandalwood in keeping with Sandalwood's investment objectives and based on an analysis of economic conditions both nationally and in the vicinity of the assets being considered for sale;

      o Listing the shares on a national or international securities exchange or national over-the-counter market;

      o     Complying with the federal income tax regulations for REITs; and

      o Providing the day-to-day business operations and administrative services of Sandalwood.

      All of the Advisor's actions are subject to supervision of the Board of Directors.

      You can read the sections of this prospectus under the captions "Management" and "The Advisory Agreement and the Operating Agreement" for a description of the business background of the individuals responsible for the management of the Advisor, as well as for a description of the services the Advisor will provide.

Prior Performance of Affiliates

      The "Prior Performance Information" section of this prospectus contains a discussion of the investments our affiliates have sponsored in real estate programs, and a narrative of those real estate programs in which our principals have served, individually or with others, as general partners, officers, directors, or members of senior management, and we believe that each of these entities has met, or is in the process of meeting, its principal investment objectives. Statistical data relating to certain of these investments and programs are contained in Appendix B - Prior Performance Tables. In addition, our affiliates have sponsored a number of programs which have invested in a mixture of asset classes, including real estate, which are also discussed in the "Prior Performance Information" section.

Management Compensation

      We will pay Emerald Bay and other affiliates of the Advisor compensation for services they will perform for us. We will also reimburse them for expenses they incur on our behalf. Sandalwood will not pay or compensate its officers and directors who are also officers, directors, or employees of the Advisor, other than reimbursement for out-of-pocket expenses. The following paragraphs summarize the items of compensation and reimbursement. See "Management Compensation" for a complete description.

Offering Stage

      Selling Commissions; Marketing Expense Reimbursement. We will pay Emerald Bay selling commissions equal to 7% of the offering proceeds, plus we will reimburse the managing dealer for its marketing expenses up to the greater of 1.25% of the gross offering proceeds (excluding any proceeds from the dividend reinvestment program) or $1,000,000. However, Emerald Bay intends to waive its selling commissions, for which additional shares will be issued at no additional cost to investors who subscribe on or before March 31, 2003.

      Reimbursement of Organizational and Offering Expenses

      Sandalwood will reimburse the Advisor and its affiliates for actual organizational and offering expenses they pay on behalf of Sandalwood.

Acquisition Stage

      Reimbursement of Acquisition Expenses

      Sandalwood will reimburse the Advisor and its affiliates for actual acquisition expenses they pay on behalf of Sandalwood.

Operational Stage

      Asset Management Fee. We will pay the Advisor an annual fee (payable quarterly in advance) equal to 2.5% of Sandalwood's total asset value (based upon an independent annual appraisal of long-term assets and a quarterly GAAP valuation of current assets). In any quarter that the cumulative non-compounded annual return on Invested Capital is less than 8%, the Advisor will subordinate an amount necessary to achieve such 8% return, up to 50% of the asset management fee to be paid. Any subordinated asset management fees will accrue without interest and will not be paid until such quarter when the cumulative non-compounded annual return to stockholders is equal to or greater than 8% on Invested Capital after paying the current asset management fee. See "The Advisory Agreement and the Operating Agreement" for a complete description.

      Incentive Profit Participation in Cash Distributions. The Advisor, as managing member of Sandalwood Lodging, LLC, will earn an incentive profit participation, payable quarterly at such time as cash distributions are made to stockholders, equal to the following: (1) if stockholders' cumulative non-compounded annual return on Invested Capital is equal to at least 8%, but less than 12%, the incentive profit participation earned by the Advisor will be equal to 20% of cash available for distribution in excess of that necessary to make the 8% distribution to stockholders; plus (2) if stockholders' cumulative, non-compounded annual return on Invested Capital is greater than 12%, the incentive profit participation earned by the Advisor will include an additional amount equal to 40% of cash available for distribution in excess of that necessary to make the 12% distribution to stockholders. Each year, if stockholders receive less than an 8% cumulative, non-compounded annual return on Invested Capital, that shortfall will be added to the 8% Shortfall Account. Each year, if stockholders receive at least an 8% cumulative, non-compounded annual return on Invested Capital, but less than a 12% cumulative, non-compounded annual return on Invested Capital, that shortfall (i.e., the amount equal to the difference between a 12% return and the return actually received by stockholders) will be added to the 12% Shortfall Account. See "The Advisory Agreement and the Operating Agreement" for a complete description.

      Incentive Profit Participation in Capital Proceeds. As managing member of Sandalwood Lodging, LLC, the Advisor is entitled to a portion of net proceeds from sales and refinancings of Lodging Investments and from a liquidation of Sandalwood and its subsidiaries and of the market capitalization of Sandalwood REIT upon listing ("Net Capital Proceeds"). Such Net Capital Proceeds will be distributed as follows: (1) first, to stockholders until they have received a return of all of their remaining Invested Capital; (2) next, to stockholders until they have received an amount of the Net Capital Proceeds equal to the balance in the 8% Shortfall Account; (3) next, 80% to stockholders and 20% to the Advisor until stockholders have received an amount of Net Capital Proceeds equal to the balance in the 12% Shortfall Account; and (4) thereafter, 60% to stockholders and 40% to the Advisor. See "The Advisory Agreement and the Operating Agreement" for a complete description.

      Reimbursement of Operating Expenses. We will reimburse the Advisor and affiliates for out-of-pocket expenses they incur on our behalf.

Liquidation Stage

      Incentive Profit Participation in Liquidation Proceeds. The Advisor, as managing member of Sandalwood Lodging, LLC, is entitled to a portion of net proceeds from the sale of Lodging Investments, including those Net Capital Proceeds from a liquidation of Sandalwood and its subsidiaries. Such Net Capital Proceeds will be distributed as follows: (1) first, to stockholders until they have received a return of all of their remaining Invested Capital; (2) next, to stockholders until they have received an amount of the Net Capital Proceeds equal to the balance in the 8% Shortfall Account; (3) next, 80% to stockholders and 20% to the Advisor until stockholders have received an amount of Net Capital Proceeds equal to the balance in the 12% Shortfall Account; and (4) thereafter, 60% to stockholders and 40% to the Advisor.

      Disposition of a Property or Investment. We will not pay the Advisor or any of its affiliates any fee or other compensation upon disposition of a property or investment, other than the Advisor's participation in Net Capital Proceeds.

      Reimbursement of Liquidation Expenses. We will reimburse the Advisor and affiliates for out-of-pocket expenses they incur on our behalf.

The Offering

Offering Size.....................................   Minimum - $35 million.
                                                     Maximum - $220 million, consisting of $200 million
                                                     of common stock to be offered to investors meeting
                                                     certain suitability standards and $20 million of
                                                     common stock available to investors who purchase
                                                     their shares in this offering and who elect to
                                                     participate in our dividend reinvestment plan.

Minimum Investment................................   Individuals - $10,000. Additional shares may be
                                                     purchased in $1,000 increments.
                                                     IRAs - $3,000. Additional shares may be purchased
                                                     in $300 increments.

                                                     (Note: Suitability standards may vary from state
                                                     to state. Please see the "Suitability Standards
                                                     and How to Subscribe" section on page(i).)

Suitability Standards.............................   Net worth (not including home, furnishings and
                                                     personal automobiles) of at least $45,000 and
                                                     annual gross income of at least $45,000; or Net
                                                     worth (not including home, furnishings and
                                                     personal automobiles) of at least $150,000.

                                                     (Note: Suitability standards may vary from state
                                                     to state. Please see the "Suitability Standards
                                                     and How to Subscribe" section on page(i).)

Listing of Shares.................................   Anticipated to be within six years of the initial
                                                     closing of the offering. If the shares are listed
                                                     on a national or international securities exchange
                                                     or national over-the-counter market, we will
                                                     become a perpetual life entity.

Share Redemption Program..........................   We will establish a Share Redemption Program, to
                                                     be funded with 5% of the gross offering proceeds
                                                     plus proceeds received from the DRiP (unless later
                                                     released for general corporate purposes).

Distribution Policy and Objectives................   Consistent with our policy of qualifying as a
                                                     REIT, we expect to pay quarterly cash
                                                     distributions and distribute at least 90% of our
                                                     REIT taxable income. It is our objective to make
                                                     quarterly cash distributions that will provide at
                                                     least a cumulative, non-compounded 8% annual
                                                     return on Invested Capital (following investment
                                                     of the net offering proceeds).


                                       12

Advisor...........................................   Our Advisor, Sandalwood Hospitality Advisors LLC,
                                                     will administer our day-to-day operations and
                                                     select our Lodging Investments.

Estimated Use of Proceeds
(assuming all shares are subscribed)..............   90% - To acquire Lodging Investments.
                                                     5% - To set up a reserve for the share redemption
                                                     program.
                                                     2% - To set up a working capital reserve.
                                                     1.25% - To pay the marketing expense reimbursement
                                                     costs.
                                                     1.75% - To reimburse affiliates for their services
                                                     and as reimbursement of other organizational and
                                                     offering expenses.

Dividend Reinvestment Plan........................   We have adopted a dividend reinvestment plan which
                                                     will allow stockholders who make the election to
                                                     have the full amount of their cash distributions
                                                     reinvested in additional shares that may be
                                                     available. We have registered one million shares
                                                     of our common stock for this purpose. See the
                                                     "Summary of Dividend Reinvestment Plan" and the
                                                     "Federal Income Tax Considerations--Taxation of
                                                     Stockholders" sections and the Form of Dividend
                                                     Reinvestment Plan accompanying this prospectus as
                                                     Appendix C for more specific information about the
                                                     DRiP.

Subscription Incentive............................   We have entered into an agreement with Emerald
                                                     Bay, our managing dealer, to waive its 7.0%
                                                     selling commission for shares subscribed for on or
                                                     before March 31, 2003. Sandalwood will then issue
                                                     additional shares in Sandalwood REIT to investors
                                                     equal to the selling commission. For example, if
                                                     an investor makes an initial minimum investment of
                                                     $10,000 through Emerald Bay on or before March 31,
                                                     2003, the investor will receive 500 shares of
                                                     common stock, plus an additional 37.6344 shares of
                                                     common stock as a subscription incentive for a
                                                     total of 537.6344 shares on a $10,000 investment.

                     RISK FACTORS AND CONFLICTS OF INTEREST

      An investment in our shares involves significant risks and therefore is suitable only for persons who understand those risks and their consequences and who are able to bear the risk of loss of their investment. You should consider the following risks, in addition to other information set forth elsewhere in this prospectus, before making your investment decision. Sandalwood also will be subject to various conflicts of interest arising out of its relationship to the Advisor and its affiliates.

      We also caution you that this prospectus contains forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. Although we believe that our expectations reflected in the forward-looking statements are based on reasonable assumptions, these expectations may not prove to be correct. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include those set forth below, as well as general economic, business and market conditions, changes in federal and local laws and regulations and increased competitive pressures.

RISK FACTORS

Risks Relating to the Offering

      This is an unspecified property offering. You cannot evaluate Lodging Investments that we have not yet acquired or identified for acquisition. As of the date of this prospectus, we have not purchased, directly or through our subsidiaries, any Lodging Investments. The Board of Directors, with the assistance of the Advisor, will make the decisions as to which Lodging Investments we will purchase. Therefore, you will not have an opportunity to evaluate the Lodging Investments that will be in our portfolio prior to your investment. We have established certain criteria for evaluating hotel franchises, particular Lodging Investments and the operators of the Lodging Investments in which we may invest. We have not set fixed minimum standards relating to creditworthiness of tenants or managers and therefore the Board of Directors has flexibility in assessing potential tenants and managers.

      If the Advisor is unable to find suitable Lodging Investments, there may be a delay in investing proceeds from this offering and in the receipt of returns from such investments and, in fact, the Advisor may never be able to find suitable Lodging Investments. Until and unless we make Lodging Investments, our investment returns will be limited to the rates of return available on short-term, highly liquid investments that provide appropriate safety of principal. We expect these rates of return, which affect the amount of cash available for distribution to stockholders, to be substantially lower than we would receive from Lodging Investments.

      The managing dealer's review of Sandalwood and the offering is not an independent review. The managing dealer, Emerald Bay, is an affiliate of the Advisor and its review of Sandalwood and the terms of the offering will not be an independent review. Accordingly, you do not have the benefit of an independent review by an unaffiliated third-party of the terms of this offering.

      Stockholders may not be able to sell their shares. Currently there is no public market for the shares, so stockholders may not be able to sell their shares. Therefore, you should consider purchasing the shares as a long-term investment only. While it is our intent to apply to list our shares on a national or international securities exchange or national over-the-counter market within six years of the initial closing of the offering, we cannot be sure if or when such application would be made or whether it would be accepted. If our shares are listed, we cannot assure you a public trading market will develop. We cannot assure you that the price you would receive in a sale on a national or international securities exchange or national over-the-counter market would be representative of the value of the assets we own or that it would equal or exceed the amount you paid for the shares. Although we will establish a Share Redemption Program, to be funded with 5% of the gross offering proceeds plus proceeds from the DRiP (unless later released for general corporate purposes), there can be no assurance that sufficient funds will be available to fulfill your request at the time you want to sell your shares. In addition, in any 12-month period, Sandalwood may not redeem more than 5% of the number of shares outstanding at the beginning of such 12-month period.

Risks Particular to Sandalwood

      We have no operating history. As of the date of this prospectus, Sandalwood has not purchased, directly or through our subsidiaries, any Lodging Investments, and prior to May 6, 2002, the date our operations commenced, had no previous performance history. As a result, you cannot be sure how we will be operated, whether we will achieve the investment objectives described in this prospectus or how we will perform financially.

      We are dependent on the Advisor. The Advisor, with supervision from the Board of Directors, is responsible for our daily management, including all acquisitions, dispositions, financings and asset management. The success of Sandalwood will depend in large part on the quality of the management provided by the Advisor. The "Prior Performance Information" section provides a summary description of the investment experience of affiliates of the Advisor in certain prior real estate programs, but you should be aware that previous experience is not indicative of the likely results that will be achieved by Sandalwood. Upon the unanimous consent of the directors, or following listing of our shares on a national or international securities exchange or national over-the-counter market, upon a two-thirds majority vote of the independent directors and a majority vote of the stockholders, and subject to a final adjudication, we may fire the Advisor, with or without cause. Any termination of the Advisor without cause would require payment of a termination fee. The termination fee will be the greater of (i) five times the last full fiscal year's asset management fee, or (ii) the actual 2.5% asset management fee over the ensuing five years, calculated without any subordination to the stockholder's 8% cumulative non-compounded return on Invested Capital. In addition, at that time, at the option of the Advisor, either (i) the Advisor's interest as managing member of Sandalwood Lodging, LLC will be converted into a non-managing member interest, or (ii) the assets of Sandalwood Lodging, LLC will be deemed liquidated, an appraisal of the assets will be performed, and the incentive profit participation in capital proceeds will be paid to the Advisor. See "The Advisory Agreement and the Operating Agreement." We cannot be sure that the Advisor will achieve our investment objectives or that the Board of Directors will be able to act quickly to remove the Advisor if it deems removal necessary. As a result, it is possible that we would be managed for some period by a company that was not acting in our best interests or not capable of helping us achieve our investment objectives.

Risks Relating to Real Estate and Other Investments

      We may not be able to diversify our Lodging Investments. There is no limit on the number of Lodging Investments of a particular hotel franchise, tenant, or manager, or on the number of Lodging Investments in a particular geographic area, which we may acquire. The Board of Directors will review our Lodging Investments and potential investments in terms of geographic and hotel franchise diversification. As of the date of this prospectus, we have not acquired or identified any Lodging Investments. If we concentrate the majority of our acquisitions with any single hotel franchise, tenant or manager, or in any one geographical area, it will increase the risk that our financial condition will be adversely affected by a downturn in a particular market, by the poor performance of a particular management group, or poor hotel franchise performance.

      There may be delays in investing the net proceeds of this offering. Although we expect to invest substantially all net offering proceeds within two years of termination of the offering, we cannot be sure that we will be successful in acquiring suitable investments by that time.

      Our profitability and our ability to diversify our investments, both geographically and by type of Lodging Investments purchased, will be limited by the amount of funds at our disposal. If our assets become geographically concentrated, an economic downturn in one or more of the markets in which we have invested could have an adverse effect on our financial condition and our ability to make cash distributions. We do not know whether we will sell all of the shares being offered by this prospectus. If we do not, it is possible that we will not have the money necessary to diversify our investments or achieve the highest possible return on our investments.

      We do not have control over market and business conditions. Changes in general or local economic or market conditions, increased costs of energy and insurance, increased costs of products and services, increased costs and shortages of labor, competitive factors, fuel shortages, quality of management, the ability of a hotel franchise to fulfill any obligations to operators of its hotel business, limited alternative uses for the building, changing consumer habits, condemnation or uninsured losses, changing demographics, changing traffic patterns, inability to remodel outmoded buildings as required by the franchise or lease agreement, voluntary termination by a tenant of its obligations under a lease, bankruptcy of a tenant or borrower, and other factors beyond our control may reduce the value of Lodging Investments that we acquire in the future, the ability of tenants to pay rent on a timely basis, and the amount of the rent. If tenants are unable to make lease payments as a result of any of these factors, we might not have cash available to make cash distributions to our stockholders.

      Our Lodging Investments may be unable to compete successfully. We compete with other companies for the acquisition of Lodging Investments. In addition, the hotel industry in which we invest is highly competitive, and we anticipate that any property we acquire will compete with other lodging properties in the vicinity. Our ability to receive rent from our Lodging Investments will depend in part on the ability of the tenants and managers to compete successfully with other lodging properties in the vicinity. In addition, we will compete for suitable tenants or managers for our Lodging Investments. If we, our tenants and our managers are unable to compete successfully, our results of operations will be adversely affected.

      Adverse trends in the hotel industry may impact our Lodging Investments. The success of our Lodging Investments will depend largely on the property operators' ability to adapt to trends in the hotel industry, including greater competitive pressures, increased consolidation, industry overbuilding, dependence on consumer spending patterns, changing demographics, travel patterns, the introduction of new concepts and products, availability of labor, price levels and general economic conditions. The success of a particular hotel franchise, the ability of a hotel franchise to fulfill any obligations to operators of its business, and trends in the hotel industry may affect our income and the funds we have available to distribute to stockholders. With the recessionary economic environment and the terrorist attacks of September 11, 2001, the hotel industry has experienced its worst operating results in a decade. A continuing recession in the lodging industry and future terrorist attacks would also likely affect our income and the funds we have available for cash distributions to stockholders.

      We will not control the management of our Lodging Investments. Our tenants or managers will be responsible for the maintenance and other day-to-day management of our hotel properties. Because our revenues will largely be derived from rents, our financial condition will be dependent on the ability of third-party tenants or managers that we do not control to operate the Lodging Investments successfully. We intend to enter into leasing agreements only with tenants or management agreements only with managers having substantial prior hotel experience. If our tenants or managers are unable to operate the

Lodging Investments successfully, the tenants may not be able to pay their rent, which could adversely affect our financial condition.

      We will have no fee simple interest in ground lease properties. If we invest in properties that are subject to ground leases, we will not own the underlying land unless we enter into an assignment or other agreement. Thus, with respect to ground lease properties, we will have no economic interest in the land or building at the expiration of the lease on the underlying land, although we generally will retain partial ownership of, and will have the right to remove, any equipment that we may own in the building. As a result, though we will share in the income stream derived from the lease, we will not share in any increase in the value of the land associated with any ground lease property.

      Debt securities we invest in may be affected by unfavorable interest rate fluctuations, investment returns and other market conditions. If we purchase mortgage loans and other debt securities, we will be at risk for defaults on those loans and securities which are beyond our control and the value of the loans and securities may be affected by the value of any real estate underlying those debt securities and interest rate fluctuations. We also may be unable to repossess and sell the underlying properties securing the debt securities in a timely manner, and if we are able to repossess the underlying properties, the expense caused by government regulation and delays caused by defendants, if there is litigation, may be substantial, reducing our investment in the defaulted loans. Any loans we purchase also will be subject to interest rate fluctuations. If we invest in fixed-rate, long-term debt securities and interest rates increase, the value of our debt securities will decrease; if interest rates fall, and debt securities are prepaid, we may not be able to invest in new loans at the previously higher rate.

      We may not control third-party franchise agreements. We may not be a party to any franchise agreement between a hotel franchise and our tenant or manager. Such franchise agreements could be modified or canceled without notice to us or our prior consent. In that event, we could require the tenant to cease its operations at the property or to engage a new manager, although the tenant's obligation to pay rent to us would continue. However, if we removed a tenant due to the cancellation of the tenant's franchise agreement, we would be required to locate a new tenant acceptable to the hotel franchise. As a result, if a tenant's franchise agreement is canceled or amended, we may have difficulty removing the tenant and difficulty realizing our expected return on the property.

      Property leases with individual tenants increase our risks. The value of our Lodging Investments will depend principally upon the value of the leases of the Lodging Investments. Minor defaults by a tenant or borrower may continue for some time before the Advisor or Board of Directors determines that it is in our best interest to evict the tenant or foreclose on the property of the borrower. Tenants may lease more than one property. As a result, a default by, or the financial failure of, a tenant could cause more than one property to become vacant in some circumstances. Vacancies would reduce our cash receipts and could decrease the property's resale value until we are able to re-lease the affected property.

      It may be difficult to re-lease our properties. If a tenant vacates a property, we may be unable either to re-lease the property for the rent due under the prior lease or to re-lease the property without incurring additional expenditures relating to the property. In addition, we could experience delays in enforcing our rights against, and collecting rents (and, in some cases, real estate taxes and insurance costs) due from, a defaulting tenant. Any delay we experience in re-leasing a property or difficulty in re-leasing at acceptable rates could affect our ability to pay cash distributions.

      The liquidation of our assets may be delayed. We may use any proceeds from the sale of Lodging Investments, that are not required to be distributed to stockholders in order to preserve our status as a REIT, to acquire additional Lodging Investments, or to repay outstanding indebtedness. If our shares are listed on a national or international securities exchange or national over-the-counter market, we may reinvest the proceeds from sales of Lodging Investments for an indefinite period of time. If we have not completed a listing of our shares within six years of the initial closing, then, at the discretion of the Board of Directors, we will undertake to sell our assets and distribute the net sales proceeds to stockholders.

      Neither the Advisor nor the Board of Directors may be able to control the timing of the sale of our assets due to market conditions, and we cannot assure you that we will be able to sell our assets so as to return our stockholders' aggregate Invested Capital, to generate a profit for the stockholders or to fully satisfy our debt obligations. If we take a purchase money obligation in partial payment of the sale price of a property, we will realize the proceeds of the sale over time.

      The hotel industry is seasonal. As a result of the seasonality of the hotel industry, there may be monthly fluctuations in the amount of rent, if any, we will receive from our Lodging Investments. Any reduction in rent would reduce the amount of cash we could distribute to our stockholders.

      Our Lodging Investments may be subject to environmental liabilities. Under various federal and state environmental laws and regulations, as an owner or operator of real estate, we may be required to investigate and cleanup certain hazardous or toxic substances, asbestos-containing materials, or petroleum product releases at any properties related to our Lodging Investments. We may also be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by those parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination at any of the properties related to our Lodging Investments may adversely affect our ability to sell or lease the Lodging Investments or to borrow using the Lodging Investments as collateral. We could also be liable under common law to third parties for damages and injuries resulting from environmental contamination coming from our Lodging Investments.

      As applicable, all of our Lodging Investments will be acquired subject to satisfactory Phase I environmental assessments, which generally involve the inspection of site conditions without invasive testing, such as sampling or analysis of soil, groundwater or other media or conditions; and, if recommended by our environmental consultants, satisfactory Phase II environmental assessments, which generally involve the testing of soil, groundwater or other media and conditions. The Board of Directors and the Advisor may determine that we will acquire a property in which a Phase I or Phase II environmental assessment indicates that a problem exists and has not been resolved at the time the property is acquired, provided that the seller has (i) agreed in writing to indemnify us, and/or (ii) established in escrow cash funds equal to a predetermined amount equal to or greater than the estimated costs to remediate the problem, and (iii) we think the risk is acceptable or insurable. We cannot be sure, however, that any seller will be able to pay under an indemnity agreement that we obtain or that the amount in escrow will be sufficient to pay all remediation costs. Further, we cannot be sure that all environmental liabilities have been identified or that no prior owner, operator or current occupant has created an environmental condition not known to us. Moreover, we cannot be sure that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of our Lodging Investments will not be affected by tenants and occupants of the properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us. Environmental liabilities that we may incur could have an adverse effect on our financial condition or results of operations.

Financing Risks

      We intend to obtain long-term financing and may require additional financing in the future. We intend to obtain long-term financing with regard to some or all of our Lodging Investments; however, we cannot be sure that we will be able to obtain such financing on satisfactory terms. If we do not obtain long-term financing in the future, we may not be able to acquire as many Lodging Investments as we anticipated, which could limit the diversification of our investments and our ability to achieve our investment objectives, including cash-out refinancings.

      Borrowing creates risks. We may borrow money to acquire assets, to preserve our status as a REIT, to fund cash distributions to stockholders, or for other corporate purposes. We may mortgage or put a lien on one or more of our assets in connection with any borrowing, and may also engage in unsecured financings. The Board of Directors anticipates that we will obtain one or more revolving lines of credit and/or other long-term financings in an aggregate amount up to approximately the amount of the net offering proceeds to provide additional funds for the acquisition of assets. In the future, if the total asset value increases, we may obtain additional long-term financing. However, we will not borrow more than 50% of our then total asset value based upon the most recent appraisal of long-term assets and GAAP valuation of current assets, unless the Board of Directors determines that a higher level of borrowing is appropriate. There can be no assurance that the total asset value will not decrease and that, as a result, total debt may exceed 50% of then total asset value. We may repay financings using equity offering proceeds (including proceeds from this offering), working capital, permanent financing or proceeds from the sale of assets. Borrowing may be risky if the cash flow from our Lodging Investments is insufficient to meet our debt obligations. In addition, our lenders may seek to impose restrictions on future borrowings, cash distributions and operating policies. If we mortgage or pledge assets as collateral and we cannot meet our debt obligations, or cannot repay the debt at maturity, the lender could take the collateral, and we would lose both the asset and the income we were deriving from it.

      We can borrow money to make cash distributions. We may borrow money as necessary or advisable to make cash distributions, including cash distributions to ensure that we maintain our qualification as a REIT for federal income tax purposes. In such an event, it is possible that we could make cash distributions in excess of our earnings and profits and, accordingly, that the cash distributions could constitute a return of capital for federal income tax purposes, although such cash distributions would not reduce stockholders' aggregate Invested Capital.

Miscellaneous Risks

      Inflation could adversely affect our investment returns. Inflation may decrease the value of some of our Lodging Investments. For example, a substantial rise in inflation over the term of an investment in mortgage loans may reduce the actual return on those investments, if they do not otherwise provide for adjustments based upon inflation. Inflation could also reduce the value of our investments in Lodging Investments if the inflation rate is high enough that percentage rent and automatic increases in base rent do not keep up with inflation.

      We may not have adequate insurance. If we, as landlord, incur any liability which is not fully covered by insurance, we would be liable for the uninsured amounts, and returns to the stockholders could be reduced. "Business--Description of Property Leases--Insurance, Taxes, Maintenance and Repairs" describes the types of insurance that the leases of the Lodging Investments will require the tenant to obtain.

      Possible effect of ERISA. We believe that our assets will not be deemed, under the Employee Retirement Income Security Act of 1974, as amended, to be "plan assets" of any plan that invests in the shares, although we have not requested an opinion of counsel to that effect. If our assets were deemed to be "plan assets" under ERISA (i) it is not clear that the exemptions from the "prohibited transaction" rules under ERISA would be available for our transactions and (ii) the prudence standards of ERISA would apply to our investments (and might not be met). ERISA makes fiduciaries of a plan personally responsible for any losses resulting to the plan from any breach of fiduciary duty and the Code imposes nondeductible excise taxes on prohibited transactions. If such excise taxes were imposed on us, the amount of funds available for us to make cash distributions to stockholders would be reduced.

      Our governing documents may discourage takeovers. Some provisions of our Articles of Incorporation, including the ownership limitations, transfer restrictions and ability to issue preferential preferred stock, may have the effect of preventing, delaying or discouraging takeovers of our Company by third parties. Some other provisions of the Articles of Incorporation, which exempt us from the application of Maryland's Business Combinations Statute and Control Share Acquisition Statute, may have the effect of facilitating (1) business combinations between us and beneficial owners of 10% or more of the voting power of our outstanding voting stock and (2) the acquisition by any person of shares entitled to exercise or direct the exercise of 20% or more of our total voting power. Because we will not be subject to the provisions of the Business Combinations Statute and the Control Share Acquisition Statute, it may be more difficult for our stockholders to prevent or delay business combinations with large stockholders or acquisitions of substantial blocks of voting power by such stockholders or other persons, should the ownership restrictions be waived, modified or completely removed. Such business combinations or acquisitions of voting power could cause us to fail to qualify as a REIT. You can read the sections of this prospectus under the captions "Risk Factors and Conflicts of Interest--Tax Risks," and "Summary of the Articles of Incorporation and Bylaws," if you want more information about ownership limitations and transfer restrictions and the effect of business combinations and acquisitions of large amounts of our stock on our REIT status.

      Our stockholders are subject to ownership limits. The Articles of Incorporation generally restrict ownership of more than 9.8% of the outstanding common stock or 9.8% of any series of outstanding preferred stock by any single stockholder or affiliated group, as defined in the Code. If the ownership, transfer, acquisition or change in our corporate structure would jeopardize our REIT status, that ownership, transfer, acquisition or change in our corporate structure would be void as to the intended transferee or owner and the intended transferee or owner would not have or acquire any rights to the common stock. In addition to the 9.8% limitation, the Articles of Incorporation also provide that the Board of Directors may modify the ownership restriction in the interest of preserving Sandalwood's status as a REIT or for any reason deemed to be in the best interests of the stockholders.

      Investors may experience dilution. Stockholders have no preemptive rights. If we (1) commence a subsequent public offering of shares or securities convertible into shares, or (2) otherwise issue additional shares, investors purchasing shares in this offering who do not participate in future stock issuances will experience dilution in the percentage of their equity investment in Sandalwood. Although the Board of Directors has not yet determined whether it will engage in future offerings or other issuances of shares, it may do so if it is determined to be in our best interests. See "Summary of the Articles of Incorporation and Bylaws--Description of Capital Stock" and "The Offering--Plan of Distribution."

      The Board of Directors can take many actions without stockholder approval. The Board of Directors has overall authority to conduct our operations. This authority includes significant flexibility. For example, the Board of Directors can (1) list our stock on a national or international securities exchange or national over-the-counter market without obtaining stockholder approval; (2) prevent the ownership, transfer and/or accumulation of shares in order to protect our status as a REIT or for any other reason deemed to be in the best interests of the stockholders; (3) issue additional shares without obtaining stockholder approval, which could dilute your ownership; (4) employ and compensate affiliates; (5) change minimum creditworthiness standards with respect to tenants; and (6) authorize the issuance of indebtedness. Any of these actions could reduce the value of our assets without giving you, as a stockholder, the right to vote.

      We will rely on the Advisor and Board of Directors to manage Sandalwood. If you invest in Sandalwood REIT, you will be relying entirely on the management ability of the Advisor and on the oversight of our Board of Directors. You will have no right or power to take part in the management of Sandalwood, except through the exercise of your voting rights. Thus, you should not purchase any of the shares offered by this prospectus unless you are willing to entrust all aspects of our management to the Advisor and the Board of Directors.

      Our officers and directors have limited liability. The Articles of Incorporation and Bylaws provide that an officer's or director's liability for monetary damages to Sandalwood, our stockholders or third parties may be limited. Generally, we are obligated under the Articles of Incorporation and the Bylaws to indemnify our officers and directors against certain liabilities incurred in connection with their services.

      Sandalwood will purchase director and officer insurance as a further protection against such liabilities. You can read the section of this prospectus under the caption "Summary of the Articles of Incorporation and Bylaws--Limitation of Liability and Indemnification" for more information about the indemnification of our officers and directors.

Tax Risks

      We will be subject to increased taxation if we fail to qualify as a REIT for federal income tax purposes. Sandalwood REIT intends to operate in a manner that will enable it to meet the requirements for qualification and to remain qualified as a REIT for federal income tax purposes. A REIT generally is not taxed at the corporate level on income it distributes to its stockholders, as long as it distributes annually at least 90% of its taxable income to its stockholders and meets certain other requirements discussed in more detail under the heading "Federal Income Tax Considerations--Taxation of Sandalwood-- Requirements for Qualification as a REIT." Sandalwood has not requested, and does not plan to request, a ruling from the Internal Revenue Service as to Sandalwood REIT's status or qualification as a REIT.

      If Sandalwood REIT fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, Sandalwood may be subject to the federal alternative minimum tax. Unless Sandalwood REIT is entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

      We may have to borrow funds or sell assets to meet our distribution requirements. Generally, a REIT must distribute annually at least 90% of its taxable income to stockholders. In calculating our taxable income, we may be required to accrue and treat as earned interest, rent and other items for tax purposes but which we have not yet received. In addition, we may not be able to accrue certain expenses for tax purposes that actually have been paid and some of our claimed deductions could be disallowed by the Internal Revenue Service. As a result, we could have taxable income in excess of cash available for distribution. If this occurs, we may have to borrow funds or liquidate some of our assets in order to meet the annual distribution requirements applicable to a REIT.

      Ownership limits may discourage a change in control. For the purpose of protecting our REIT status, our Articles of Incorporation generally limit the ownership by any single stockholder of any class of our capital stock, including the common stock, to 9.8% of the outstanding shares of such class. The Articles of Incorporation also prohibit anyone from buying shares if the purchase would result in our losing our REIT status. For example, we would lose our REIT status if we had fewer than 100 different stockholders or if five or fewer stockholders, applying certain broad ownership attribution rules of the Internal Revenue Code, owned 50% or more of the shares. These restrictions may discourage a change in control, deter any attractive tender offers for Sandalwood REIT shares or limit the opportunity for you or other stockholders to receive a premium for your shares in the event a stockholder is purchasing shares in order to acquire a block of shares.

      We may be subject to other tax liabilities. Even if Sandalwood REIT qualifies as a REIT, we may be subject to some federal, state and local taxes on our income and property that could reduce operating cash flow.

      Changes in tax laws may prevent us from qualifying as a REIT. As we have previously described, Sandalwood REIT has been organized and will be operated so as to qualify as a REIT for federal income tax purposes. However, this expected status is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect our ability to qualify as a REIT. If there is a change in the tax laws that prevents us from qualifying as a REIT or that requires REITs generally to pay corporate-level income taxes, we may not be able to make the same level of cash distributions to our stockholders.

CERTAIN CONFLICTS OF INTEREST

      Sandalwood will be subject to various conflicts of interest arising out of its relationship to the Advisor and its affiliates, as described below.

      The following narrative describes the relationship between Sandalwood REIT, Sandalwood Lodging, LLC, the Advisor and Emerald Bay, including affiliates of the Advisor that will provide services to Sandalwood:

      Sandalwood REIT (Sandalwood Lodging Investment Corporation), the Advisor (Sandalwood Hospitality Advisors, LLC), Sandalwood Lodging, LLC and the managing dealer (Emerald Bay Capital Management, LLC) are affiliates. Sandalwood Lodging, LLC is owned by Sandalwood REIT (99.999%) and the Advisor (.001%), where the Advisor is also the managing member. As of the date of this prospectus, Bryan E. Gordon, Chairman and a Managing Director of Sandalwood REIT, Douglas H.S. Greene, Vice-Chairman, Chief Investment Officer, a Managing Director and Treasurer of Sandalwood REIT and Barbara
      A. O'Hare, President and Chief Operating Officer of Sandalwood REIT, are Sandalwood REIT's only directors. Mr. Gordon and Ms. O'Hare indirectly own BT Lodging Ventures, LLC, which is a two-thirds owner of the Advisor. Mr. Greene indirectly owns and controls Haberhill Lodging Ventures LLC, which owns the remaining one-third interest in the Advisor. The managing dealer is indirectly owned and controlled by Mr. Gordon.

      A further discussion of the conflicts of interest between us and the Advisor and its affiliates and our policies to reduce or eliminate certain potential conflicts are discussed below.

      There will be competing demands on our officers and directors. Our directors and officers, and the directors and officers of the Advisor, have management responsibilities for other companies, including companies that may in the future invest in some of the same types of assets in which we may invest. For this reason, these officers and directors will share their management time and services among those companies and Sandalwood, will not devote all of their attention to us, and could take actions that are more favorable to the other companies than to Sandalwood.

      The timing of sales, refinancings, and liquidations or a listing of our stock may favor the Advisor. The Advisor may realize its incentive profit participation as a result of sales, refinancings, liquidations or a listing of our stock. Our Board of Directors must approve any such transaction, but the Advisor's recommendation to the Board may be influenced by the impact of the transaction on the Advisor's compensation. The agreements between Sandalwood and the Advisor were not the result of arm's-length negotiations. As a result, the Advisor may not always act in our best interests, which could adversely affect our results of operations.

      There is no separate counsel or accountants for Sandalwood, our affiliates and investors. Our counsel, accountants and other consultants have acted, and are currently acting, for the Advisor and its affiliates and may do so again in the future. Therefore, we may have interests that conflict with yours and those of our affiliates.

Prior and Future Programs

      In the past, affiliates of Sandalwood and the Advisor have organized other programs which have invested in whole or in part in other real estate programs, and in the future may form, offer interests in, and manage other real estate programs in addition to Sandalwood; however, no affiliate of Sandalwood or the Advisor currently owns, operates, leases or manages lodging investments that would be suitable for Sandalwood.

      Certain of these affiliated real estate programs may in the future invest in and/or lease certain types of lodging investments to operators who also lease or operate certain of Sandalwood's Lodging Investments. These lodging investments, if located in the vicinity of, or adjacent to, Lodging Investments acquired by Sandalwood, may affect Sandalwood's Lodging Investments. Sandalwood and the Advisor have established certain policies to minimize such potential conflicts, including agreement between Sandalwood and the Advisor that the Advisor and its affiliates (1) will not purchase more than a 10% interest in any potential Lodging Investment whenever Sandalwood has at least $10 million available for investment in Lodging Investments; (2) will not raise additional funds for investment in Lodging Investments until this offering closes; and (3) will not use any existing funds for Lodging Investments until at least 80% of the net offering proceeds from this offering are committed for investment in Lodging Investments. In addition, Sandalwood has an ownership interest in any publicly traded lodging company, then the Board of Directors, officers, the Advisor and its affiliates may not make a self-directed purchase in the securities of such company. See "--Certain Conflict Resolution Procedures" below.

Competition for Management Time

      The directors and certain of the officers of the Advisor and the directors and certain of the officers of Sandalwood and its affiliates currently are engaged, and in the future will engage, in the management of other business entities. They will devote only as much of their time to the business of Sandalwood as they, in their judgment, determine is reasonably required, which may be substantially less than their full time. These officers and directors of the Advisor and officers and directors of Sandalwood may experience conflicts of interest in allocating management time, services and functions among Sandalwood and the various entities, investor programs (public or private), and any other business ventures in which any of them are or may become involved.

Compensation of the Advisor

      The Advisor has been engaged to perform various services for Sandalwood and will receive fees and compensation for such services. None of the agreements for such services were the result of arm's-length negotiations. All such agreements, excluding the Advisory Agreement, require approval by a majority of the Board of Directors, as being fair and reasonable to Sandalwood and on terms and conditions no less favorable than those which could be obtained from unaffiliated entities. However, all current directors of Sandalwood are also directors and officers of the Advisor, thus creating a conflict between the interests of the Advisor and those of Sandalwood REIT stockholders. The timing and nature of fees and compensation to the Advisor could create a conflict between the interests of the Advisor and those of the stockholders. Potential conflicts may arise in connection with the determination by the Advisor on behalf of Sandalwood of whether to hold or sell a property, refinance Sandalwood's debt, liquidate Sandalwood's assets or list Sandalwood's stock, as such determination could impact the timing and amount of incentive profit participation payable to the Advisor. See "The Advisory Agreement and the Operating Agreement."

Relationship with Managing Dealer

      The managing dealer is an affiliate of the Advisor. Certain of the officers and directors of Sandalwood are also officers and directors of the managing dealer. This relationship may create conflicts in connection with the fulfillment by the managing dealer of its due diligence obligations under the federal securities laws. Although the managing dealer will examine the information in the prospectus for accuracy and completeness, because of its affiliation with the Advisor and Sandalwood, the managing dealer will not make an independent review of Sandalwood or the terms of the offering. Accordingly, the investors will not have the benefit of such independent review. The managing dealer is not prohibited from acting in any capacity in connection with the offer and sale of securities offered by entities that may have some or all investment objectives similar to those of Sandalwood and may participate in other offerings sponsored by one or more of the officers or directors of Sandalwood.

Competition to Acquire Properties

      Subject to the procedure specified in "Risk Factors and Conflicts of Interest--Certain Conflict Resolution Procedures," affiliates of the Advisor may compete with Sandalwood to acquire Lodging Investments. See "Business--General." A purchaser who wishes to acquire one or more of these Lodging Investments may have to do so within a relatively short period of time, occasionally at a time when Sandalwood (due to insufficient investable funds, for example) may be unable to make the acquisition.

      The Advisor could experience potential conflicts of interest in connection with the negotiation of the purchase price and other terms of the acquisition of a Lodging Investment, as well as the terms of the lease of a Lodging Investment due to its relationship with its affiliates and any business relationship of its affiliates that may develop with operators of hotels.

      Certain officers and directors of the Advisor also serve as officers and directors of Sandalwood and, in this capacity, have a fiduciary obligation to act in the best interest of Sandalwood's stockholders and will use their reasonable best efforts to assure that Sandalwood will be treated as favorably as any other program affiliated with the Advisor. See "Management--Fiduciary Responsibility of the Board of Directors." Sandalwood has also developed procedures to resolve potential conflicts of interest in the allocation of lodging investments between Sandalwood and certain of its affiliates. See "Risk Factors and Conflicts of Interest--Certain Conflict Resolution Procedures" below.

Legal, Accounting and Other Representation

      Patton Boggs LLP, which serves as securities and tax counsel to Sandalwood in this offering, also serves as securities and tax counsel for certain of its affiliates, including other real estate programs, in connection with other matters. KPMG LLP, which serves as Sandalwood's accountants, also serves as accountants for the Advisor and its affiliates. Neither Sandalwood nor the stockholders will have separate counsel or accountants. In the event any controversy arises following the termination of this offering in which the interests of Sandalwood appear to be in conflict with those of the Advisor or its affiliates, other counsel or accountants may be retained for one or both parties.

Certain Conflict Management Policies

      In order to reduce or eliminate certain potential conflicts of interest, the Articles of Incorporation contain a number of restrictions relating to (1) transactions between Sandalwood and the Advisor or its affiliates, (2) certain future offerings, and (3) allocation of Lodging Investments among certain affiliated entities. These restrictions include the following:

      1. No services will be provided by the Advisor or its affiliates to Sandalwood, except for transactions in which the Advisor or its affiliates provide services to Sandalwood in accordance with the Advisory Agreement or the Operating Agreement, or if the Board of Directors approves such transactions as fair and reasonable to Sandalwood and on terms and conditions not less favorable to Sandalwood than those available from unaffiliated third parties and not less favorable than those available from the Advisor or its affiliates in transactions with unaffiliated third parties.

      2. Sandalwood will not purchase or lease Lodging Investments from, or sell or lease Lodging Investments to, the Advisor or its affiliates (for which the Advisor or its affiliates receives economic consideration) without (1) the determination, by the Board of Directors that such transaction is competitive and commercially reasonable to Sandalwood and at a price to Sandalwood no greater than (in the case of a purchase or lease) or less than (in the case of a sale or lease) the cost of the asset to the Advisor or its affiliates; (2) a fairness opinion from an unaffiliated third-party; and (3) a majority vote of the stockholders. In no event shall Sandalwood acquire any such asset at an amount in excess of its appraised value or sell any asset to the Advisor or its affiliates at less than its appraised value.

      3. Sandalwood will not make loans to affiliates, except to majority-owned subsidiaries.

      4. Certain affiliated real estate programs may in the future invest in and/or lease certain types of lodging investments to operators who also lease or operate certain of Sandalwood's Lodging Investments. These lodging investments, if located in the vicinity of, or adjacent to, Lodging Investments acquired by Sandalwood may affect Sandalwood's Lodging Investments. Sandalwood and the Advisor have established policies to minimize such conflicts, including agreement between Sandalwood and the Advisor that the Advisor and its affiliates
(1) will not purchase more than a 10% interest in any potential Lodging Investment whenever Sandalwood has at least $10 million available for investment in Lodging Investments; (2) will not raise additional funds for investment in potential Lodging Investments until this offering closes; and (3) will not use any existing funds for potential Lodging Investments until at least 80% of the net offering proceeds from this offering are committed for investment in Lodging Investments.

      5. If Sandalwood has an ownership interest in any publicly traded lodging company, then the Board of Directors, officers, the Advisor and its affiliates may not make a self-directed purchase in the securities of such company.

      The foregoing limitations may not be modified or eliminated without the approval of a majority of the shares of outstanding common stock.

      Additional conflict management policies are identified under "Risk Factors and Conflicts of Interest--Sales of Lodging Investments," and "Risk Factors and Conflicts of Interest--Legal, Accounting and Other Representation."

                              CERTAIN TRANSACTIONS

      The managing dealer is entitled to receive selling commissions amounting to 7.0% of the total amount raised from the sale of shares of common stock in this offering for services in connection with the offering of shares. However, the managing dealer has agreed not to require the payment of such selling commissions for subscriptions received on or before March 31, 2003, so that Sandalwood REIT may issue additional shares to the stockholders. In addition, the managing dealer is entitled to receive a marketing expense reimbursement equal to the greater of $1 million or 1.25% of the gross offering proceeds.

      Sandalwood will incur operating expenses which, in general, will be those expenses relating to administration of Sandalwood on an on-going basis. The Advisor and its affiliates provide accounting and administrative services to Sandalwood, its subsidiaries and its affiliates (including accounting and administrative services in connection with the offering of shares) on a day-to-day basis (See "The Advisory Agreement and the Operating Agreement"). Sandalwood believes that all amounts paid or payable by Sandalwood to the Advisor, the managing dealer and their affiliates are comparable to amounts that would be paid for similar services provided by unaffiliated third parties.

                            ESTIMATED USE OF PROCEEDS

      The table below summarizes certain information relating to the anticipated use of offering proceeds by Sandalwood, assuming that the minimum or maximum shares are sold. Sandalwood estimates that at least 94% of gross offering proceeds will be available for the purchase of Lodging Investments and reserves, and approximately 3% of gross offering proceeds will be paid by Sandalwood directly or reimbursed to affiliates of Sandalwood for marketing, organizational and offering expenses. While the estimated use of proceeds set forth in the table below is believed to be reasonable, this table should be viewed only as an estimate of the use of proceeds that may be achieved.

                                                                    Minimum Offering (1)              Maximum Offering (1)
                                                              -------------------------------------------------------------------
                                                                  Amount           Percent          Amount          Percent
                                                              ---------------- --------------------------------------------------
GROSS OFFERING PROCEEDS TO SANDALWOOD (2)..................       $35,000,000       100.0%         $200,000,000      100.0%
Less:
    Selling Commissions (2)................................        (2,450,000)        7.0%          (14,000,000)       7.0%
    Marketing Expense Reimbursement (3)....................          (800,000)        2.3%           (2,500,000)       1.3%
    Organizational and Offering Expenses (4)...............        (1,300,000)        3.7%           (3,500,000)       1.7%
                                                                  -----------       -----           -----------      -----
Plus:
    Subscription Incentive.................................         2,450,000         7.0%           14,000,000        7.0%
                                                                  -----------       -----           -----------      -----
NET OFFERING PROCEEDS TO SANDALWOOD........................        32,900,000        94.0%          194,000,000       97.0%
Less:
    Reserve for Share Redemption Program (5) ..............        (1,750,000)        5.0%          (10,000,000)       5.0%
    Working Capital Reserve (6) ...........................          (700,000)        2.0%           (4,000,000)       2.0%
                                                                  -----------       -----           -----------      -----
NET PROCEEDS AVAILABLE FOR INVESTMENT (7)..................       $30,450,000        87.0%         $180,000,000       90.0%

----------
(1)   Excludes 1,000,000 common shares that may be sold pursuant to the DRiP.

(2) The shares are being offered to the public through Emerald Bay, which is entitled to receive selling commissions of 7.0% on all sales of shares for acting as managing dealer; however, Emerald Bay has agreed to waive all of the 7% selling commissions for subscriptions received on or before March 31, 2003. If this offering is continued and future selling commissions are not waived, the net offering proceeds will be less. See "The Offering--Plan of Distribution" for a more complete description of this fee. Such investors will receive additional shares in the IPO equivalent to the waived selling commissions. No selling commissions will be charged for any shares purchased in the DRiP.

(3) Sandalwood has agreed to pay Emerald Bay a marketing expense reimbursement for actual expenses incurred, but not to exceed the greater of $1,000,000 or 1.25% of the gross offering proceeds of the IPO.

(4) Organizational and offering expenses include legal, accounting, printing and mailing, escrow, filing, registration and entity formation, qualification, sales and marketing and other expenses of the offering of the shares, but exclude selling commissions and the marketing expense allowance.

(5) Five percent (5%) of the offering proceeds will be placed in a reserve to be used to redeem shares under the terms of the share redemption program. See "Share Redemption Program" on page 64 of this prospectus.

(6) Offering proceeds to be reserved for expected use by Sandalwood for initial operating expenses and other corporate purposes.

(7) Offering proceeds designated for investment in Lodging Investments may temporarily be invested in short-term, highly liquid investments with appropriate safety of principal.

                              INVESTMENT OBJECTIVES

      Following substantial investment of the net offerings proceeds, Sandalwood's primary investment objectives will be to:

1. Provide at least an 8% annual return on Invested Capital, distributable quarterly.

      We plan to achieve this objective by:

      o Investing only in full-service hotels which have no less than one year of operating history;

      o Selecting hotel management companies and hotel franchises with a demonstrable record of superior operating results relative to industry averages;

      o Limiting our borrowings to less than 50% of the total asset value of our portfolio at the time borrowings are made;

      o Subordinating up to 50% of the Advisor's annual asset management fee and 100% of the Advisor's incentive profit participation to distribution of an amount equal to a cumulative, non-compounded 8% annual return on Invested Capital; and

      o Increasing our income (and cash distributions) and providing protection against inflation through receipt of percentage rent, automatic increases in base rent and/or profit participations in mortgages and other investments.

2.   Create appreciation of Lodging Investments.

      We plan to achieve this objective by:

      o Pursuing Lodging Investments at purchase prices below estimated replacement cost and/or which we believe are undervalued;

      o Professionally and actively asset-managing our Lodging Investments to maximize cash flow as a way of increasing asset value;

      o Actively monitoring lodging market conditions to sell assets when advantageous market conditions exist; and

      o Actively monitoring capital markets' conditions, publicly list Sandalwood's shares at a price in excess of the private market value of its assets.

3.   Provide liquidity for your investment.

      We plan to achieve this objective by:

      o Establishing a Share Redemption Program that will be available quarterly beginning one year following the investor's admission;

      o Completing a full or partial cash-out refinancing and distributing the proceeds to stockholders as soon as practicable;

      o Listing our shares on a national or international securities exchange or national over-the counter market; and

      o Dissolving and distributing of liquidation proceeds if such listing does not occur within six years after the initial closing of the offering, at the discretion of the Board of Directors.

4.   Preserve Invested Capital.

      We plan to achieve this objective by:

      o Buying high-quality, well-located full-service hotels which are, or will be, managed by and franchised from high-quality operators and franchisors;

      o Diversifying our portfolio by (i) investing no more than 33% of our total debt and equity capital (determined at the time of investment) in any one asset, if less than $75 million has been raised pursuant to this offering, or not more than 20% of our total debt and equity capital (determined at the time of investment) in any one asset, if $75 million or more has been raised pursuant to this offering; (ii) purchasing hotels under different hotel franchises; and (iii) purchasing hotels geographically dispersed throughout the United States;

      o Minimizing the likelihood of default by limiting borrowings to not more than 50% of the total asset value of our portfolio at the time borrowings are made (based on an annual appraisal of long-term assets by a nationally recognized appraisal firm and quarterly GAAP valuation of current assets);

      o Investing only in full-service hotels which have no less than one year of operating history; and

      o     Conservative underwriting of Lodging Investments.

5.   Maintain tax efficiency.

      We plan to achieve this objective by:

      o     Qualifying and maintaining qualification as a REIT; and

      o     Structuring leases in such a way as to minimize taxes to Sandalwood.

      The investment objectives of Sandalwood may not be changed without the approval of stockholders.

      You can read the sections of this prospectus under the captions "Business--Types of Lodging Investments," "Business--Description of Property Leases," "Investment Objectives" and "Investment Policies" for a more complete description of the manner in which the structure of our business will facilitate our ability to meet our investment objectives.

      The sheltering from tax of income from other sources is not an objective of Sandalwood. If Sandalwood is successful in achieving its investment and operating objectives, the stockholders (other than tax-exempt entities) are likely to recognize taxable income in each year. While there is no order of priority intended in the listing of Sandalwood's objectives, stockholders should realize that the ability of

Sandalwood to meet these objectives may be severely handicapped by any lack of diversification of Sandalwood's investments and the terms of the leases.

                                    BUSINESS

General

      Sandalwood REIT is a Maryland corporation that was incorporated on May 6, 2002. Sandalwood intends to invest in a diverse portfolio of Lodging Investments, both investments directly in full-service hotels, as well as debt and equity investments in companies that own full-service hotels.

Lodging Industry Overview

      Hotels are part of a unique class of real estate. Most other classes of real estate derive virtually all of their value from the appreciation in the underlying land and buildings, with only a small portion of the value derived from the day-to-day operation of the asset. This is primarily due to the longer-term nature of the tenant leases in other non-hotel classes of real estate. For example, in an office building or retail mall, the majority of tenants sign long-term leases. Consequently, cash flow from these real estate uses is less volatile, since daily operations are minimal and are directed towards servicing their long-term tenants as opposed to generating income.

      Hotel ownership, however, derives a significant amount of value from the on-going operation of the asset, since the "tenants" (i.e., hotel guests) change on almost a daily basis. Therefore, the hotel manager and hotel franchise affiliation must be chosen with utmost care, since a hotel room must be "re-rented" nearly every night. All operations are closely monitored to ensure the hotel's profitability.

Industry-Wide Trends in the Lodging Industry

      Smith Travel Research has reported that, prior to 2001, the hotel industry had been steadily improving its financial performance over the prior nine consecutive years. Also according to Smith Travel Research, in 2000 the industry reached its highest level of pre-tax profit in its history, at $26.4 billion. The following graph tracks annual industry profitability from 1991 through 2001.

                           US Hotel Industry Profits
                                   1991-2001

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL]


Profits
  ($
billions)            -2.8         0       2.4       5.5       8.5       12.5       17.0       20.9       22.1       26.4       16.7
---------------      ----      ----      ----      ----      ----       ----       ----       ----       ----       ----       ----
                     1991      1992      1993      1994      1995       1996       1997       1998       1999       2000       2001
                     ----      ----      ----      ----      ----       ----       ----       ----       ----       ----       ----


Source: Smith Travel Research, March 2002

      From 1998 to 2000, the lodging industry posted record profitability - both in absolute and percentage terms. However, due primarily to a significant drop in occupancy beginning in March 2001, and further accelerated by the events of September 11, 2001, a marked drop in industry-wide profitability occurred during 2001.

                        US Hotel Industry Profitability*
                        --------------------------------

                              Profit
                              ------
              Year         ($ billions)         Profit %
              ----         ------------         --------
              1998             $20.9             22.5%
              1999             $22.1             21.5%
              2000             $26.4             23.6%
              2001             $16.7             15.9%

*     Income before income taxes

Source:  Smith Travel Research, March 2002

      Based on published industry reports from PricewaterhouseCoopers, the decline in industry profits from 2000 to 2001 was the first such decline since 1991, the last year in which the industry showed negative profitability. Furthermore, according to PricewaterhouseCoopers, this reduced profitability is expected to continue in 2002. Profitability is not expected to exceed the 1996 level of 16.2% until 2003.

                   US Hotel Industry Projected Profitability*
                   ------------------------------------------

                                Profit
                                -------
               Year           ($ billions)         Profit %
               ----           ------------         --------
               2002              $17.0              15.5%
               2003              $21.4              18.5%

*    Income before income taxes

Source: PricewaterhouseCoopers, LLP, Hospitality Directions--U.S. Edition, February 2002

      Although some stabilization of average occupancy, average daily room rate ("ADR") and revenue per available room ("REVPAR") occurred towards the end of 2001, as the table below shows the effects of September 11, 2001 on the lodging industry have been substantial:

                     Actual and Projected          Actual and Projected         Actual and Projected
         Year            Avg. Occ. %                    ADR Growth                  REVPAR Growth
         ----            ------------                   ----------                  -------------
         2000                63.7%                          5.2%                         6.0%
         2001                60.1%                         -1.4%                        -6.9%
         2002                59.4%                          0.4%                        -1.1%
         2003                60.6%                          2.8%                         4.9%

Source: Smith Travel Research, March 2002 (for 2000, 2001) and
        PricewaterhouseCoopers, LLP, Hospitality Directions--U.S. Edition, February 2002 (for 2002, 2003)

      Even with the "recovery" forecast for late-2002 by PricewaterhouseCoopers, absolute REVPAR is not projected to recover to first quarter 2000 levels until the fourth quarter of 2003, with inflation-adjusted REVPAR levels in the fourth quarter of 2003 projected to be equivalent to early-1996 levels. Additionally, according to PricewaterhouseCoopers, in 2001 the REVPAR decline of 6.9% was the worst such decline since 1933.

Franchise-Affiliated Full-Service Hotel Trends

      Franchise-affiliated full-service hotels, which include restaurant food and beverage service and conference or meeting facilities (referred to under this heading as "full-service hotels"), comprised approximately 34% of total rooms supply and approximately 45% of total industry revenues as of December 31, 2001. The rather dramatic changes in the hotel industry during the last-half of 2001 and the beginning of 2002 were even more pronounced in the full-service segment of the hotel industry. As shown in the graph below, from 1992 through 2000, full-service hotels consistently experienced annual REVPAR growth, but this trend turned negative in 2001.

                  Annual REVPAR Change for Full-Service Hotels
                                   1992-2001

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR GRAPH IN THE PRINTED MATERIAL]


 Percentage
   Change        3.2      4.6     6.8      6.1      8.7      6.6     4.6      2.6      6.7     -9.7
--------------  ----     ----    ----     ----     ----     ----    ----     ----     ----     ----
                1992     1993    1994     1995     1996     1997    1998     1999     2000     2001
                ----     ----    ----     ----     ----     ----    ----     ----     ----     ----

Source: Smith Travel Research, March 2002

      As shown above, this nine-year growth trend started to change in 2001 and was significantly accelerated as a result of the events of September 11, 2001. The graph below shows the monthly year-over-year average occupancy, ADR and REVPAR percentage changes from January 2001 through February 2002 for full-service hotels.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL]

                Monthly Average Occupancy, ADR and REVPAR Chnges
                            for Full Service Hotels
                          January 2001 - February 2002


                                                                                                                   Avg.
                                                                                                                   Occ. %
              1.6   -2.4   -3.8    -6.4   -7.4    -6.1   -6.8   -5.5   -24.0  -15.4  -12.8    -9.2   -9.0   -6.6   Change
            -----  -----  -----   -----  -----   -----  -----  -----   -----  -----  -----   -----  -----  -----
Percentage                                                                                                         ADR %
  Change      5.7    5.2    3.2     2.4    1.8     0.3   -1.4   -2.3    -9.5   -8.5   -8.7    -8.0   -7.4   -4.3   Change
            -----  -----  -----   -----  -----   -----  -----  -----   -----  -----  -----   -----  -----  -----
                                                                                                                   REVPAR %
              7.4    2.5   -0.7    -4.1   -5.8    -5.8   -8.1   -7.6   -31.3  -22.7  -20.5   -16.5  -15.7  -10.5   Change
            -----  -----  -----   -----  -----   -----  -----  -----   -----  -----  -----   -----  -----  -----
            Jan01  Feb01  Mar01   Apr01  May01   Jun01  Jul01  Aug01   Sep01  Oct01  Nov01   Dec01  Jan02  Feb02
            -----  -----  -----   -----  -----   -----  -----  -----   -----  -----  -----   -----  -----  -----

Source: Smith Travel Research, March 2002

      As indicated by the table and graphs above, the "peaks and valleys" of full-service hotel ownership are more pronounced than with other lodging segments. This fact is further demonstrated by a comparison of the annual growth in REVPAR for all branded full-service hotels from 1992 through 2001 to the growth in US Gross Domestic Product ("GDP") for the same time period. Although the percentage change in GDP as compared to REVPAR over this time period was 3.09% versus 3.56%, as the following graph shows, REVPAR changes were significantly more volatile than GDP changes on an annual basis.

                      Annual Change in Full-Service Hotel
                                REVPAR v. US GDP
                                   1992-2001

  [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL]


             3.0   2.6    4.0   2.7    3.6   4.4   4.3    4.1   4.1   1.2  Pct. Change in GDP
            ----  ----   ----  ----   ----  ----  ----   ----  ----  ----
Percentage                                                                 Pct. Change in
  Change     3.2   4.6    6.8   6.1    8.7   6.6   4.6    2.6   6.7  -9.7  REVPAR
            ----  ----   ----  ----   ----  ----  ----   ----  ----  ----
            1992  1993   1994  1995   1996  1997  1998   1999  2000  2001
            ----  ----   ----  ----   ----  ----  ----   ----  ----  ----

Source of Lodging Statistics: Smith Travel Research, March 2002
Source of GDP Statistics:  US Department of Commerce

Our Investment Opportunity

      As a result of the current recessionary environment and the REVPAR trends noted above, coupled with the events of September 11, 2001, the hotel industry is experiencing its worst operating results in almost ten years. Previous periods during which annual REVPAR changes have been significantly less than annual changes in GDP have historically provided opportunities for investors to purchase full service-hotels at relatively attractive prices and yields. Sandalwood believes that we are in such a period right now and that this period will continue through the end of 2003 and, perhaps, beyond. Conversely, periods where annual REVPAR growth outstrips GDP growth provide opportunities to sell full-service hotels at attractive prices and yields.

      Both public and private capital markets, which as recently as 1999 had substantial new capital to invest in lodging, have almost completely withdrawn from the sector. The following table shows flows of public debt and equity capital into the lodging industry from 1982 through 2000.

                             Public Equity and Debt

  [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL]


                                                                                                                             Public
             118  192   51 108.8 458.3   236  2.0  5.1    0  289  103 564.1  949.6  2010.4  5055.7 4151.3 1252.5 690.5    0  Equity
  Public    ---- ---- ---- ----- -----  ---- ---- ---- ---- ---- ---- ----- ------  ------  ------ ------ ------ ----- ----
 Debt and                                                                                                                    Public
  Equity     175  175  135   100 921.5  2230 1235   24  150  800  900   535 480.50    2495    1417 2512.5   4820  1665  300  Debt
 Issued ($  ---- ---- ---- ----- -----  ---- ---- ---- ---- ---- ---- ----- ------  ------  ------ ------ ------ ----- ----
 millions)  1982 1983 1984  1985  1986  1987 1988 1989 1990 1991 1992  1993   1994    1995    1996   1997   1998  1999 2000
            ---- ---- ---- ----- -----  ---- ---- ---- ---- ---- ---- ----- ------  ------  ------ ------ ------ ----- ytd
                                                                                                                       ----

Source:  Bear, Stearns & Co., Inc.

      Sandalwood believes that this "capital vacuum" has created an opportunity for investors to achieve superior risk-adjusted returns relative to the most recent five-year period - one of Sandalwood's three primary investment strategies.

Types of Lodging Investments

      A full-service hotel is a hotel that has restaurant food and beverage service as well as conference or meeting facilities, and is included in the following categories as defined by Smith Travel Research:

o     Upper Upscale

o     Upscale

o     Midscale with Food and Beverage

      Sandalwood intends to invest the net offering proceeds primarily in high-quality properties of selected national and regional full-service hotel franchises or in properties where opportunities exist to re-brand such hotels. Sandalwood believes that attractive opportunities exist to acquire full-service hotels in urban, suburban, airport and resort locations. Sandalwood also may purchase stock and other equity interests in companies or other entities that own full-service hotels, where we believe such stock or other equity interests are undervalued. We may also invest in debt secured by hotels in the full-service segment of the hotel industry. The investments described in this paragraph may include equipment, and are collectively referred to throughout this prospectus as "Lodging Investments."

      Our Lodging Investments will generally fall into one of the following categories:

      Primary Investment Categories

      1. Existing chain-operated or franchised full-service hotels, with long-term management agreements and/or franchise agreements in place. We will look for Lodging Investments in this category that have experienced temporary downturns in operations from both the cyclical and September 11, 2001 impacts. These assets will otherwise be reasonably well-operated by either a national hotel franchise operator, or a well-qualified independent operator, and be affiliated with a nationally recognized hotel franchise.

      2. Existing full-service hotels with long-term franchise agreements, but management that can be replaced with an approved operator. We plan to partner with operators who have successful track records and are interested in growing their management business. These operators may provide financial incentives for us to hire them, but will have strong financial incentives to improve revenues and operating margins at these hotels.

      3. Independently-operated full-service hotels, where we believe a change in brand or management will substantively improve both revenues and operating profit. These operators may also provide financial incentives for us to hire them, but will have strong financial incentives to improve revenues and operating margins at these hotels.

      Secondary Investment Categories

      1. Stock in publicly-traded lodging companies, where we believe the underlying net asset value of the company exceeds the public equity value of the company.

      2. Mortgage debt secured by full-service hotels. The debt will be either:

                 o Performing, but, based upon our analysis of the underlying credit, provides a yield commensurate with its risk; or

                 o Non-performing, but purchased at a discount to par or our estimate of the value of the underlying security.

            When debt is purchased at a discount, we will look either to be repaid at par by the owner or to foreclose on the hotel at an attractive price. In the case of foreclosure, we will look to bring in either new management or a different hotel franchise, or both, to improve the operations of the hotel.

      3. Debt of publicly-traded lodging companies, where we believe the public debt markets have undervalued the debt of the company. We will make such an investment primarily based upon our analysis of the relative health of the company and based upon historical yields for debt of the company. Parameters for this type of investment will generally be:

                 o     A stated maturity of less than five years;

                 o A yield-to-maturity which represents an attractive spread (relative to historical norms) over comparable maturities of US Treasury securities; and

                 o Historical rating of (or greater than) BB (or the equivalent thereof) by Standard and Poor's, Moody's, Fitch, or Duff & Phelps.

      We will allocate net offering proceeds to each of these categories as we determine, but in all cases we will do so with our overall investment objectives as the primary focus. Each Lodging Investment will be submitted to the Board of Directors for approval.

      We believe we can purchase Lodging Investments in the current economic environment at discounts to the estimated replacement cost of the underlying assets and at lower multiples of EBITDA (earnings before interest, taxes, depreciation and amortization) for those assets relative to recent historical ranges. Although there can be no assurances that actual market and other conditions will not affect our ability to make purchases as described above, assuming we are able to purchase interests in full-service hotels at these levels, we believe un-leveraged yields after asset management fees will start at approximately 8%. Based upon revenue and profitability increases that are expected industry-wide in 2003-2004, we would anticipate these yields to increase. Additionally, assuming we can create positive leverage (i.e., interest rates on borrowings lower than the un-leveraged returns we receive), we expect to place financing on these assets. This should further enhance the returns on these investments. However, even if we are able to acquire full-service hotels at these levels, later economic conditions beyond our control may have an impact on profitability and the returns on our investments.

Description of Properties

      As of the date of this prospectus, Sandalwood has not purchased or identified any Lodging Investments. When we do, however, we intend to acquire Lodging Investments under terms similar to those described in this prospectus. The terms and conditions of any purchase by Sandalwood with regard to any Lodging Investment may vary from those described below.

      Sandalwood will invest in properties to be leased on a long-term (generally, 5 to 10 years, plus renewal options), "triple-net" basis. "Triple-net" means that the tenant generally will be responsible for repairs, maintenance, property taxes, utilities and insurance. The properties may consist of land and building, the land underlying the building with the building owned by the tenant or a third-party, or the building only with the land owned by a third-party. A tenant generally will be required by the lease agreement to make such capital expenditures as may be reasonably necessary to refurbish buildings, premises, signs and equipment, so as to comply with the tenant's obligations under the franchise agreement to reflect the current commercial image of its hotel franchise. In addition to the lease payment, the terms of the lease will obligate the tenant to establish a capital replacement reserve to be funded annually up to a pre-determined amount. Generally, money in the replacement reserve fund may be used by the tenant to pay for replacement of furniture, fixtures and equipment. Sandalwood may be responsible for capital expenditures in excess of the capital replacement reserve fund. The tenant generally will be responsible for replenishing the reserve fund and for paying a specified return on the amount of any capital expenditures paid for by Sandalwood in excess of amounts in the reserve fund. While these capital expenditures generally will be paid by the tenant during the term of the lease, under some circumstances, Sandalwood may be responsible for capital expenditures or repairs. The management agreement relating to Lodging Investments leased to subsidiaries of Sandalwood may require the manager to establish and maintain this reserve fund and make these capital expenditures from the net cash flow of the hotel operations.

      For properties acquired, Sandalwood will either (i) lease them directly to operators or (ii) lease them to a subsidiary of Sandalwood which will contract with third-party operators of hotels to manage the properties. Leases directly to subsidiaries would permit Sandalwood to take advantage of changes in the Internal Revenue Code relating to REITs enacted in the Work Incentives Improvement Act of 1999. Under this law, which became effective January 1, 2001, Sandalwood would be permitted to lease its properties to a subsidiary, provided that the subsidiary lessee engages a third-party management company to manage the hotels and makes a joint election with Sandalwood to be treated as a "taxable REIT subsidiary." If this election is made, rents received from the subsidiary will not be disqualified from being treated as "rents from real property" under the Code. See "Federal Income Tax Considerations--Taxation of Sandalwood."

      Properties purchased by Sandalwood are expected to be leased under arrangements generally requiring base annual rent equal to a specified percentage of Sandalwood's cost of purchasing a particular property, with percentage rent based on gross sales above specified levels and/or automatic rent increases. See "Business--Description of Property Leases--Computation of Lease Payments" below.

Acquisition of Lodging Investments

      As of the date of this prospectus, Sandalwood has not acquired, nor does it have any commitments to acquire, any Lodging Investments. However, we have undertaken to supplement this prospectus during the offering period to disclose any potential use of offering proceeds to make specific Lodging Investments. This would generally occur at such time as we believe that a reasonable probability exists that we will make any such investment, specifically as of the date on which (1) a binding commitment letter is executed by a proposed tenant,
(2) a satisfactory site inspection has been completed, and/or (3) a nonrefundable deposit has been paid to the seller. However, the initial disclosure of any proposed investment cannot be relied upon as an assurance that Sandalwood ultimately will consummate such proposed investment or that the information provided concerning the proposed investment will not change between the date of such supplement and the actual purchase. The terms of any borrowing by Sandalwood will also be disclosed by a supplement following receipt by Sandalwood of an acceptable commitment letter from a potential lender.

      Regardless of the type of Lodging Investments to be purchased, Sandalwood's approach to evaluating all Lodging Investments will be the same - Sandalwood and the Advisor will value and underwrite the quality of the underlying real estate and/or the credit worthiness of companies issuing debt and equity to be purchased. However, the predominant focus will be on the underlying real estate. To that end, Sandalwood will make Lodging Investments based principally on an examination and evaluation by the Advisor of the potential value of the site, the financial condition and business history of the proposed tenant, manager or borrower, the demographics of the area in which the property is located, the proposed purchase price, the proposed lease and management agreement terms, geographic and market diversification, and projected financial results for the property. In each property acquisition, it is anticipated that the Advisor will negotiate the lease agreement with the tenant and, if the property is to be leased to a subsidiary, the management agreement with the manager. Hotel properties purchased by Sandalwood will be insured by appropriate title insurance policies and/or abstract opinions consistent with normal practices in the jurisdictions in which the Lodging Investments are located.

      The recommendation of a hotel franchise affiliation for a particular Lodging Investment will be based on a consideration of the operations of hotels in the hotel franchises, the number of hotels in the chain, and the relative competitive position of the hotel franchise among the same type of hotels offering similar types of products, name recognition, and market penetration. In making investments recommendations, the Advisor will consider relevant real property and financial factors, including the condition, use and location of the property, income-producing capacity, the prospects for long-term appreciation, the relative success of the hotel franchise in the geographic area in which the property is located, and the management capability and financial condition of the tenant or manager. In selecting tenants and managers, the Advisor will consider the prior experience of the tenant or manager, the net worth of the tenant or manager, past operating results of other hotels operated by the tenant or manager, and the tenant's or manager's prior experience in managing hotels within a particular hotel franchise.

Description of Property Leases

      As of the date of this prospectus, Sandalwood has not purchased or identified any Lodging Investments. As a result, we have not yet entered into any property leases. When we do, however, we intend to negotiate lease terms similar to those described in this prospectus. The terms and conditions of any lease entered into by Sandalwood with regard to a property may vary from those described below.

      General. For Lodging Investments leased to subsidiaries of Sandalwood, leases will generally provide that the tenant may perform certain requirements itself, such as payment for repairs, maintenance, taxes and insurance, or may cause the manager of the property to perform such requirements. The leases are expected to be "triple-net" leases, which means that the tenants generally will be required to pay for all repairs, maintenance, property taxes, utilities and insurance. The tenants also will be required to pay for special assessments, sales and use taxes, and the cost of any renovations permitted under the leases. Sandalwood, or a subsidiary, will be the landlord under each lease except in certain circumstances in which it may be a party to a joint venture which will own the property. In those cases, the joint venture, rather than Sandalwood, will be the landlord, and all references in this section to Sandalwood as landlord should be read accordingly.

      Term of Leases. Lodging Investments leased to third parties will generally be leased for an initial term of 5 to 10 years with renewal options, but may provide for termination by Sandalwood upon a sale of the property. Lodging Investments leased to subsidiaries may be leased for a shorter term. Upon termination of the lease, the tenant will surrender possession of the property to Sandalwood, together with any improvements made to the property during the term of the lease, except that for Lodging Investments in which Sandalwood owns only the building and not the underlying land, the owner of the land may assume ownership of the building.

      Computation of Lease Payments. During the initial term of a lease, the tenant will pay Sandalwood, as landlord, minimum annual rent. In addition to minimum annual rent, the tenant will generally pay Sandalwood percentage rent and/or automatic increases in the minimum annual rent at predetermined intervals during the term of the lease. Percentage rent is generally computed as a percentage of the gross sales above a specified level at a particular property. In the case of Lodging Investments in which Sandalwood owns only the building, Sandalwood will structure its leases to recover its investment in the building by the expiration of the lease.

      Assignment and Sublease. In general, tenants will not be able to assign or sublease a property without Sandalwood's prior written consent and only to the extent consistent with Sandalwood's objective of qualifying as a REIT.

      Alterations to Premises. A tenant generally will have the right, without the prior written consent of Sandalwood and at the tenant's own expense, to make certain limited improvements, alterations or modifications to the property. Under certain leases, the tenant, at its own expense, may make certain immaterial structural improvements without the prior consent of Sandalwood. Certain leases may require the tenant to post a payment and performance bond for any structural alterations with a cost in excess of a specified amount.

      Territorial Non-Compete. Certain leases may provide that the tenant will not be permitted to own or operate, directly or indirectly, another property of the same or similar type as the leased property that is or will be located within a specified distance of the leased property.

      Insurance, Taxes, Maintenance and Repairs. Tenants will be required, under the terms of the leases, to maintain, for the benefit of Sandalwood and the tenant, insurance that is commercially reasonable given the size, location and nature of the property. Tenants, other than those tenants with a substantial net worth, generally also will be required to obtain "rental value" or "business interruption" insurance to cover losses due to the occurrence of an insured event for a specified period. In general, no lease will be entered into unless the insurance required by the lease adequately insures the property.

      Tenants will be required to maintain properties in good order and repair any damage to the property, except damage occurring toward the end of the lease term, which renders the property unsuitable for occupancy. In such case the tenant will have the right instead to pay the insurance proceeds to Sandalwood and terminate the lease. The nature of the obligations of tenants for maintenance and repairs of the property will vary depending upon individual lease negotiations. In some instances, Sandalwood may be obligated to make repairs and fund capital improvements. In these instances, the lease will adjust the lease payments so that the economic terms would be the same as if the tenant were responsible to make repairs and fund capital improvements.

      Events of Default. We expect the leases generally will provide that, subject to certain cure periods, the following events, among others, may constitute defaults under the leases, unless waived by Sandalwood: (1) the insolvency or bankruptcy of the tenant; (2) the failure of the tenant to make timely payment of rents or other charges due and payable under the lease, if such failure continues for a specified period of time after notice from Sandalwood of such failure; (3) the failure of the tenant to comply with any of its other obligations under the lease if such failure continues for a specified period of time; (4) a default under, or termination of, the franchise or management agreement between the tenant and its franchisor or manager; and (5) in cases where Sandalwood has entered into other leases with the same tenant, a default under any other such lease.

      Upon default by the tenant, Sandalwood generally will have the right under the lease and under most state laws to evict the tenant, re-lease the property to others, and hold the tenant responsible for any deficiency in the minimum lease payments. Similarly, if Sandalwood determined not to re-lease the property, it could sell the property. In the event that a lease requires the tenant to make a security deposit, Sandalwood will have the right under the lease to apply the security deposit, upon default by the tenant, towards any payments due from the defaulting tenant. In general, the tenant will remain liable for all amounts due under the lease to the extent not paid from a security deposit or by a new tenant.

      In the event that a tenant defaults under a lease with Sandalwood, Sandalwood will attempt to locate a replacement tenant acceptable to the hotel franchise. Sandalwood REIT will have no obligation to operate the hotels.

Description of Management Agreements

      As of the date of this prospectus, Sandalwood has not purchased or identified any Lodging Investments. As a result, we have not yet entered into any management agreements. When we do, however, we intend to negotiate agreement terms similar to those described in this prospectus. The terms of any management agreement entered into by Sandalwood or a subsidiary of Sandalwood with regard to a property are subject to negotiation with the manager and may vary from those described below.

      For a Lodging Investment leased to a subsidiary, the subsidiary lessee will enter into a management agreement with an unaffiliated third-party manager. Under the typical management agreement, the manager will have exclusive responsibility for the operation of the property and will be obligated to do so in conformity with the policies of a hotel franchise.

      The initial term of the management agreement typically will be between 5 and 10 years, with renewal options. Under the management agreement, the manager will receive a base management fee expressed as a percentage of gross revenues for each fiscal year and an incentive management fee expressed as a percentage of operating profit above a specified level for each fiscal year.

      The manager, on behalf of the tenant, will be responsible for payment of real estate and property taxes, repairs and maintenance, utilities and insurance. The manager is obligated to maintain the property in good repair and condition and to make or cause to be made any routine maintenance, repairs and minor alterations as it determines to be necessary. The manager will also pay for any routine renovations permitted under the management agreement and establish reserves to fund such renovations and replenishments to furniture, fixtures and equipment. The manager may, with prior written approval of the tenant, make more extensive improvements to the property. All such amounts will be payable only from the revenues of the hotel.

      Under certain agreements, the tenant may have the right at specified times to terminate the management agreement if certain financial and other objectives relating to the property are not attained. Upon termination, the manager will vacate and surrender the property to the tenant. Certain management agreements may also prohibit the manager or its affiliates from opening another hotel of the same or similar type as the leased property within a specified distance of the property.

      The management agreements generally will provide that the following events, among others, may constitute a default under the management agreement:
(i) the insolvency or bankruptcy of either party; (ii) the failure of either party to make payments required under the management agreement in a timely manner, if such failure continues for a specified time after written notice specifying such failure is received by the defaulting party; (iii) the failure of either party to comply with any of its other obligations under the management agreement if such failure continues for a specified time after notice specifying such failure is received by the defaulting party; and (iv) the failure of either party to maintain insurance as provided for in the management agreement if the party in default fails to cure the default within a specified time after notice specifying such failure is received by the defaulting party. Upon an event of default, if the default has a material adverse impact upon the party that is not in default, such party generally will have the right to terminate the management agreement and, in certain cases, to sue the defaulting party for damages.

      In typical management agreements, the manager will not be able to assign its interest in the management agreement, other than to an affiliate, without the prior written consent of the tenant. In addition, certain agreements may restrict the ability of the owner of the property to assign the management agreement to a competitor of the manager's hotel franchise or to a person that does not meet specified financial or other criteria.

Borrowing

      Sandalwood may borrow funds to acquire Lodging Investments and to pay certain related fees. Management believes that borrowings will benefit Sandalwood by allowing it to take advantage of its ability to borrow at favorable interest rates and to increase the diversification of its portfolio by allowing it to acquire more Lodging Investments than would be possible using only offering proceeds. Sandalwood may also borrow funds for the purpose of preserving its status as a REIT and for other corporate purposes.

      Sandalwood likely will encumber Lodging Investments in connection with such borrowings through revolving lines of credit and/or long-term financing in an aggregate amount up to 50% of the total asset value of our portfolio at the time the borrowing is made, unless a higher amount is deemed appropriate by the Board of Directors. Any subordinated asset management fees, although considered loans from the Advisor to Sandalwood, will not be considered debt for purposes of calculating the 50% borrowing limit of Sandalwood. Borrowings may be repaid with cash flow, offering proceeds, proceeds from the sale of assets, working capital or other financings.

Sale of Lodging Investments

      Sandalwood will professionally and actively asset manage its Lodging Investments to maximize cash flow. In deciding the precise timing and terms of Lodging Investment sales, the Advisor will consider factors such as national and local market conditions, potential capital appreciation, cash flows and federal income tax considerations. Sandalwood intends to use the proceeds from Lodging Investment sales to: (1) reinvest in additional Lodging Investments, (2) make distributions necessary to preserve Sandalwood's status as a REIT; (3) repay existing indebtedness; (4) make general corporate expenditures; and (5) pay fees owed to the Advisor.

      Within six years from the initial closing, Sandalwood intends to provide stockholders with liquidity for their shares through a listing (although liquidity cannot be assured thereby), or, at the discretion of the Board of Directors, by commencing the orderly sale of Sandalwood's Assets. If listing does not occur within such six year period, at the discretion of the Board of Directors, Sandalwood thereafter may undertake the orderly liquidation and sale of its assets and distribute any net sales proceeds to stockholders.

Franchise Regulation

      Many states regulate the franchise or license relationship between a tenant/franchisee or manager/franchisee and a franchisor. Sandalwood is not an affiliate of any franchisor, and is not currently aware of any states in which the relationship between Sandalwood as landlord and the tenant or manager will be subjected to those regulations, but it will comply with such regulations in the future, if so required. Hotel chains which franchise their operations are subject to regulation by the Federal Trade Commission.

Competition

      The hotel industry is characterized by intense competition. Operators of Sandalwood hotels will compete with independently owned hotels, hotels which are part of local or regional chains, and hotels in other well-known national chains, including those offering different types of accommodations.

      Sandalwood will be in competition with other persons and entities both to locate suitable Lodging Investments and to locate purchasers for its Lodging Investments. Sandalwood also will compete with other financing sources such as banks, mortgage lenders and sale/leaseback companies for suitable Lodging Investments and tenants.

                                   MANAGEMENT

General

      Sandalwood will operate under the direction of the Board of Directors, the members of which are accountable to Sandalwood as fiduciaries. As required by applicable regulations, a majority of the Directors have reviewed and ratified the Articles of Incorporation and have adopted the Bylaws.

      Sandalwood currently has three directors; it may have no fewer than three directors and no more than 15. Sandalwood has a staggered Board of Directors divided into three classes (Class A, Class B and Class C). Each class of directors will serve for a three year term. The term of the initial Class A directors shall end at the 2004 annual meeting of stockholders; the term of the initial Class B directors shall end at the 2005 annual meeting of stockholders; and the term of the initial Class C directors shall end at the 2006 annual meeting of stockholders. One class of directors will be elected annually. Each director will hold office until the next annual meeting of stockholders when his or her Class term expires or until his successor has been duly elected and qualified. There is no limit on the number of times that a director may be elected to office. Although the number of directors may be increased or decreased as discussed above, a decrease shall not have the effect of shortening the term of any incumbent Director.

      Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the shares outstanding and entitled to vote at a meeting called for this purpose. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a director shall be removed.

Fiduciary Responsibility of the Board of Directors

      The Board of Directors will be responsible for the management and control of the affairs of Sandalwood; however, the Board of Directors will retain the Advisor to manage Sandalwood's day-to-day affairs and the acquisition, asset management, financing and disposition of investments, subject to the supervision of the Board of Directors.

      The directors are not required to devote all of their time to Sandalwood and are only required to devote such of their time to the affairs of Sandalwood as their duties require. The Board of Directors will meet quarterly in person or by telephone, or more frequently if necessary. It is not expected that the Directors will be required to devote a substantial portion of their time to discharge their duties as directors. Consequently, in the exercise of their fiduciary responsibilities, the directors will rely heavily on the Advisor. In this regard, the Advisor, in addition to the directors, will have a fiduciary duty to Sandalwood.

      Unless modified by the directors, Sandalwood and its directors will follow the guidelines and objectives on investments set forth in this prospectus.

      To the extent required for a listing, Sandalwood will have independent directors and, if so, the Independent Directors (following a listing) will be responsible for reviewing the fees and expenses of Sandalwood at least annually or with sufficient frequency to determine that the total fees and expenses of Sandalwood are reasonable in light of Sandalwood's investment performance, Net Assets, Net Income, and the fees and expenses of other comparable unaffiliated real estate investment trusts. For purposes of this determination, Net Assets are Sandalwood's total assets (other than intangibles), calculated at cost before deducting depreciation or other non-cash reserves, less total liabilities, and computed at least quarterly on a basis consistently applied. Such determination will be reflected in the minutes of the meetings of the Board of Directors. In addition, a majority of the Independent Directors (following a listing) and a majority of directors not otherwise interested in the transaction must approve each transaction with the Advisor or its affiliates. The Board of Directors also will be responsible for reviewing and evaluating the performance of the Advisor before renewing the Advisory Agreement. The Board of Directors shall determine that any successor Advisor possesses sufficient qualifications to (i) perform the advisory function for Sandalwood and (ii) justify the compensation provided for in its contract with Sandalwood.

      The liability of the officers and directors while serving in such capacity is limited in accordance with the Articles of Incorporation and applicable law. See "Summary of the Articles of Incorporation and Bylaws--Limitation of Liability and Indemnification."

Directors and Executive Officers

      The Directors and executive officers of Sandalwood are listed below:

      Name                   Age           Position with Sandalwood
      ----                   ---           ------------------------
Bryan E. Gordon              40     Chairman of the Board, Managing Director
Douglas H.S. Greene          41     Vice Chairman of the Board, Managing Director, Chief Investment Officer
Barbara A. O'Hare            40     and Treasurer
Christopher G. Townsend      55     President and Chief Operating Officer
                                    Secretary

      Bryan E. Gordon is the Chairman and a Managing Director of Sandalwood REIT and the Advisor. Mr. Gordon also serves as the Chairman, Managing Director and Chief Investment Risk Officer of MCM. Mr. Gordon has 19 years of experience in investment management, investment banking and management consulting, emphasizing the areas of real estate and other asset-based finance. Prior to co-founding MCM in 1996, he specialized in equity and debt financings, mergers and acquisitions, roll-up and formation transactions, and restructurings for REIT's, corporations, joint ventures and partnerships. Mr. Gordon represented numerous lodging companies, including Marriott Corporation, Hotel Investors Trust, Red Lion Inns, LaQuinta and Prime Motor Inns. Mr. Gordon's experience includes seven years in the Investment Banking division at Smith Barney, Inc. (New York); two years in the Investment Banking division at Bear, Stearns & Co., Inc. (New York); one year in the Real Estate and Partnership Finance Group at E. F. Hutton & Company, Inc. (New York); and three years in the Risk Management consulting practice at Tillinghast/Towers Perrin Foster & Crosby (Darien, CT). Mr. Gordon is a regular speaker at European hedge fund and private equity conferences on the topic of distressed investing. Mr. Gordon earned an MBA degree from Columbia University's Graduate School of Business and a BSE degree, cum laude, from the Wharton School of the University of Pennsylvania.

      Douglas H. S. Greene is the Vice Chairman, a Managing Director, Chief Investment Officer and Treasurer of Sandalwood REIT and the Advisor. Mr. Greene is also the Managing Member of Haberhill LLC, the parent of Haberhill Lodging Ventures LLC. Haberhill was formed in September 2000 to invest in and provide advisory services to the lodging and hospitality industry. Some of Haberhill's clients and transactions include: Shaner Hotel Group, specifically advice regarding the purchase of the Pittsburgh City Center Marriott hotel; a joint venture arrangement with MCM to purchase partnership interests in two partnerships which own 38 Residence Inn by Marriott hotels; and a consulting agreement with KOA Investors LLC to purchase and redevelop the 530-room Kona Surf Resort on the island of Hawaii. Prior to forming Haberhill, Mr. Greene spent 18 years with Marriott Corporation and Host Marriott Corporation. As a Senior Vice President with Host Marriott from 1993 to 2000, he initiated and was responsible for management of Host Marriott's Asian hotel joint venture and completed 18 full-service hotel acquisitions with an aggregate transaction value in excess of $1 billion. To facilitate these acquisitions, Mr. Greene utilized debt financed purchases and foreclosures, negotiated prepackaged bankruptcies and partnership rollups. Mr. Greene also served as one of four members on Host Marriott's Partnership Executive Committee, responsible for asset management functions for approximately 250 hotels, and refinanced over $1 billion of mortgage debt, including one of the larger hotel mortgage securitizations in history. Prior to 1993, he was a Vice President with Marriott Corporation, where he bought, sold and/or financed, on behalf of the company, 70 hotels and other assets with a transaction value of approximately $2 billion using a variety of capital sources and structures. Prior to 1985, Mr. Greene served as an analyst in Marriott's hotel development planning group. Over the past six years, Mr. Greene has been a regular speaker at hotel and mortgage-backed securities conferences. Mr. Greene earned a BS degree from Cornell University's School of Hotel Administration.

      Barbara A. O'Hare is the President and Chief Operating Officer of Sandalwood REIT and the Advisor. Ms. O'Hare also serves as the Chief Operating Officer and a Partner of MCM. Ms. O'Hare's 15-year background in business management has emphasized the areas of new product development, strategic marketing, global branding, investor relations, total quality management, sales management and corporate strategy formation. Prior to joining MCM in September 2000, Ms. O'Hare's experience included two years as Vice President of Marketing at MessageMedia, an online communications company, leading the firm's marketing and advertising efforts, strategic alliance development, public relations and investor relations; two years as National Director of Marketing for Tokheim Corporation, an ISO 9000 registered manufacturer of retail gasoline distribution systems, responsible for building technology partnerships, auditing the firm's total quality management programs, domestic software marketing and sales channel programs; two years as Director of Marketing (Colorado) at Grant Thornton LLP, the fifth largest international accounting firm, managing the firm's new business development programs; and seven years at Safeguard Business Systems, Inc., a manufacturer of accounting software and business forms, as Western Region General Manager. At Safeguard, Ms. O'Hare managed a network of over 30 independent distributors, achieving the highest sales growth territory domestically (1990-1994) through actively managing distributor operations. In addition, Ms. O'Hare spent five years in sales and sales management with Pitney Bowes, Inc. and Northwestern Mutual Life. Ms. O'Hare holds a BS degree in Communication from Southern Oregon University and an MBA degree from Columbus University.

      Christopher G. Townsend is the Secretary of Sandalwood REIT and a partner at Patton Boggs LLP. Mr. Townsend joined the law department of Marriott Corporation (now Host Marriott Corporation) in 1982 as a senior attorney. In 1986 he was made Assistant General Counsel; in 1993 he was made Deputy General Counsel; and in 1996, he was elected General Counsel, a position in which he served until 2001. Host Marriott is a REIT and one of the premier hospitality real estate companies in the world. While at Host Marriott, Mr. Townsend specialized in acquisition and financing lodging real estate throughout the world. Since joining Patton Boggs in 2001, Mr. Townsend's practice has been in real estate and corporate law.

The Advisor

      The Advisor is a Delaware limited liability company organized in April 2002 to provide management, advisory and administrative services. Sandalwood REIT has entered into the Advisory Agreement with the Advisor and Sandalwood REIT and the Advisor have entered into the Operating Agreement. Under both agreements, the Advisor has fiduciary obligations to Sandalwood, certain of its affiliates and to the stockholders.

         The directors and executive officers of the Advisor are as follows:

Name                                     Age     Position with the Advisor
----                                     ---     -------------------------
Bryan E. Gordon.....................     40      Chairman of the Board and Managing Director
Douglas H.S. Greene.................     41      Vice Chairman of the Board,  Managing  Director,  Chief  Investment
Barbara A. O'Hare...................     40      Officer and Treasurer
Jonathan N. Baum....................     48      President and Chief Operating Officer
John Gordon.........................     39      General Counsel
Adam W. Fenster.....................     31      Senior Vice President - Finance & Accounting
Ward T. Dietrich....................     32      Corporate Controller and Secretary
Sara Michel.........................     25      Vice President - Corporate Development
      Director - Investor Relations

      Jonathan N. Baum is the General Counsel of the Advisor. Mr. Baum also serves as the Chief Legal Officer and a Partner of MCM. Prior to joining MCM in February 2000, Mr. Baum had more than 20 years of experience as a lawyer and investment banker, with an emphasis on real estate and other asset-based finance, venture capital and bankruptcy. Immediately prior to joining MCM, Mr. Baum founded a law practice focused exclusively on securities, finance and venture capital. Previously, Mr. Baum served as a Senior Counsel of Integrated Resources, Inc. after it filed for bankruptcy protection. He served for four years in the Real Estate and Partnership Finance Group at E. F. Hutton & Company, Inc. and its successor, Shearson Lehman Brothers, as Senior Vice President concentrating on asset-based finance. Prior to E. F. Hutton, Mr. Baum practiced as a securities and finance lawyer in the New York office of the Palo Alto, California firm of Fenwick & West. He earned a JD degree from The New York University School of Law, a bachelor's degree, magna cum laude, from Tufts University and a Certificat d'Etudes Politiques from L'Institut d'Etudes Politiques (Science Po), Paris.

      John Gordon, CPA is Senior Vice President - Finance and Accounting of the Advisor. Mr. Gordon also serves as Senior Vice President - Finance and Accounting of MCM. Mr. Gordon's 17-year background includes five years with the international accounting firm of KPMG LLP, where his assignments included serving as the auditor-in-charge for Richfield Hospitality Services, Inc., a hotel investment and management company, and AIRCOA Hotel Partners, a publicly traded limited partnership formed to acquire, own and operate hotel properties. While at KPMG, Mr. Gordon provided audit and consulting services for various other hotel investment and management companies. Mr. Gordon's background also includes service as the Chief Financial Officer for seven public income-oriented limited partnerships managed by Capital Associates, the Corporate Controller for Capital Associates International, an equipment leasing company, the Corporate Controller of Encore Media Corporation, and Controller of Westcliffe Publishers. Mr. Gordon earned a bachelor's degree in Accounting from Metropolitan State College, Colorado and attended MBA courses at the University of Colorado at Denver. Mr. Gordon is a member of the American Institute of Certified Public Accountants and the Colorado Society of CPAs. Mr. Gordon is no relation to Bryan
E. Gordon.

      Adam W. Fenster, CPA is Corporate Controller and Secretary of the Advisor. Mr. Fenster also serves as the Director of Corporate Accounting of MCM. Prior to joining MCM in December 2000, Mr. Fenster's 10-year background in accounting and finance included four years at the international accounting firm of KPMG LLP, where he provided auditing and consulting services for various public and private real estate and hospitality clients. After KPMG, Mr. Fenster worked at Richfield Hospitality Services, Inc., a hotel investment and management company, for four years, most recently as Corporate Controller. His responsibilities at Richfield included oversight of the accounting and finance operations, SEC-reporting for a public partnership and active participation in various due diligence, acquisition and mortgage refinancing projects. Mr. Fenster also served as Senior Director for Operations Finance at Einstein/Noah Bagel Corp., a restaurant chain with over 400 company-owned stores. Mr. Fenster earned a BSBA degree in Accounting from the University of Arizona. Mr. Fenster is a member of the American Institute of Certified Public Accountants and the Colorado Society of CPAs.

      Ward T. Dietrich is Vice President - Corporate Development of the Advisor. Mr. Dietrich also serves as Vice President - Corporate Development of MCM. Since joining MCM in March 1997, Mr. Dietrich's responsibilities have included asset managing the firm's investment funds, identifying acquisition and disposition targets, developing and maintaining investment performance metrics, managing investor reporting, new product development, and fund legal/tax/regulatory project management. Prior to joining MCM, Mr. Dietrich was the Marketing Manager for Euromoney PLC's financial training programs. Mr. Dietrich earned an MBA from New York University, Stern School of Business, in finance and marketing and a BPS in construction management from Pratt Institute.

      Sara Michel is Director-Investor Relations of the Advisor. Ms. Michel also serves as Capital Development Associate for MCM. Prior to joining MCM in November 2001, Ms. Michel served as the Director of Investor Relations for Firepond, Inc., where she oversaw all investor relations activities. While at Firepond, Ms. Michel was also a member of the strategic planning team and was responsible for identifying potential acquisition targets and conducting in-depth corporate and financial due diligence. Prior to Firepond, Ms. Michel was an investment banking analyst for Montgomery Securities and Robertson Stephens. As an investment banking analyst, Ms. Michel executed over 15 public and private equity offerings and mergers and acquisitions for technology companies. Ms. Michel is Series 7 certified. Ms. Michel is currently preparing for her Series 63 and 24 licenses and earned a BA degree in Economics with a minor in Critical Thinking, Writing and Analysis from Trinity College in Hartford.

      Certain of the directors, officers, and employees of Sandalwood and the Advisor are affiliated with MCM. In addition, MCM may provide certain corporate administrative services to the Advisor and Sandalwood on a cost-sharing basis. MCM is a New York-based investment management firm focused on distressed/special situations investing. Founded in 1996, MCM has invested over $150 million and currently has over $125 million of assets under management for institutional and high net worth investors, including a number of NYSE-listed REITs, investment banks and private equity and hedge fund firms.

      MCM focuses exclusively on aggregating fractionalized, illiquid financial assets (e.g., bonds, bankruptcy trade claims, lease contracts, bank debt and partnership interests) in under-performing and insolvent companies, primarily within the real estate, cable/media, leased equipment, health care and oil and gas sectors. MCM does not, however, make direct investments in such assets or operate such companies. MCM has made investments in over 600 companies. Approximately 60% of the acquisition cost of its investments have been in companies in the aggregate owning over 1,300 commercial real estate properties in a variety of sectors, including lodging, multi-family apartments, office, shopping centers, warehouse / industrial, self-storage and undeveloped land.

      MCM's total return-oriented investment approach and proven risk management model has delivered a six-year average annual cash distribution to investors of approximately 23%, with consistent preservation of invested capital and relatively low volatility. Investors in Sandalwood should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior MCM programs. The prior MCM programs had investment policies and objectives different than Sandalwood. Investors who purchase shares in Sandalwood will not thereby acquire any ownership interest in any prior MCM programs. In addition, MCM will not act as an advisor to Sandalwood.

      Any transaction by which Sandalwood would become self-advised would be submitted to the stockholders for approval.

      Neither the Advisor nor its affiliates currently owns any stock in Sandalwood. Should the Advisor or its affiliates purchase any shares in the future, they may not sell these shares while the Advisory Agreement is in effect without the approval of the Board of Directors, although the Advisor may transfer such shares to affiliates. Neither the Advisor, a Director, nor any affiliate may vote or consent on matters submitted to the stockholders regarding removal of the Advisor, Directors, or any of their affiliates, or any transaction between Sandalwood and any of them not already permitted by the Advisory Agreement. In determining the requisite percentage in interest of shares of common stock necessary to approve a matter on which the Advisor, Directors, and any affiliate may not vote or consent, any shares of common stock owned by any of them will not be included.

Committees of the Board of Directors

      Sandalwood has a standing Audit Committee, the members of which are selected by the full Board of Directors each year. The Audit Committee makes recommendations to the Board of Directors in accordance with those of the independent accountants of Sandalwood. However, the full Board of Directors shall review with such accounting firm the scope of the audit and the results of the audit upon its completion.

      At such time as necessary, Sandalwood will form other committees, the members of which will be selected by the full Board of Directors each year.

Compensation of Directors and Officers

      Any director or officer associated with the Advisor will not receive any compensation related to the performance of his or her duties as a director or officer of Sandalwood. Messrs. Gordon and Greene and Ms. O'Hare will not directly receive any compensation related to their performance as directors and executive officers of Sandalwood.

Management Compensation

      For a description of the types, recipients, methods of computation, and estimated amounts of all compensation, fees, and distributions to be paid directly or indirectly by Sandalwood to the Advisor, managing dealer, and their affiliates, see "Management Compensation."

                          PRIOR PERFORMANCE INFORMATION

      The information presented in this section represents the historical experience of certain real estate and other programs organized by certain officers and directors of the Advisor. Investors in Sandalwood should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. Investors who purchase shares in Sandalwood will not thereby acquire any ownership interest in any programs to which the following information relates. The prior programs had investment policies and objectives different from Sandalwood. The prior programs were oriented primarily towards appreciation of invested capital, with a modest emphasis on current cash distributions and safety of invested capital, as compared with Sandalwood's investment objectives as described on page 26.

      This section provides you with information about the historical experience of real estate and other programs organized and sponsored by MCM. Since February 1996, MCM has organized 24 entities for the purpose of acquiring, asset managing, and liquidating interests in various real estate investment trusts, limited partnerships, bankruptcy estates and other collective investment vehicles. None of these programs used debt financing to make investments and had different investment policies and objectives than Sandalwood.

      A tabular presentation of information about certain of MCM's real estate programs is presented under "Prior Performance Tables" in Appendix B.

      MCM and its affiliates sponsored 12 real estate programs (the "Real Estate Programs") whose operations completed between June 1, 1997 and May 31, 2002. The Real Estate Programs raised a total of approximately $11.7 million from 50 investors, which included related parties of MCM. These programs purchased approximately $10.7 million of shares and interests in real estate investment trusts, limited partnerships, and other collective investment vehicles. Based on acquisition cost, 34% were located in the South, 31% were located in the Northwest, 17% were located in the West, 15% were located in the Northeast, and 3% were located in the Southeast. There were 45 Real Estate Programs located throughout the United States as follows: Northwest--15; Northeast--13; South--9; West--6 and Southeast--2. The Real Estate Programs owned retail shopping centers, apartment units, commercial property and various other real estate. All of these Real Estate Programs were fully liquidated prior to May 31, 2002.

      These prior Real Estate Programs generated a total of approximately $7.6 million from their operations, including income from operations totaling approximately $1.3 million and $8.0 million of realized capital from liquidating distributions and sales of Real Estate Programs. These programs incurred operating expenses totaling $1.7 million. These Real Estate Programs distributed approximately $19.1 million to their investors, representing 162% of original invested capital.

      Through May 31, 2002, MCM and its affiliates sponsored 12 other programs (the "Other Programs") that focused on investing in both real estate and non-real estate investments. These programs raised a total of $116.7 million from 79 investors, which included related parties of MCM. Through May 31, 2002, these programs had purchased approximately $105.4 million of investments.

      Two of the Other Programs had completed their operations through May 31, 2002. These two Other Programs generated a total of approximately $2.4 million from their operations, including losses from operations totaling approximately $0.5 million and $2.9 million of realized capital gains from liquidating distributions and sales of investments. In total, these two Other Programs distributed approximately $8.1 million to their investors, representing 143% of original invested capital.

      As of the date of this prospectus, MCM believes that there were no material adverse business developments or conditions experienced by any prior program. Operating results of these prior programs may be found in Table IV of the Prior Performance Tables in Appendix B.

                             MANAGEMENT COMPENSATION

      The table below summarizes the types, recipients, methods of computation, and estimated amounts of all compensation, fees, reimbursements and distributions to be paid directly or indirectly by Sandalwood to the Advisor and its affiliates, exclusive of any distributions to which the Advisor or its affiliates may be entitled by reason of their purchase and ownership of shares in connection with this offering. The table excludes estimated amounts of compensation relating to any shares issued pursuant to Sandalwood's DRiP. See "The Advisory Agreement and the Operating Agreement." For information concerning compensation to the directors, see "Management."

      A maximum of 10,000,000 shares may be sold and 752,688 shares may be distributed to stockholders through the managing dealer as a subscription incentive. An additional 1,000,000 shares may be sold to stockholders who purchase shares through the DRiP.

      The following arrangements for compensation and fees to the Advisor and its affiliates were not determined by arm's-length negotiations. See "Risk Factors and Conflicts of Interest." There is no item of compensation and no fee that can be paid to the Advisor or its affiliates under more than one category.

          Type of
       Compensation                                                                        Estimated
       and Recipient                       Method of Computation                         Maximum Amount
----------------------------------------------------------------------------------------------------------------
                                               Offering Stage
----------------------------------------------------------------------------------------------------------------
Selling Commissions to        For all subscriptions received on or before        $0
Managing Dealer               March 31, 2003, Emerald Bay has agreed to waive
                              all of the 7% selling commissions, which will
                              be used by Sandalwood to issue additional
                              shares to those purchasing shares.
----------------------------------------------------------------------------------------------------------------
Marketing Expense             Reimbursement of up to the greater of              $2,500,000 if 10,752,688
Reimbursement to Managing     $1,000,000 or 1.25% of the gross offering          shares are sold.
Dealer                        proceeds to the managing dealer.
----------------------------------------------------------------------------------------------------------------
Reimbursement of              Reimbursement to the Advisor and its affiliates    $3,500,000.
Organizational and            for expenses actually incurred.
Offering Expenses

----------------------------------------------------------------------------------------------------------------
                                             Acquisition Stage
----------------------------------------------------------------------------------------------------------------
Reimbursement of              Reimbursement to the Advisor and its affiliates    Acquisition expenses, which
Acquisition Expenses to       for expenses actually incurred.                    are based on a number of
the Advisor and its                                                              factors, including the
Affiliates                                                                       purchase price of the Lodging
                                                                                 Investments, are not
                                                                                 determinable at this time.

----------------------------------------------------------------------------------------------------------------
                                             Operational Stage
----------------------------------------------------------------------------------------------------------------
Asset Management Fee to       Sandalwood will pay the Advisor an annual fee      Amount is not determinable at
the Advisor  (See note on     (payable quarterly in advance) equal to 2.5% of    this time.
page 52)                      Sandalwood's total asset value.  Long-term
                              assets will be valued annually based on
                              appraisals by an independent appraiser.
                              Current assets will be valued quarterly based
                              on GAAP.  In any quarter that the cumulative
                              non-compounded annual return on Invested
                              Capital is less than 8%, the Advisor will
                              subordinate an amount necessary to achieve such
                              8% return, up to 50% of the asset management
                              fee to be paid.  Any subordinated asset
                              management fees will accrue without interest
                              and will not be paid until such quarter when
                              the cumulative non-compounded annual return to
                              stockholders is equal to or greater than 8% on
                              Invested Capital after paying the current asset
                              management fee.

----------------------------------------------------------------------------------------------------------------
Advisor's Incentive Profit    The Advisor, as managing member of Sandalwood      Amount is not determinable at
Participation in Cash         Lodging, LLC, will earn an incentive profit        this time.
Distributions                 participation, payable quarterly at such time
                              as cash distributions are made to stockholders,
                              equal to the following: (1) if stockholders'
                              cumulative non-compounded annual return on
                              Invested Capital is equal to at least 8%, but
                              less than 12%, the incentive profit
                              participation earned by the Advisor will be
                              equal to 20% of cash available for distribution
                              in excess of that necessary to make the 8%
                              distribution to stockholders; plus (2) if
                              stockholders' cumulative, non-compounded annual
                              return on Invested Capital is greater than 12%,
                              the incentive profit participation earned by
                              the Advisor will include an additional amount
                              equal to 40% of cash available for distribution
                              in excess of that necessary to make the 12%
                              distribution to stockholders.  Each year, if

          Type of
       Compensation                                                                        Estimated
       and Recipient                       Method of Computation                         Maximum Amount
----------------------------------------------------------------------------------------------------------------
                                               Offering Stage
----------------------------------------------------------------------------------------------------------------
                              stockholders receive less than an 8%
                              cumulative, non-compounded annual return on
                              Invested Capital, that shortfall will be added
                              to the 8% Shortfall Account.  Each year, if
                              stockholders receive at least an 8% cumulative,
                              non-compounded annual return on Invested
                              Capital, but less than a 12% cumulative,
                              non-compounded annual return on Invested
                              Capital, that shortfall (i.e., the amount equal
                              to the difference between a 12% return and the
                              return actually received by stockholders) will
                              be added to the 12% Shortfall Account.  See
                              "The Advisory Agreement and the Operating
                              Agreement" for a complete description of the
                              incentive profit participation.

----------------------------------------------------------------------------------------------------------------
Advisor's Incentive Profit    As managing member of Sandalwood Lodging, LLC,     Amount is not determinable at
Participation in Capital      the Advisor is entitled to a portion of net        this time.
Proceeds (see note on page    proceeds from sales and refinancings of Lodging
52)                           Investments and from a liquidation of
                              Sandalwood and its subsidiaries and of the
                              market capitalization of Sandalwood REIT upon
                              listing ("Net Capital Proceeds").  Such Net
                              Capital Proceeds will be distributed as
                              follows: (1) first, to stockholders until they
                              have received a return of all of their
                              remaining Invested Capital; (2) next, to
                              stockholders until they have received an amount
                              of the Net Capital Proceeds equal to the
                              balance in the 8% Shortfall Account; (3) next,
                              80% to stockholders and 20% to the Advisor
                              until stockholders have received an amount of
                              Net Capital Proceeds equal to the balance in
                              the 12% Shortfall Account; and (4) thereafter,
                              60% to stockholders and 40% to the Advisor.
                              See "The Advisory Agreement and the Operating
                              Agreement" for a complete description of the
                              Advisor's participation in Net Capital Proceeds.

----------------------------------------------------------------------------------------------------------------
Reimbursement to the          Operating expenses (which, in general, are         Amount is not determinable at
Advisor and its Affiliates    those expenses relating to administration of       this time.
for Operating Expenses        Sandalwood on an on-going basis) will be
                              reimbursed by Sandalwood.

----------------------------------------------------------------------------------------------------------------
                                             Liquidation Stage
----------------------------------------------------------------------------------------------------------------
Advisor's Incentive Profit    The Advisor, as managing member of Sandalwood      Amount is not determinable at
Participation in              Lodging, LLC, is entitled to a portion of net      this time.
Liquidation Proceeds          proceeds from a liquidation of Sandalwood and
                              its subsidiaries.  Such Net Capital Proceeds
                              will be distributed as follows: (1) first, to
                              stockholders until they have received a return
                              of all of their remaining Invested Capital; (2)
                              next, to stockholders until they have received
                              an amount of the Net Capital Proceeds equal to
                              the balance in the 8% Shortfall Account; (3)
                              next, 80% to stockholders and 20% to the
                              Advisor until stockholders have received an
                              amount of Net Capital Proceeds equal to the
                              balance in the 12% Shortfall Account; and (4)
                              thereafter, 60% to stockholders and 40% to the
                              Advisor.  See "The Advisory Agreement and the
                              Operating Agreement" for a complete description
                              of the Advisor's incentive profit participation
                              in liquidation proceeds.
----------------------------------------------------------------------------------------------------------------

      The Advisor will also be eligible for a termination fee upon certain circumstances related to a termination without cause. See "The Advisory Agreement and the Operating Agreement."

               THE ADVISORY AGREEMENT AND THE OPERATING AGREEMENT

The Advisory Agreement

      Under the terms of the Advisory Agreement, the Advisor has responsibility for the day-to-day operations of Sandalwood REIT, including administering Sandalwood's bookkeeping and accounting functions, serving as Sandalwood REIT's consultants in connection with policy decisions to be made by the Board of Directors, asset managing Sandalwood's Lodging Investments, and rendering other services as the Board of Directors deems appropriate. The Advisor is subject to the supervision of Sandalwood's Board of Directors and has only such functions as are delegated to it by the Board of Directors.

      Sandalwood REIT will reimburse the Advisor for all of the costs it incurs in connection with the services provided to Sandalwood, including, but not limited to:

      o Organizational and offering expenses, which include expenses attributable to preparing the documents relating to this offering, qualification of the shares for sale in the states, escrow arrangements, filing fees, printing and mailing, entity formation and expenses attributable to selling the shares;

      o Acquisition and transaction expenses, which are defined to include expenses in connection with the acquisition of Lodging Investments;

      o The actual cost of services, goods and materials used by Sandalwood and obtained from entities not affiliated with the Advisor, including brokerage fees paid in connection with the purchase and sale of securities;

      o Interest and other costs for borrowed money, including commitment fees, appraisals and other similar fees and transaction expenses;

      o Costs associated with insurance required in connection with the business of Sandalwood or by the directors (including directors' and officers' insurance);

      o Expenses of managing and operating Lodging Investments owned by Sandalwood, if payable to an affiliate of Sandalwood or a non-affiliated person;

      o All expenses in connection with payments to the directors and meetings of the directors and stockholders;

      o Expenses associated with listing or with the issuance and distribution of shares and securities, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees, and other offering expenses;

      o Expenses connected with payments of distributions in cash or otherwise made to the stockholders;

      o Expenses of organizing, revising, amending, converting, modifying, or terminating Sandalwood, its affiliates, or their organizational documents;

      o Expenses of maintaining communications with stockholders, including the cost of web-site maintenance and online reporting, investor relations and preparation, printing and mailing of annual reports and other stockholder reports, proxy statements and other reports required by governmental entities;

      o Administrative service expenses (including rent, telephone, postage and mailing, utilities, human resources administration, information technology consulting, equipment leasing, office supplies and personnel costs; provided, however, that no reimbursement shall be made for services performed by Messrs. Gordon and Greene and Ms. O'Hare for which the Advisor otherwise receives a separate fee); and

      o     Audit, accounting, tax preparation and legal fees.

      Asset Management Fees. Sandalwood will pay the Advisor an annual fee (payable quarterly in advance) equal to 2.5% of Sandalwood's total asset value. Long-term assets will be valued annually based on appraisals by an independent appraiser. Current assets will be valued quarterly based on GAAP. In any quarter that the cumulative non-compounded annual return on Invested Capital is less than 8%, the Advisor will subordinate an amount necessary to achieve such 8% return, up to 50% of the asset management fee to be paid.

      Any portion of the Asset Management Fee otherwise due and payable may or may not be taken, in whole or in part ("Deferred Asset Management Fees"), in the sole discretion of the Advisor. Any Deferred Asset Management Fee shall (1) bear interest at the Prime Rate, (2) be payable out of Sandalwood's cash available for distribution and Net Capital Proceeds, and (3) be prepayable at any time at the discretion of the Board of Directors.

      Termination. The Advisory Agreement will expire one year after the initial closing of the offering, subject to an unlimited number of successive one-year renewals, unless 90 days notice of termination is given to the Advisor by the Board of Directors. It is the duty of the directors to evaluate the performance of the Advisor to determine whether or not to renew the Advisory Agreement. The Advisory Agreement may be terminated for cause by either party. Upon (1) any termination by Sandalwood without cause, (2) any termination by the Advisor for cause, or (3) any failure by Sandalwood to renew the Advisory Agreement other than for cause, the Advisor will be paid a termination fee equal to the greater of (a) five times the last full fiscal year's Asset Management Fee, or (b) the actual 2.5% Asset Management Fee over the ensuing five years, calculated without any subordination to the stockholder's 8% Return.

      Without approval of Sandalwood, the Advisor has the right to assign the Advisory Agreement to an affiliate capable of performing the duties of the Advisor. Sandalwood has the right to assign the Advisory Agreement to any successor to all of its assets, rights and obligations.

      Limitation of Liability and Indemnification. The Advisor (including managers, members, officers, directors, employees and agents) will not be liable to Sandalwood or its stockholders or others, except by reason of acts constituting fraud, willful misconduct, gross negligence, or breach of fiduciary duty and will not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendation given by it. Sandalwood has agreed to indemnify the Advisor (including managers, members, officers, directors, employees and agents) with respect to any acts or omissions of the Advisor, in accordance with the foregoing standards and pursuant to the authority set forth in the Advisory Agreement. Any indemnification made to the Advisor may be made only out of the net assets of Sandalwood and not from stockholders.

The Operating Agreement

      Sandalwood and the Advisor have entered into an operating agreement (the "Operating Agreement") for the day-to-day management and operation of Sandalwood Lodging, LLC, a majority owned subsidiary of Sandalwood REIT. The Advisor will be the managing member of Sandalwood Lodging, LLC. Under the terms of the Operating Agreement, the Advisor as managing member has responsibility for the day-to-day operations of Sandalwood Lodging, LLC, including administering its bookkeeping and accounting functions, making policy decisions, asset managing its Lodging Investments, and rendering other services.

      Sandalwood REIT or Sandalwood Lodging, LLC will reimburse the Advisor for all of the costs it incurs in connection with the services provided pursuant to the Operating Agreement, including, but not limited to:

      o Purchase, lease or otherwise acquire any furniture, furnishings, equipment or other property which the Advisor deems necessary or appropriate for use in connection with the business of Sandalwood Lodging, LLC;

      o Execute or amend any agreements, leases and other contracts in the name and on behalf of Sandalwood Lodging, LLC;

      o Incur indebtedness in the name and on behalf of Sandalwood Lodging, LLC, but only if such indebtedness has been approved by the members or falls within one of a number of exceptions;

      o Obtain refinancing of existing indebtedness of Sandalwood Lodging, LLC or prepay any borrowing of Sandalwood Lodging, LLC in whole or in part;

      o Enter into contracts with any employees, managing agents, accountants, attorneys, appraisers, surveyors, brokers, financial advisers or others, to render services to Sandalwood Lodging, LLC as employees or independent contractors at Sandalwood Lodging, LLC's expense;

      o Terminate any contract contemplated in the Operating Agreement at any time without notice to anyone;

      o Execute and deliver any deeds, assignments, leases, subleases, options, management contracts, maintenance contracts, promissory notes, mortgages, deeds of trust, security agreements or other instruments of any kind or character relating to or affecting the business of Sandalwood Lodging, LLC or its assets;

      o Receive, maintain and disburse Sandalwood Lodging, LLC funds, and, pending disbursement, invest such funds in federally insured bank accounts, money market accounts, time deposits, short-term governmental obligations, commercial paper or in such other manner as the members, acting by majority vote, may approve; and

      o Take any actions which the Advisor deems necessary or appropriate in connection with any of the foregoing.

      Major decisions require unanimous consent of the members of Sandalwood Lodging, LLC, including:

      o The sale of all, or substantially all, of the assets of Sandalwood Lodging, LLC;

      o Incurrence of Indebtedness in excess of $250,000 (except for trade payables), and the refinancing of existing loans;

      o     The acquisition or sale of property in excess of $250,000;

      o The amendment or modification of Sandalwood Lodging, LLC's certificate of formation;

      o     Dissolution or liquidation of Sandalwood Lodging, LLC; and

      o     Changes in allocations or distributions.

      Pursuant to the Operating Agreement, the Advisor as managing member, is entitled to an incentive profit participation and a share of capital proceeds as follows:

      Advisor's Incentive Profit Participation in Cash Distributions. The Advisor, as managing member of Sandalwood Lodging, LLC, will earn an incentive profit participation, payable quarterly at such time as cash distributions are made to stockholders, equal to the following: (1) if Sandalwood's cash distributions to stockholders on a cumulative, non-compounded basis is equal to at least 8% of Invested Capital, but is less than 12% of Invested Capital, the incentive profit participation earned by the Advisor will be equal to 20% of cash available for distribution in excess of that necessary to make the 8% cash distribution to stockholders; plus (2) if such cash distributed to stockholders on a cumulative, non-compounded basis is equal to at least 12% of Invested Capital, additional incentive profit participation equal to 40% of cash available for distribution in excess of that necessary to make the 12% cash distribution to stockholders. If stockholders receive less than an 8% cumulative, non-compounded return on Invested Capital in any given year, that shortfall will be added to an account (the "8% Shortfall Account"). If stockholders receive at least an 8% cumulative, non-compounded return on Invested Capital in any given year, but less than a 12% cumulative, non-compounded return on Invested Capital, that shortfall (i.e., the amount equal to the difference between a 12% return and the return actually received by stockholders) will be added to another account (the "12% Shortfall Account").

      Advisor's Incentive Profit Participation in Capital Proceeds. As managing member of Sandalwood Lodging, LLC, the Advisor is entitled to a portion of (i) net proceeds of sales and refinancings of Lodging Investments and of a liquidation of Sandalwood and its subsidiaries and (ii) the market capitalization of Sandalwood REIT upon a listing. The deemed value of Sandalwood REIT's market capitalization will be determined by multiplying the average number of Sandalwood REIT's outstanding shares during the first 30 trading days after listing by the average closing price of Sandalwood REIT's stock during said thirty days. Such Net Capital Proceeds will be distributed as follows: (1) to stockholders until they have received a return of all of their remaining Invested Capital; (2) next to stockholders until they have received an amount of Net Capital Proceeds equal to the balance in the 8% Shortfall Account; (3) next, 80% to stockholders and 20% to the Advisor until stockholders have received an amount of Net Capital Proceeds equal to the balance in the 12% Shortfall Account; and (4) thereafter, 60% to stockholders and 40% to the Advisor.

      Incentive Profit Participation in Liquidation Proceeds. The Advisor, as managing member of Sandalwood Lodging, LLC, is entitled to a portion of net proceeds from the sale of Lodging Investments, including those Net Capital Proceeds from a liquidation of Sandalwood and its subsidiaries. Such Net Capital Proceeds will be distributed as follows: (1) first, to stockholders until they have received a return of all of their remaining Invested Capital; (2) next, to stockholders until they have received an amount of the Net Capital Proceeds equal to the balance in the 8% Shortfall Account; (3) next, 80% to stockholders and 20% to the Advisor until stockholders have received an amount of Net Capital Proceeds equal to the balance in the 12% Shortfall Account; and (4) thereafter, 60% to stockholders and 40% to the Advisor.

      Advisor's Outside Services. If the Advisor or any affiliates of the Advisor or of Sandalwood performs services that are outside of the scope of the Advisory Agreement or the Operating Agreement, compensation will be at such rates and in such amounts as are reasonably determined by the Board of Directors.

      Removal of Managing Member. The Advisor can be removed as managing member by Sandalwood REIT. Upon a removal of the Advisor at that time, at the option of the Advisor, either (i) the Advisor's interest as managing member of Sandalwood Lodging, LLC will be converted into a non-managing member interest, or (ii) the assets of Sandalwood Lodging, LLC will be deemed liquidated, an appraisal of the assets will be performed, and the incentive profit participation in capital proceeds will be paid to the Advisor.

                               INVESTMENT POLICIES

      In addition to other investment restrictions imposed by the directors from time to time, consistent with Sandalwood's objective of qualifying as a REIT, the Articles of Incorporation or the Bylaws provide for the following limitations on Sandalwood's investments.

      1. Sandalwood shall not invest in unimproved real property other than as incidental to making a Lodging Investment, but in no event more than 10% of Sandalwood's total assets be invested in unimproved real property.

      2. Sandalwood shall not invest in commodities or commodity future contracts. This limitation is not intended to apply to financial futures, when used solely for hedging purposes.

      3. Sandalwood may not make or invest in any Lodging Investments that are subordinate to any mortgage, other indebtedness or equity interest of the Advisor, the directors, or affiliates of the Advisor.

      4. Investments in entities affiliated with the Advisor, a director, Sandalwood, or affiliates thereof are subject to the restrictions on joint venture investments. In addition, Sandalwood shall not invest in any security of any entity holding investments or engaging in activities prohibited by Sandalwood's Articles of Incorporation.

      5. A majority of the directors shall approve the consideration to be paid for each Lodging Investment. If a Lodging Investment is acquired from or sold to the Advisor, a director, or affiliates thereof, the fair market value of the Lodging Investment or the fairness of the transaction shall be determined by a qualified independent real estate appraisal firm or investment banking firm selected by directors not interested in the transaction (and by a majority of the Independent Directors following a listing) and the transaction shall be approved by a majority of the stockholders.

      6. Sandalwood will not engage in underwriting or the agency distribution of securities issued by others or in trading, as compared to investment activities.

      7. Sandalwood will not invest in real estate contracts of sale, unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

      8. Sandalwood will not invest in any foreign currency or bullion or engage in short sales, except when used solely for hedging purposes.

      9. Sandalwood will not make loans to the Advisor or its affiliates, except to majority- or wholly-owned subsidiaries of Sandalwood.

      10. Sandalwood will not operate so as to be classified as an "investment company" under the Investment Company Act of 1940, as amended.

      11. Sandalwood will not make any investment that the directors believe will be inconsistent with Sandalwood's objective of qualifying as a REIT.

      The foregoing limitations may not be modified or eliminated without the approval of a majority of the shares of outstanding common stock.

                               DISTRIBUTION POLICY

      Sandalwood REIT intends to make regular cash distributions to stockholders. Distributions are expected to be declared and paid quarterly. However, in the future, the Board of Directors, in its sole discretion, may determine to declare distributions on a different basis. Distributions will be made to those stockholders who are stockholders as of the record date selected by the directors. The declaration of cash distributions is within the discretion of the Board of Directors and depends upon Sandalwood REIT's distributable funds, current and projected cash requirements, tax considerations, borrowing covenants and other factors.

      In order to qualify as a REIT for federal income tax purposes, among other reasons, Sandalwood REIT must make distributions each taxable year (not including any return of capital for federal income tax purposes) equal to at least 90% of its REIT taxable income, although the Board of Directors, in its discretion, may increase that percentage as it deems appropriate. See "Federal Income Tax Considerations--Taxation of Sandalwood--Distribution Requirements." Generally, income distributed will not be taxable to Sandalwood REIT under federal income tax laws if Sandalwood REIT complies with the provisions relating to qualification as a REIT. If the cash available to Sandalwood REIT is insufficient to pay such distributions, Sandalwood REIT may obtain the necessary funds by borrowing, issuing new securities, or selling assets. The methods of obtaining funds could affect future cash distributions by increasing operating costs. To the extent that cash distributions to stockholders exceed earnings and profits, such amounts will constitute a return of capital for federal income tax purposes, although such cash distributions might not reduce stockholders' aggregate Invested Capital.

                                 SUMMARY OF DRiP

      We have adopted the DRiP pursuant to which stockholders may elect to have the full amount of their cash distributions from us reinvested in additional shares. The following discussion summarizes the principal terms of the DRiP, which is attached hereto as Appendix C.

      An independent agent (the "Reinvestment Agent"), which currently is ________________, will act on behalf of the participants in the DRiP. The Reinvestment Agent at all times will be registered as a broker-dealer with the Securities and Exchange Commission (the "Commission") and each state securities commission. At any time that Sandalwood is engaged in an offering, including the offering described herein, the Reinvestment Agent will invest all distributions attributable to shares owned by participants in shares of Sandalwood at 100% of the public offering price per share, which is currently $20.00 per share. At any time Sandalwood is not engaged in an offering, and until listing, the price per share will be determined on a quarterly basis by the Board of Directors based on Sandalwood's total asset value. During Sandalwood's first fiscal year and the next full fiscal year, the total asset value will be based on the total debt and equity capital raised by Sandalwood. Thereafter, long-term assets will be revalued annually based on appraisals by a nationally recognized appraisal firm and current assets will be valued quarterly.

      All shares available for purchase under the DRiP either are registered pursuant to this prospectus or will be registered under the Securities Act of 1933 through a separate prospectus relating solely to the DRiP. Until this offering has terminated, shares will be available for purchase out of the additional 1,000,000 shares registered with the Commission in connection with this offering. See "The Offering--Plan of Distribution." After this offering has terminated, shares will be available from any additional shares (not expected to exceed 1,000,000 shares at any one time) which Sandalwood elects to register with the Commission for the DRiP.

      Stockholders who have received a copy of this prospectus and participate in this offering can elect to participate in and purchase shares through the DRiP at any time and would not need to receive a separate prospectus relating solely to the DRiP. The Subscription Documents enclosed with this prospectus contain an election to participate in the DRiP. A person who becomes a stockholder other than by participating in this offering may purchase shares through the DRiP only after receipt of a separate prospectus relating solely to the DRiP.

      Upon listing, the shares to be acquired for the DRiP may be acquired either through the market or directly from Sandalwood pursuant to a registration statement relating to the DRiP, in either case at a per-share price equal to 100% of the then-prevailing market price on the national or international securities exchange or national over-the-counter market on which the shares are listed at the date of purchase. In the event that, after listing occurs, the Reinvestment Agent purchases shares on a national or international securities exchange or national over-the-counter market through a registered broker-dealer, the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer. In the event that such registered broker-dealer charges reduced brokerage commissions, additional funds in the amount of any such reduction shall be left available for the purchase of shares. Sandalwood is unable to predict the effect which such a proposed listing would have on the price of the shares acquired through the DRiP.

Investment of Distributions

      Cash distributions will be used by the Reinvestment Agent, promptly following the payment date with respect to such cash distributions, to purchase shares on behalf of the participants from Sandalwood. All such cash distributions shall be invested in shares within 30 days after such payment date. Any cash distributions not so invested will be returned to participants.

      At this time, participants will not have the option to make voluntary contributions to the DRiP to purchase shares in excess of the amount of shares that can be purchased with their cash distributions. The Board of Directors reserves the right, however, to amend the DRiP in the future to permit voluntary contributions to the DRiP by participants, to the extent consistent with Sandalwood's objective of qualifying as a REIT.

Participant Accounts, Fees and Allocation of Shares

      For each participant, the Reinvestment Agent will maintain a record which shall reflect for each fiscal quarter the cash distributions received by the Reinvestment Agent on behalf of such participant. Sandalwood shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on such cash distributions will be paid to Sandalwood to defray certain costs relating to the DRiP. The administrative charge for each fiscal quarter will be the lesser of 5% of the amount reinvested for the participant or $2.50, with a minimum charge of $0.50. The maximum annual charge is $10.00.

      The Reinvestment Agent will use the aggregate amount of cash distributions to all participants for each fiscal quarter to purchase shares for the participants. If the aggregate amount of cash distributions to participants exceeds the amount required to purchase all shares then available for purchase, the Reinvestment Agent will purchase all available shares and will return all remaining cash distributions to the participants within 30 days after the date such cash distributions are made. The purchased shares will be allocated among the participants based on the portion of the aggregate cash distributions received by the Reinvestment Agent on behalf of each participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the shares purchased pursuant to the DRiP shall be reflected on the books of Sandalwood.

      The purchase of all shares pursuant to the DRiP shall at all times be subject to the Articles of Incorporation which, among other things, place a limit on the shares which can be owned by a stockholder. If cash distributions to be reinvested for a participant would cause that participant to own more than 9.8% of the shares, such excess Distributions will be returned to the participant. Subject to the provisions of the Articles of Incorporation relating to certain restrictions and the effective dates of transfer, shares acquired pursuant to the DRiP will entitle the participant to the same rights and to be treated in the same manner as those purchased by the participants in the offering.

      The allocation of shares among participants may result in the ownership of fractional shares, computed to four decimal places.

Reports to Participants

      Within 60 days after the end of each fiscal quarter, the Reinvestment Agent will mail to each participant a statement of account describing, as to such participant, the cash distributions reinvested during the quarter, the number of shares purchased during the quarter, the per share purchase price for such shares, the total administrative costs charged by Sandalwood to each participant (see "Summary of DRiP--Participant Accounts, Fees, and Allocation of Shares" above), and the total number of shares owned by the participant. Until such time, if any, as listing occurs, the statement of account also will report the most recent fair market value of the shares, determined as described above. See "Summary of DRiP--General" above.

      Tax information for income earned on shares under the DRiP will be sent to each participant by Sandalwood or the Reinvestment Agent at least annually.

Election to Participate or Terminate Participation

      Stockholders of Sandalwood REIT who purchase shares in this offering may become participants in the DRiP by making a written election to participate on their Subscription Agreements at the time they subscribe for shares. Any other stockholder who receives a copy of this prospectus or a separate prospectus relating solely to the DRiP and who has not previously elected to participate in the DRiP may so elect at any time by 30 days written notice to Sandalwood REIT. Participation in the DRiP will commence with the next cash distribution made after receipt of the participant's notice. Subject to the preceding sentence, the election to participate in the DRiP will apply to all cash distributions attributable to the fiscal quarter in which the stockholder made such written election to participate in the DRiP and to all fiscal quarters thereafter, whether made (1) upon subscription or subsequently for stockholders who participate in this offering, or (2) upon receipt of a separate prospectus relating solely to the DRiP for stockholders who do not participate in this offering.

      Participants will be able to terminate their future participation in the DRiP at any time without penalty by delivering written notice to Sandalwood REIT at least ten business days before the end of a fiscal quarter. A participant who chooses to terminate participation in the DRiP must terminate his or her entire participation in the DRiP. There are no fees associated with a participant's terminating his or her interest in the DRiP. A participant in the DRiP who terminates his or her interest in the DRiP will be allowed to participate in the DRiP again upon receipt of the then-current version of this prospectus or a separate current prospectus relating solely to the DRiP, by notifying the Reinvestment Agent and completing any required forms. A stockholder may only change his or her status in the DRiP once per calendar year.

      The Board of Directors reserves the right to prohibit Qualified Plans from participating in the DRiP if such participation would cause the underlying assets of Sandalwood to constitute "plan assets" of Qualified Plans. See "The Offering--ERISA Considerations."

Federal Income Tax Considerations

      Stockholders subject to federal taxation who elect to participate in the DRiP will incur a tax liability for cash distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions held pursuant to the DRiP. Specifically, stockholders will be treated as if they have received the distribution from Sandalwood and then applied such distribution to purchase shares in the DRiP. A stockholder designating a cash distribution for reinvestment will be taxed on the amount of such distribution as ordinary income to the extent such cash distribution is from current or accumulated earnings and profits, unless Sandalwood has designated all or a portion of the distribution as a capital gain dividend. In such case, such designated portion of the cash distribution will be taxed as capital gain.

Renewals, Amendments, or Extension of the DRiP

      Sandalwood reserves the right to renew, extend, or amend any aspect of the DRiP without the consent of stockholders, provided that notice of the amendment is sent to participants at least 30 days prior to the effective date thereof. Sandalwood also reserves the right to terminate the DRiP for any reason, at any time, by providing 10 days prior written notice of termination to all participants. Such amendment or supplement shall be deemed conclusively accepted by each participant, except those participants from whom Sandalwood receives written notice of termination of such participation in the DRiP prior to the effective date thereof.

                            SHARE REDEMPTION PROGRAM

      Prior to such time as listing, if any, occurs, any stockholder who has held shares for at least one year may present all shares, or any portion of such shares equal to at least 150 shares to Sandalwood REIT for redemption at any time, in accordance with the procedures outlined herein. At such time, Sandalwood REIT will redeem such shares presented for redemption for cash to the extent it has sufficient funds available, subject to certain legal conditions and certain conditions related to preserving Sandalwood's status as a REIT. There is no assurance that there will be sufficient funds available for redemption and, accordingly, a stockholder's shares may not be redeemed. If Sandalwood elects to redeem shares, the following conditions and limitations would apply.

      Sandalwood REIT has reserved 5% of the proceeds from the initial public offering (up to $10,000,000 if all 10,752,688 shares are sold) for the share redemption program. The initial 5% reserved for the share redemption program will be held by Sandalwood for three years (after the initial closing of the offering) to redeem those shares for which redemption requests have been submitted. Following three years after the initial closing of the offering, the redemption reserve fund will be reduced by one-third of the amount remaining in the reserve fund, and will be further reduced by the same amount in each successive year thereafter, if such reserve fund is not otherwise reduced. Any funds still remaining in reserve for redemptions six years after the initial closing of the offering will be released to the general corporate funds of Sandalwood. Also, the full amount of the proceeds from the sale of shares under the DRiP (the "Reinvestment Proceeds") attributable to any calendar quarter will be used to redeem shares presented for redemption during such quarter. Any Reinvestment Proceeds not used for redemptions within that quarter will not carry over to the next quarter or be available for general corporate purposes, at the discretion of the Board of Directors.

      In the event there are insufficient funds to redeem all of the shares for which redemption requests have been submitted, Sandalwood plans to redeem the shares in the order in which such redemption requests have been received. A stockholder whose shares are not redeemed due to insufficient funds may request to redeem the shares be honored at such time, if any, as there are sufficient funds available for redemption. In such case, the redemption request will be retained and such shares will be redeemed before any subsequently received redemption requests are honored. Alternatively, a stockholder whose shares are not redeemed may withdraw his or her redemption request. Stockholders will not relinquish their shares until such time as Sandalwood redeems such shares.

      If the full amount of funds available for any given quarter exceeds the amount necessary for such redemptions, the remaining amount (subject to reduction for any Reinvestment Proceeds not used and for reduction of the reserve for the DRiP) shall be held for subsequent redemptions.

      A stockholder who wishes to have his or her shares redeemed must mail or deliver a written request to Sandalwood executed by the stockholder, its trustee or authorized agent, to the redemption agent (the "Redemption Agent"), which is currently _________________. The Redemption Agent at all times will be registered as a broker-dealer with the Commission and each state securities commission. Within 45 days following the Redemption Agent's receipt of the stockholder's request, the Redemption Agent will forward to such stockholder the documents necessary to effect the redemption, including any signature guarantee Sandalwood or the Redemption Agent may require. The Redemption Agent will effect such redemption for the calendar quarter provided that it receives the properly completed redemption documents relating to the shares to be redeemed from the stockholder at least 30 days prior to the last day of the current calendar quarter and has sufficient funds available to redeem such shares. The effective date of any redemption will be the first day of the quarter following the quarter during which the Redemption Agent receives the properly completed redemption documents. As a result, Sandalwood anticipates that, assuming sufficient funds are available for redemption, the effective date of redemptions will be no later than thirty days after the quarterly determination of the availability of funds for redemption.

      Upon the Redemption Agent's receipt of notice for redemption of shares, the redemption price (other than during an offering) will be the net asset value per share based upon an annual appraisal of the long-term assets conducted by a nationally-recognized real estate appraisal firm and a quarterly GAAP valuation of current assets. The redemption price for shares redeemed during an offering would be equal to the then current offering price.

      It is not anticipated that there will be a market for the shares before listing occurs (although liquidity is not assured by such listing). Accordingly, during periods when Sandalwood REIT is not engaged in an offering, it is expected that the purchase price for shares purchased from stockholders will be determined by reference to the price at which shares have been purchased by stockholders pursuant to the DRiP. The Board of Directors will announce any price adjustment and the time period of its effectiveness as part of its regular communications with stockholders. Any shares acquired pursuant to a redemption will be retired and no longer available for issuance by Sandalwood REIT.

      The directors, in their sole discretion, may amend or suspend the redemption plan at any time they determine that such amendment or suspension is in the best interest of Sandalwood. The directors may suspend the redemption of shares if (1) they determine, in their sole discretion, that such redemption impairs the capital or the operations of Sandalwood; (2) they determine, in their sole discretion, that an emergency makes such redemption not reasonably practical; (3) any governmental or regulatory agency with jurisdiction over Sandalwood so demands for the protection of the stockholders; (4) they determine, in their sole discretion, that such redemption would be unlawful; (5) they determine, in their sole discretion, that such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of shares in Sandalwood, could cause direct or indirect ownership of shares of Sandalwood to become concentrated to an extent which would prevent Sandalwood from qualifying as a REIT under the Code; or (6) they, in their sole discretion, deem such suspension to be in the best interest of Sandalwood. For a discussion of the tax treatment of such redemptions, see "Federal Income Tax Considerations--Taxation of Stockholders." The redemption plan will terminate, and Sandalwood will no longer accept shares for redemption, if and when listing occurs. See "Risk Factors and Conflicts of Interest--Offering--Related Risks--The sale of shares by stockholders could be difficult."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      As of the date of this prospectus, we have not had any operations. We intend to utilize the proceeds of this offering as set forth under "Estimated Use of Proceeds."

Liquidity

      Once substantially all of our funds have been invested as described in this prospectus, we will have little need for significant amounts of liquidity, since the lease form we intend to use for our Lodging Investments will provide that the lessee is responsible for the payment of all taxes, special assessments and sales and use taxes and, in most instances, the premiums for casualty insurance for the joint benefit of Sandalwood and the lessee. However, we may raise additional capital in the future to the extent we decide to buy additional Lodging Investments.

      The net proceeds of the offering will provide funds to enable us to purchase Lodging Investments. We also may borrow money to acquire Lodging Investments and pay related fees and intend to encumber the Lodging Investments in connection with the borrowing. We intend to limit our borrowings to 50% of our total asset value of our portfolio determined at the time borrowings are made (based on an annual appraisal from a nationally recognized appraisal firm). To the extent less than the maximum number of shares is sold in this offering, our ability to diversify our investments may be limited. We expect that the cash to be generated from operations of the Lodging Investments we acquire will be adequate to pay operating expenses and provide cash distributions to stockholders.

Results of Operations - Short Term Cash Generation

      We are not aware of any known or unknown trends or uncertainties, other than national economic conditions, which have had or which may be reasonably expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition and operation of the Lodging Investments other than those referred to herein.

Results of Operations - Long Term Capital Generation

      As of the date of this prospectus, we have not yet acquired any Lodging Investments. The number of Lodging Investments to be acquired will depend upon the amount of net proceeds of the offering. We are not aware of any material trends, favorable or unfavorable, in either capital resources or the outlook for long-term cash generation, nor do we expect any material changes in the availability and relative cost of such capital resources, other than as referred to herein.

                                 SUMMARY OF THE
                      ARTICLES OF INCORPORATION AND BYLAWS

General

      Sandalwood REIT is organized as a corporation under the laws of the State of Maryland. As a Maryland corporation, Sandalwood is governed by the Maryland General Corporation Law. Maryland corporate law deals with a variety of matters regarding Maryland corporations, including liabilities of Sandalwood, stockholders, directors, and officers, the amendment of the Articles of Incorporation, and mergers of a Maryland corporation with other entities. Since many matters are not addressed by Maryland corporate law, it is customary for a Maryland corporation to address these matters through provisions in its Articles of Incorporation.

      The Articles of Incorporation and the Bylaws of Sandalwood contain certain provisions that could make it more difficult to acquire control of Sandalwood by means of a tender offer, a proxy contest, or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Sandalwood to negotiate first with its Board of Directors. Sandalwood believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations which may result in improvement of the terms of an initial offer.

      The Articles of Incorporation also permit listing by the Board of Directors without a vote of the stockholders after completion or termination of this offering.

      The discussion below sets forth material provisions of governing laws, instruments and guidelines applicable to Sandalwood. For more complete provisions, reference is made to the Maryland General Corporation Law, the guidelines for REITs published by the North American Securities Administrators Association and Sandalwood's Articles of Incorporation and Bylaws.


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

Description of Capital Stock

      Sandalwood REIT has authorized a total of 80,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, $.10 par value per share, 10,000,000 shares of preferred stock, $.10 par value per share and 20,000,000 Excess Shares. The Board of Directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available.

      Sandalwood REIT will not issue share certificates except to stockholders who make a written request to Sandalwood. Each stockholder's investment will be recorded on the books of Sandalwood REIT, and information concerning the restrictions and rights attributable to shares (whether in connection with an initial issuance or a transfer) will be sent to the stockholder receiving shares in connection with an issuance or transfer. A stockholder wishing to transfer his or her shares will be required to send only an executed form to Sandalwood, and Sandalwood will provide the required form upon a stockholder's request. The executed form and any other required documentation must be received by Sandalwood on or before the 15th of the month for the transfer to be effective the following month. Subject to restrictions in the Articles of Incorporation, transfers of shares shall be effective, and the transferee of the shares will be recognized as the holder of such shares, as of the first day of the following month on which Sandalwood receives properly executed documentation. Stockholders who are residents of New York may not transfer fewer than 250 shares at any time.

      Stockholders have no preemptive rights to purchase or subscribe for securities that Sandalwood may issue subsequently. Each share is entitled to one vote per share, and shares do not have cumulative voting rights. The stockholders are entitled to cash distributions in such amounts as may be declared by the Board of Directors from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any assets of Sandalwood REIT remaining after payment in full of all creditors.

      All of the shares offered hereby will be fully paid and nonassessable when issued.

      The Articles of Incorporation authorize the Board of Directors to designate and issue from time to time one or more classes or series of preferred shares without stockholder approval. The Board of Directors may determine the relative rights, preferences, and privileges of each class or series of preferred stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers and rights senior to the rights of holders of common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control of Sandalwood. The Board of Directors has no present plans to issue any preferred stock or private equity securities.

Board of Directors

      The Articles of Incorporation provide that the number of directors of Sandalwood cannot be less than three nor more than 15. Following the initial term, Sandalwood has a staggered Board of Directors divided into three classes (Class A, Class B and Class C). Each class of directors will serve for a three year term. The term of the initial Class A directors shall end at the Annual Meeting of Shareholders in 2004; the term of the initial Class B directors shall end at the Annual Meeting of Shareholders in 2005; and the term of the initial Class C directors shall end at the Annual Meeting of Shareholders in 2006. One class of directors will be elected annually. Each director will hold office until the next annual meeting of stockholders when his or her Class term is expired or until his successor has been duly elected and qualified. There is no limit on the number of times that a director may be elected to office. Although the number of directors may be increased or decreased as discussed above, a decrease shall not have the effect of shortening the term of any Incumbent director.

      Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the shares outstanding and entitled to vote at a meeting called for this purpose. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a director shall be removed.

      Without a vote of the stockholders, the directors may not (a) amend the Articles of Incorporation, except for amendments which do not adversely affect the rights, preferences and privileges of stockholders; (b) sell all or substantially all of Sandalwood's assets, other than in the ordinary course of business; (c) cause the merger or other reorganization of Sandalwood; (d) dissolve or liquidate Sandalwood, other than before substantial initial investment of the net offering proceeds in Lodging Investments; (e) become a self-advised REIT; (f) permit voting rights for control shares as defined in the Maryland Control Share Acquisition Statute; or (g) change Sandalwood's investment objectives. The directors may establish such committees as they deem appropriate.

Stockholder Meetings

      An annual meeting will be held for the purpose of electing directors and for the transaction of such other business as may come before the meeting, and will be held not less than 30 days after delivery of the annual report. Under Sandalwood's Bylaws, a special meeting of stockholders may be called by a majority of the directors, or, following a listing, a majority of the Independent Directors. Special meetings of the stockholders also shall be called by Sandalwood upon the written request of stockholders holding in the aggregate not less than 10% of the outstanding common stock entitled to vote at such meeting. Upon receipt of such a written request, either in person or by mail, stating the purpose or purposes of the meeting, Sandalwood shall provide all stockholders, within 30 days of receipt of the written request, written notice, either in person or by mail, of a meeting and its purpose. Such meeting will be held not less than 15 nor more than 60 days after distribution of the notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to stockholders. Sandalwood will hold its first Annual Meeting in the first full fiscal year after the initial closing of the offering.

      At any meeting of stockholders, each stockholder is entitled to one vote per share of common stock owned of record on the applicable record date. In general, the presence in person or by proxy of 50% of the shares of common stock then outstanding shall constitute a quorum, and the majority vote of the shares of common stock present in person or by proxy will be binding on all the stockholders of Sandalwood REIT.

Advance Notice for Stockholder Nominations for Directors and Proposals of New Business

      The Bylaws of Sandalwood require notice at least 60 days and not more than 90 days before the anniversary of the prior annual meeting of stockholders in order for a stockholder to (a) nominate a director, or (b) propose new business other than pursuant to the notice of the meeting or by, or on behalf of, the directors. The Bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Accordingly, failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.


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

Amendments to the Articles of Incorporation

      Pursuant to Sandalwood's Articles of Incorporation, the directors can amend the Articles of Incorporation by a two-thirds majority from time to time, if necessary, in order to qualify initially or in order to continue to qualify as a REIT. Except as set forth above, the Articles of Incorporation may be amended only by the affirmative vote of a majority and in some cases a two-thirds majority of the shares of common stock voting. The stockholders may vote to amend the Articles of Incorporation, terminate or dissolve Sandalwood REIT, or remove one or more directors without the necessity of concurrence by the Board of Directors.

Mergers, Combinations, and Sale of Assets

      A merger, combination, sale, or other disposition of all or substantially all of Sandalwood's assets, other than in the ordinary course of business, must be approved by the directors and a majority of the shares of common stock outstanding and entitled to vote. In addition, any such transaction involving an affiliate of Sandalwood or the Advisor also must be approved by a majority of the directors (including a majority of the Independent Directors following a listing) not otherwise interested in such transaction as fair and reasonable to Sandalwood.

      Section 2.7 Sandalwood's Articles of Incorporation provide that the prohibitions and restrictions set forth in the Maryland Business Combinations Statute are inapplicable to any business combination between Sandalwood and any person. Consequently, business combinations between Sandalwood and Interested Stockholders can be effected upon the vote of the Board of Directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon and do not require the approval of a supermajority of the outstanding shares held by disinterested stockholders.

Control Share Acquisitions

      Sandalwood's Articles of Incorporation provide that the Maryland Control Share Acquisition Statute is inapplicable to any acquisition of securities of Sandalwood by any person. Consequently, in instances where the Board of Directors otherwise waives or modifies restrictions relating to the ownership and transfer of securities of Sandalwood or such restrictions are otherwise removed, control shares of Sandalwood will have voting rights, without having to obtain the approval of a supermajority of the outstanding shares eligible to vote thereon.

Termination of the Company and REIT Status

      The Articles of Incorporation provide for the voluntary termination and dissolution of Sandalwood by the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote at a meeting called for that purpose. In addition, the Articles of Incorporation permit the stockholders to terminate the status of Sandalwood as a REIT under the Code only by the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote.

Restriction of Ownership

      To qualify as a REIT under the Code (1) not more than 50% of the value of the REIT's outstanding stock may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (2) the REIT's stock must be beneficially owned (without reference to any attribution rules) by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (3) certain other requirements must be satisfied. See "Federal Income Tax Considerations--Taxation of Sandalwood."

      To ensure that Sandalwood satisfies these requirements, the Articles of Incorporation restrict the direct or indirect ownership (applying certain attribution rules) of shares of common stock and preferred stock by any Person (as defined in the Articles of Incorporation) to no more than 9.8% of the outstanding shares of such common stock or 9.8% of any series of preferred shares (the "Ownership Limit"). However, the Articles of Incorporation provide that this Ownership Limit may be modified, either entirely or with respect to one or more Persons, by a vote of a majority of the directors, if such modification does not jeopardize Sandalwood's status as a REIT. As a condition of such modification, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from such stockholder with respect to preserving the status of Sandalwood as a REIT.

      It is the responsibility of each person owning (or deemed to own) more than 5% of the outstanding shares of common stock or any series of outstanding preferred stock to give Sandalwood written notice of such ownership. In addition, to the extent deemed necessary by the directors, Sandalwood can demand that any stockholder disclose to Sandalwood in writing all information regarding the Beneficial and Constructive Ownership (as such terms are defined in the Articles of Incorporation) of the common stock and preferred stock.

      If the ownership, transfer or acquisition of shares of common or preferred stock, or change in capital structure of Sandalwood or other event or transaction would result in (1) any Person owning (applying certain attribution rules) common stock or preferred stock in excess of the Ownership Limit, (2) fewer than 100 Persons owning the common stock and preferred stock, (3) Sandalwood being "closely held" within the meaning of section 856(h) of the Code, or (4) Sandalwood failing any of the gross income requirements of section 856(c) of the Code or otherwise failing to qualify as a REIT, then the ownership, transfer, or acquisition, or change in capital structure or other event or transaction that would have such effect will be void as to the purported transferee or owner, and the purported transferee or owner will not have or acquire any rights to the common stock and/or preferred stock, as the case may be, to the extent required to avoid such a result. Common stock or preferred stock owned, transferred or proposed to be transferred in excess of the Ownership Limit or which would otherwise jeopardize Sandalwood's status as a REIT will automatically be converted to Excess Shares. A holder of Excess Shares is not entitled to distributions, voting rights and other benefits with respect to such shares, except for the right to payment of the purchase price for the shares (or in the case of a devise or gift or similar event which results in the issuance of Excess Shares, the fair market value at the time of such devise or gift or event) and the right to certain distributions upon liquidation. Any distribution paid to a proposed transferee or holder of Excess Shares shall be repaid to Sandalwood upon demand. Excess Shares shall be subject to repurchase by Sandalwood at its election. The purchase price of any Excess Shares shall be equal to the lesser of (a) the price paid in such purported transaction (or in the case of a devise or gift or similar event resulting in the issuance of Excess Shares, the fair market value at the time of such devise or gift or event) or (b) the fair market value of such shares on the date on which Sandalwood or its designee determines to exercise its repurchase right. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the purported transferee of any Excess Shares may be deemed, at the option of Sandalwood, to have acted as an agent on behalf of Sandalwood in acquiring such Excess Shares and to hold such Excess Shares on behalf of Sandalwood.

      For purposes of the Articles of Incorporation, the term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside to be used exclusively for the purposes described in
Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participated in a public offering of shares for a period of 60 days following the purchase by such underwriter of shares therein, provided that the foregoing exclusion shall apply only if the ownership of such shares by an underwriter would not cause Sandalwood to fail to qualify as a REIT by reason of being "closely held" within the meaning of Section 856(a) of the Code or otherwise cause Sandalwood to fail to qualify as a REIT.

Responsibility of Directors

      Directors serve in a fiduciary capacity and shall have a fiduciary duty to the stockholders of Sandalwood REIT, which duty shall include a duty to supervise the relationship of Sandalwood with the Advisor. See
"Management--Fiduciary Responsibilities of the Board of Directors."

Limitation of Liability and Indemnification

      Pursuant to Maryland corporate law and Sandalwood's Articles of Incorporation, Sandalwood is required to indemnify and hold harmless a present or former director, officer, Advisor, employee, agent or affiliate of Sandalwood (the "Indemnitee") against any or all losses or liabilities incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on behalf of Sandalwood while a director, officer, Advisor, affiliate, employee, or agent and in such capacity. Sandalwood will not indemnify or hold harmless the Indemnitee if the loss or liability was the result of gross negligence, willful misconduct, or fraud. In addition, Sandalwood will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or (3) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities of Sandalwood were offered or sold as to indemnification for violations of securities laws. Pursuant to its Articles of Incorporation, Sandalwood is required to pay or reimburse expenses incurred by a present or former director, officer, Advisor, employee, agent or affiliate in advance of final disposition of a proceeding if the following are satisfied:
(1) the Indemnitee was made a party to the proceeding by reasons of his or her service as a Director, officer, Advisor, affiliate, employee or agent of Sandalwood; (2) the Indemnitee provides Sandalwood with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Sandalwood, as authorized by the Articles of Incorporation; and (3) the Indemnitee provides Sandalwood with a written agreement to repay the amount paid or reimbursed by Sandalwood, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct. Sandalwood's Articles of Incorporation further provide that any indemnification, payment, or reimbursement of the expenses permitted by the Articles of Incorporation will be furnished in accordance with the procedures in Section 2-418 of the Maryland General Corporation Law.

      Any indemnification may be paid only out of net assets of Sandalwood, and no portion may be recoverable from the stockholders.

      There are certain defenses under Maryland law available to the directors, officers and the Advisor in the event of a stockholder action against them. One such defense is the "business judgment rule." A director, officer, or the Advisor can argue that he or she performed the action giving rise to the stockholder's action in good faith and in a manner he or she reasonably believed to be in the best interests of Sandalwood, and with such care as an ordinarily prudent person in a like position would have used under similar circumstances. The directors, officers and the Advisor are also entitled to rely on information, opinions, reports, or records prepared by experts (including accountants, consultants, counsel, etc.) who were selected with reasonable care.

Removal of Directors

      Under the Articles of Incorporation, a director may resign or be removed with or without cause by the affirmative vote of a majority of the capital stock of Sandalwood outstanding and entitled to vote.

Inspection of Books and Records

      The Advisor will keep or cause to be kept, on behalf of Sandalwood, full and true books of account on an accrual basis of accounting, in accordance with generally accepted accounting principles. All of such books of account, together with all other records of Sandalwood, including a copy of the Articles of Incorporation, tax returns, financial statements, shareholder list and any amendments thereto, will at all times be maintained at the principal office of Sandalwood, and will be open to inspection for "proper corporate purposes," examination, and, for a reasonable charge, duplication upon reasonable notice and during normal business hours by a stockholder or his agent.

      As a part of its books and records, Sandalwood will maintain at its principal office a list of names of stockholders, along with their addresses and the number of shares held by each stockholder. Such list shall be updated at least quarterly and shall be available for inspection for "proper corporate purposes" at Sandalwood's home office by a stockholder or group of stockholders who individually or in the aggregate own at least 5% of the outstanding shares of the company or their designated agent upon such stockholder's or group of shareholder's request. Sandalwood may impose a reasonable charge for expenses incurred in reproducing such list. The list may not be sold or used for commercial purposes. "Proper corporate purposes" means purposes reasonably related to Sandalwood's business and to stockholders' interests in Sandalwood. Use of the stockholder list for any purposes not directly related to a stockholder's interest in Sandalwood is specifically forbidden by the Articles of Incorporation.

      If Sandalwood's officers and directors reasonably believe that the actual purpose and reason for a request for inspection or for a copy of the stockholder list is to secure such list of stockholders or other information for the purpose of selling the list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of Sandalwood, Sandalwood may refuse to supply the list. Sandalwood also may require the stockholder or group of stockholder's requesting the stockholder list to represent that the list is not requested for a commercial purpose unrelated to the stockholder's interest in Sandalwood.

      Any stockholder inspecting or examining such books and records, tax returns, shareholder list or financial statements may be required to execute a confidentiality agreement requiring the stockholder to maintain the confidentiality of any confidential information disclosed and agree that such information will be used only for a "proper corporate purpose."

                        FEDERAL INCOME TAX CONSIDERATIONS

Introduction

      The following is a summary of the material federal income tax consequences of the ownership of shares of Sandalwood. This discussion is based upon the Code, existing and proposed Treasury


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

regulations thereunder, current administrative rulings and reported court decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations.

      The discussion does not purport to deal with the federal income or other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). Sandalwood does not plan to obtain any rulings from the IRS concerning any tax issue with respect to Sandalwood. Thus, no assurance can be provided that the opinions and statements set forth herein (which are not binding on the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

      Prospective investors are urged to consult their own tax advisors regarding the specific federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of the shares of Sandalwood, Sandalwood's election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of the Company

      General. Sandalwood intends to elect to be taxed as a REIT for federal income tax purposes, as defined in Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 2003. Sandalwood believes that, commencing with its 2003 taxable year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and Sandalwood intends to continue to operate in such a manner. Although Sandalwood has been structured so as to qualify as a REIT, no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

      The Code provisions pertaining to REITs are highly technical and complex. Accordingly, this summary is qualified in its entirety by the applicable Code sections, rules and Treasury regulations issued thereunder, and administrative and judicial interpretations thereof.

      If Sandalwood qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that it distributes currently to holders of shares. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from an investment in a regular corporation. However, Sandalwood will be subject to federal income tax in the following circumstances:

      o Sandalwood will be taxed at regular corporate rates on any real estate investment trust taxable income(including undistributed net capital gains) that is not distributed to our stockholders during (or within a specified timer period after) the calendar year in which the income is earned.

      o under certain circumstances, Sandalwood may be subject to the alternative minimum tax on its items of tax preference.

      o if Sandalwood has net income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Foreclosure property generally means real property (and any personal property incident to such real property) which is acquired as a result of a default either on a lease of such property or on indebtedness secured by such property and with respect to which an appropriate election is made.

      o if Sandalwood has net income derived from prohibited transactions, such income will be subject to a 100% tax. A prohibited transaction generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of business.

      o if Sandalwood should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements have been met, Sandalwood will be subject to a 100% tax on its net income attributable to the greater of the amount by which Sandalwood fails the 75% or 95% test multiplied by a fraction intended to reflect Sandalwood's average profitability.

      o if, during any calendar year, Sandalwood fails to distribute at least the sum of (i) 85% of its ordinary income for such year; (ii) 95% of its capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, Sandalwood will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

      o if Sandalwood acquires any asset from a C corporation (i.e. a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Sandalwood's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Sandalwood recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by Sandalwood, then, to the extent of such property's "built-in gain" (the excess of the fair market value of such property at the time of acquisition by Sandalwood over the adjusted basis in such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable. The rule described above with respect to the recognition of "built-in gain" will apply assuming that Sandalwood makes an election pursuant to Section 1.337(d)-5T(b) of the Treasury Regulations upon its acquisition of an asset from a C corporation.

      Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association that meets the following requirements:

      i.    it is managed by one or more trustees or directors;

      ii. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

      iii. it would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

      iv.   it is neither a financial institution nor an insurance company;

      v. at least 100 persons are the beneficial owners of its shares or certificate of beneficial ownership;

      vi. not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include specified entities, during the last half of any taxable year;

      vii. it uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the federal income tax laws; and

      viii. it meets certain other qualification tests, described below, regarding the nature of its assets and income and the amount of its distributions.

      Sandalwood must satisfy requirements (i) through (iv), inclusive, during the entire taxable year and requirement (v) during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months). Conditions (v) and (vi), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT. Sandalwood anticipates issuing sufficient shares in the offering with sufficient diversity of ownership to allow Sandalwood to satisfy conditions (v) and (vi) immediately following the offering. In addition, Sandalwood's Articles of Incorporation restricts the ownership and transfer of its outstanding shares so that we should continue to satisfy requirements (v) and (vi). See "Capital Shares--Restrictions on Transfer."

      Ownership Tests. The ownership requirements for qualification as a REIT are that (i) during the last half of each taxable year not more than 50% in value of the REIT's outstanding shares may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (or certain entities as defined in the Code) and (ii) there must be at least 100 stockholders (without reference to any attribution rules) on at least 335 days of such 12-month taxable year (or a proportionate number of days of a short taxable year). These two requirements do not apply to the first taxable year for which an election is made to be treated as a REIT. In order to meet these requirements for subsequent taxable years, or to otherwise obtain, maintain, or reestablish REIT status, the Articles of Incorporation generally prohibit any person or entity from actually, constructively or beneficially acquiring or owning (applying certain attribution rules) more than 9.8% of the outstanding shares or 9.8% of any series of outstanding preferred stock. Among other provisions, the Articles of Incorporation empower the Board of Directors to redeem, at its option, a sufficient number of shares to bring the ownership of shares of Sandalwood in conformity with these requirements or to assure continued conformity with such requirements.

      For purposes of determining share ownership under requirement (vi), an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement (vi).

      If Sandalwood forms and owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for federal income tax purposes (but not necessarily for state and local tax purposes) and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of Sandalwood itself. A "qualified REIT subsidiary" is any corporation wholly owned by a REIT. Similarly, a single member limited liability company owned by the REIT generally is disregarded as an entity separate from the REIT for federal income tax purposes

      Under the Articles of Incorporation each holder of shares is required, upon demand, to disclose to the Board of Directors in writing such information with respect to actual, constructive or beneficial ownership of shares of Sandalwood as the Board of Directors deems necessary to comply with provisions of the Code applicable to Sandalwood or the provisions of the Articles of Incorporation, or the requirements of any other appropriate taxing authority. Certain Treasury Regulations govern the method by which Sandalwood is required to demonstrate compliance with these stock ownership requirements and the failure to satisfy such regulations could cause Sandalwood to fail to qualify as a REIT.


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

Sandalwood has represented that it expects to meet these stock ownership requirements for each taxable year and it will be able to demonstrate its compliance with these requirements.

      Income Tests. Sandalwood also must satisfy two gross income tests for each taxable year. First, at least 75% of Sandalwood's gross income for each taxable year must be from "rents from real property," interest on debt obligations secured by mortgages on real property (or on interests in real property), dividends or other distributions on, and gain from the disposition of shares of other REITS, gains from the sale or other disposition of real property and certain other temporary investments. Second, at least 95% of Sandalwood's gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing.

      Sandalwood expects the bulk of its income to be derived from rents with respect to properties that it purchases. Rents received by Sandalwood qualify as "rents from real property" for purposes of the 75% and 95% income tests only if several conditions are met. The rent must not be based in whole or in part, directly or indirectly, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

      In order for rents to constitute "rents from real property," the leases must be respected as "true leases" for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. Sandalwood represents with respect to its expected leasing of the properties that it will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage or percentages of receipts or sales).

      The Code provides that rents received from a tenant (other than a taxable REIT subsidiary leasing a lodging facility operated by an eligible independent contractor) will not qualify as "rents from real property" if the REIT, or a direct or indirect owner of 10% or more of the REIT owns, directly or constructively, 10% or more of such tenant (a "Related Party Tenant"). Sandalwood's Articles of Incorporation prohibit any stockholder from transferring shares of Sandalwood's shares if the transfer would cause Sandalwood to own, actually or constructively, 10% or more of the ownership interests in a Related Party Tenant. Furthermore, with respect to properties that Sandalwood expects to acquire in the future, it does not expect to lease any such property to a Related Party Tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of Sandalwood's shares, Sandalwood cannot be assured that such transfers or other events of which it has no knowledge will not cause it to own constructively own 10% or more of a lessee at some future date. Sandalwood represents with respect to its expected leasing of the properties that it will not knowingly enter into any lease with a related party tenant.

      If Sandalwood receives rents attributable to personal property leased in connection with a lease of real property that are greater than 15% of the total rents received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Sandalwood represents with respect to its expected leasing of the properties that it will not charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease.

      Finally, for rents to qualify as "rents from real property," Sandalwood generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, except that Sandalwood may directly perform services which are "usually or customarily rendered" in connection with the rental of space for occupancy, other than services which are considered to be rendered to the occupant of the property.

However, Sandalwood is permitted to earn up to one percent of its gross income from tenants, determined on a property-by-property basis, by furnishing services that are non-customary or provided directly to the tenants, without causing the rental income to fail to qualify as rents from real property. Sandalwood represents with respect to its expected leasing of the properties that it will not directly perform services considered to be rendered to the occupant of a property or which are not usually or customarily furnished or rendered in connection with the rental of real property.

      If Sandalwood fails to satisfy one or both of the 75% or 95% tests for any taxable year, it still may qualify as a REIT if (i) such failure is due to reasonable cause and not willful neglect, (ii) it reports the nature and amount of each item of its income on a schedule attached to its tax return for such year, and (iii) the reporting of any incorrect information is not due to fraud with intent to evade tax. However, even if these three requirements are met and Sandalwood is not disqualified as a REIT, a penalty tax would be imposed by reference to the amount by which Sandalwood failed the 75% or 95% test (whichever amount is greater).

      Asset Tests. At the end of each quarter of Sandalwood's taxable year it must satisfy two asset tests. First, at least 75% of the value of it's Sandalwood's total assets must consist of cash and cash items (including receivables), certain government securities, interests in real property, including leaseholds and options to acquire real property, interests in mortgages on real property, stock in other REITs and stock or debt instruments held for not more than one year purchased with the proceeds of a share offering or a long-term (i.e., at least five-year) public debt offering of Sandalwood). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by Sandalwood (other than a taxable REIT subsidiary - discussed below) may not exceed 5% of the value of Sandalwood's total assets or 10% of the value or voting power of the issuer's outstanding securities.

      If Sandalwood should fail to satisfy the asset tests at the end of any calendar quarter, it would not lose its REIT status if (1) it satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of Sandalwood's assets and the asset test requirements arose from changes in the market values of the assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If Sandalwood does not satisfy the condition described in clause (2) of the preceding sentence, it still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose. Sandalwood intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

      Taxable REIT Subsidiaries. The REIT Modernization Act enacted in 1999 allows REITs, including Sandalwood, to own up to 100% of the stock of taxable REIT subsidiaries which can perform activities unrelated to Sandalwood's tenants, such as third-party management, development, and other independent business activities, as well as to provide customary and non-customary services to Sandalwood's tenants. At no time may the value of Sandalwood's stock in any taxable REIT subsidiaries exceed 20% of the value of the REIT's gross assets. Although a taxable REIT subsidiary is not permitted to operate a lodging facility, it may lease lodging facilities from Sandalwood provided that an eligible independent contractor manages the facilities. Sandalwood currently does not have any taxable REIT subsidiaries although it may create one or more such entities in the future and enter into leases with such entities with respect to certain of the properties that Sandalwood acquires.

      Distribution Requirements. In order to qualify as a REIT, Sandalwood is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) 90% of the sum of (A) Sandalwood's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (B) the net income (after tax), if any, from foreclosure


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

property, minus (ii) the sum of certain items of noncash income. The required distributions must be paid during the taxable year to which they relate (or during the following taxable year, if declared before Sandalwood timely files its tax return for the preceding year and paid on or before the first regular dividend payment after such declaration). To the extent that Sandalwood does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular corporate capital gains rates and ordinary income tax rates. REIT taxable income generally is the taxable income of a REIT computed as if it were an ordinary corporation, with certain adjustments.

      Sandalwood represents that it intends to make distributions to stockholders that will be sufficient to meet the 90% distribution requirement. Under some circumstances, however, it is possible that Sandalwood may not have sufficient funds from its operations to make cash distributions to satisfy the 90% distribution requirement. For example, it is possible that, from time to time, Sandalwood may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. In such case, Sandalwood's cash available for making distributions might not be sufficient to satisfy the 90% distribution requirement. If the cash available to Sandalwood is insufficient, Sandalwood may borrow funds, issue new securities or sell assets in order to make the distributions. If Sandalwood ultimately were unable to satisfy the 90% distribution requirement, it would fail to qualify as a REIT and, as a result, would be subject to federal income tax as an ordinary corporation without any deduction or adjustment for dividends paid to holders of the shares. If Sandalwood fails to satisfy the 90% distribution requirement, as a result of an adjustment to its tax returns by the Internal Revenue Service, under certain circumstances, it may be able to rectify its failure by paying a "deficiency dividend" (plus a penalty and interest) within 90 days after such adjustment. This deficiency dividend will be included in Sandalwood's deductions for distributions paid for the taxable year affected by such adjustment.

      However, the deduction for a deficiency dividend will be denied if any part of the adjustment resulting in the deficiency is attributable to fraud with intent to evade tax or to willful failure to timely file an income tax return.

Record-keeping Requirements

      We must maintain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding shares. Sandalwood intends to comply with such requirements.

Failure To Qualify

      If Sandalwood fails to qualify as a REIT for any taxable year and no relief provision applies, Sandalwood will be subject to federal income tax (including alternative minimum tax) as an ordinary corporation on its taxable income at regular corporate rates. When calculating Sandalwood's taxable income in a year in which it fails to qualify as a REIT, Sandalwood would not be able to deduct amounts paid to stockholders. In such event, to the extent of Sandalwood's current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income although Sandalwood would not be required to distribute any amounts to stockholders in such year. Subject to limitations, corporate stockholders may be eligible for the dividends received deduction with respect to any distributions. Sandalwood would not be eligible to elect REIT status for the four taxable years after the taxable year during which it failed to qualify as a REIT, unless its failure to qualify was due to reasonable cause and not willful neglect and certain other requirements were satisfied.


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

Taxation of Shareholders

      Taxable U.S. Stockholders. For any taxable year in which Sandalwood qualifies as a REIT for federal income tax purposes, distributions made by Sandalwood out of its current or accumulated earnings and profits (and not designated as capital gain dividends) to its "U.S. stockholders" will be taxed as ordinary income and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. The term "U.S. stockholder" means a holder of Company shares that for U.S. federal income tax purposes is:
(i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of a political subdivision thereof, (iii) an estate whose income from sources outside the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or (iv) any trust with respect to which (a) a U.S. court is able to exercise primary supervision over the administration of such trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

      Amounts received by such U.S. stockholders that Sandalwood properly designates as capital gain dividends generally will be taxed as long-term capital gain, without regard to the period for which such person has held its shares, to the extent that they do not exceed Sandalwood's actual net capital gain for the taxable year. Corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income. Such ordinary income and capital gain are not eligible for the dividends received deduction allowed to corporations. Sandalwood will notify each stockholder as to the portions of each distribution which, in its judgment, constitute ordinary income, capital gain or return of capital for federal income tax purposes. Distributions that are designated as capital gain dividends may further be designated by Sandalwood as 20% or 25% capital gains. The 20% and 25% rates represent the maximum tax rate for such capital gains. Non-corporate stockholders may be eligible for reduced rates based on their marginal rate bracket for the applicable tax year.

      Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted basis of the U.S. stockholder's shares, but rather will reduce the adjusted basis of a U.S. stockholder's shares. To the extent that such distributions exceed a U.S. stockholder's adjusted basis in its shares, they will be included in income as capital gains if the shares are held as a capital asset by the U.S. stockholder.

      If Sandalwood elects to retain, rather than distribute as a capital gain dividend, its net long-term capital gains, Sandalwood would pay income tax on such retained net long-term capital gains at regular corporate tax rates. If Sandalwood so elects, each U.S. stockholder generally will (i) include its proportionate share of such undistributed long-term capital gains in computing its long-term capital gains on its return for its taxable year in which the last day of Sandalwood's taxable year falls (subject to certain limitations as to the amount so includible), (ii) be deemed to have paid the capital gains tax imposed on Sandalwood on the designated amounts included in such stockholder's long-term capital gains, (iii) receive a credit or refund for such amount of tax deemed paid by it, (iv) increase the adjusted basis of its shares by the difference between the amount of such includible gains and the tax deemed to have been paid by it, and (v) in the case of a stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains.

      Any distribution that is declared by Sandalwood in October, November or December of any calendar year and payable to stockholder of record on a specified date in any such month shall be treated as both paid by Sandalwood and received by the stockholder on December 31 of such calendar year even if such dividend is actually paid by Sandalwood in January of the following calendar year. Stockholders may not include in their individual income tax returns any of Sandalwood's net operating losses or capital losses. Instead, Sandalwood generally would carry over such losses for potential offset against future


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

income. In addition, distributions from Sandalwood and gain from the disposition of shares will not be treated as "passive activity" income and, therefore, stockholders will not be able to use passive losses to offset such income.

      Upon the sale or other disposition of Sandalwood's shares, a stockholder generally will recognize gain or loss for federal income tax purposes equal to the difference between the amount realized on the sale or other disposition and the stockholder's adjusted tax basis in such shares. Such gain or loss will be a capital gain or loss if, at the time of sale or other disposition, the shares involved have been held by the U.S. stockholder as a capital asset. In addition, if a U.S. stockholder receives a capital gain dividend with respect to shares which it has held for six months or less at the time of sale or other disposition, any loss recognized by the U.S stockholder will be treated as long-term capital loss to the extent of the amount of the capital gain dividend that was treated as long-term capital gain.

      Withholding. Sandalwood will report to its U.S. stockholders and the Internal Revenue Service the amount of dividends paid or treated as paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the rate of 30% (for payments prior to January 1, 2004) with respect to distributions paid unless such holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide Sandalwood with a correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid to the Internal Revenue Service as backup withholding will be creditable against the U.S. stockholder's income tax liability. In addition, Sandalwood may be required to withhold a portion of capital gain dividends to any U.S. stockholders who fail to certify their non-foreign status to Sandalwood. See "Federal Income Tax Considerations--Taxation of stockholders--Foreign Stockholders" below.

      Tax-Exempt Stockholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to tax on any unrelated business taxable income ("UBTI"). The Internal Revenue Service has ruled that dividend distributions made by Sandalwood to a stockholder that is a tax-exempt entity generally will not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of Section 514(c) of the Code and the shares are not used in an unrelated trade or business of the tax-exempt entity.

      Notwithstanding the foregoing, qualified employee pension or profit sharing trusts (described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code) that hold more than 10% (by value) of the shares of Sandalwood may be required to treat a certain percentage of Sandalwood's distributions as UBTI. Such percentage is equal to the gross income that Sandalwood derives from an unrelated trade or business (determined as if Sandalwood were a qualified employee pension or profit sharing trust), divided by Sandalwood's total gross income for the year in which it pays the dividends. This rule applies to a qualified employee pension or profit sharing trust holding more than 10% of the value of Sandalwood's shares only if:

      o the percentage of Sandalwood's dividends that the qualified employee pension or profit sharing trust must treat as unrelated business taxable income is at least 5% (the "de minimus rule");

      o Sandalwood qualifies as a REIT by reason of the modification of the "closely held" rule requiring that no more than 50% of our shares be owned by five or fewer individuals, which modification allows the beneficiaries of the qualified employee pension or profit sharing trust


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

            to be treated as holding its shares of Sandalwood's shares in proportion to their interests in the qualified employee pension or profit sharing trust; and

      o either (i) one qualified employee pension or profit sharing trust owns more than 25% of the value of Sandalwood's shares or (ii) a group of qualified employee pension or profit sharing trusts each holding more than 10% of the value of Sandalwood's shares collectively own more than 50% of the value of Sandalwood's shares.

The restrictions on ownership of shares in the Articles of Incorporation should prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing Company shares, absent a waiver of the restrictions by the Board of Directors. See "Summary of the Articles of Incorporation and Bylaws--Restriction of Ownership."

      Foreign Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts and estates and other foreign stockholders (collectively, "non-U.S. stockholders") are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in Company shares, including any reporting requirements. Non-U.S. stockholders will be admitted as stockholders with the approval of the Advisor.

      Distributions that are not attributable to gain from sales or exchanges by Sandalwood of United States real property interests and not designated by Sandalwood as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current and accumulated earnings and profits of Sandalwood. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces or eliminates the rate of tax. However, if income from the investment in Sandalwood's shares is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends. The non-U.S. stockholder also may be subject to the 30% branch profits tax if it is a non-U.S. corporation. Sandalwood expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions paid to a Non-U.S. stockholder unless (i) a lower treaty rate applies and the non-U.S. stockholder furnishes Sandalwood with the required statement (IRS Form W-8BEN or its equivalent) evidencing its eligibility for that reduced rate, or (ii) the non-U.S. stockholder furnishes Sandalwood with the required statement (IRS Form W-8ECI or its equivalent) claiming that the distribution is effectively connected income.

      Distributions in excess of Sandalwood's current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted basis of the non-U.S. stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. stockholders' shares, such distributions will give rise to tax liability if the non-U.S. stockholder otherwise would be subject to tax on any gain from the sale or disposition of the shares, as described below. Because Sandalwood generally cannot determine at the time a distribution is paid whether or not such distribution will be in excess of current and accumulated earnings and profits, Sandalwood intends to treat all distributions as subject to withholding at the rate of 30%. A non-U.S. stockholder may seek a refund of such amounts withheld from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of Sandalwood's current and accumulated earnings and profits. Sandalwood is permitted, but not required, to make reasonable estimates of the extent to which distributions exceed current or accumulated earnings and profits and to withhold on such distributions at a rate of at least 10%, which may be refunded to the extent the amount withheld exceed the non-U.S.


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

stockholder's actual U.S. tax liability. Sandalwood does not intend to elect to make reasonable estimates of the extent to which its distributions exceed current or accumulated earnings and profits and thus, will not withhold on such distributions, if any, at a rate below 30%.

      For any year in which Sandalwood qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Sandalwood of United States real property interests will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a non-U.S. stockholder as if such gain were effectively connected with a United States business of the non-U.S. stockholder. non-U.S. stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Sandalwood is required to withhold 35% of any distribution that could be designated by Sandalwood as a capital gain dividend. This amount is creditable against the non-U.S. stockholder's tax liability.

      Gain recognized by a non-U.S. stockholder upon a sale of shares generally will not be taxed under FIRPTA if Sandalwood is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Although Sandalwood expects to be a "domestically controlled REIT, it cannot assure non-U.S. stockholders that this will be the case. If the gain on the sale of the shares of Sandalwood's shares were taxed under FIRPTA, a non-U.S. stockholder would be taxed in the same manner as U.S. stockholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of non-resident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporate stockholders.

      Gain not subject to FIRPTA nonetheless will be taxable to a non-U.S. stockholder if (i) investment in the shares is treated as "effectively connected" with the non-U.S. stockholders' U.S. trade or business, or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met. Effectively connected gain realized by a non-U.S. corporate stockholder may be subject to an additional 30% branch profits tax, subject to possible exemption or rate reduction under an applicable tax treaty.

State and Local Taxes

      Sandalwood and its stockholders may be subject to state and local taxes in various states and localities in which it or they transact business, own property, or reside. The tax treatment of Sandalwood and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the shares of Sandalwood.

                             REPORTS TO STOCKHOLDERS

      Sandalwood will furnish each stockholder with its audited annual report within 120 days following the close of each fiscal year. These annual reports will contain the following: (1) financial statements, including a balance sheet, statement of operations, statement of stockholders' equity, and statement of cash flows, prepared in accordance with generally accepted accounting principles, which are audited and reported on by independent certified public accountants; (2) the ratio of the costs of raising capital during the period to the capital raised; (3) the aggregate amount of advisory fees and the aggregate


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

amount of other fees paid to the Advisor and any affiliate of the Advisor by Sandalwood and including fees or charges paid to the Advisor and any affiliate of the Advisor by third parties doing business with Sandalwood; (4) the operating expenses of Sandalwood, stated as a percentage of the average invested assets (the average of the aggregate book value of the assets of Sandalwood, for a specified period, invested, directly or indirectly, in Lodging Investments, before reserves for depreciation or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period) and as a percentage of its net income; (5) separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving Sandalwood, the directors the Advisor and any affiliate thereof occurring in the year for which the annual report is made, and the Independent Directors shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions; and (6) cash distributions to the stockholders for the period, identifying the source of such cash distributions and if such information is not available at the time of the distribution, a written explanation of the relevant circumstances will accompany the cash distributions (with the statement as to the source of cash distributions to be sent to stockholders not later than 120 days after the end of the fiscal year in which the distribution was made).

      Within 75 days following the close of each fiscal year, each stockholder that is a Qualified Plan will be furnished with an annual statement of share valuation to enable it to file annual reports required by ERISA as they relate to its investment in Sandalwood. For any period during which Sandalwood is making a public offering of shares, the statement will report an estimated value of each share at the public offering price per share, which during the term of this offering is $20.00 per share. If no public offering is ongoing, and until listing, the statement will report an estimated value of each share based on an independent annual appraisal of long-term assets and GAAP valuation of current assets. Sandalwood may elect to deliver such reports to all stockholders. Stockholders will not be forwarded copies of appraisals or updates. In providing such reports to stockholders, neither Sandalwood nor its affiliates thereby make any warranty, guarantee, or representation that (1) the stockholders or Sandalwood, upon liquidation, will actually realize the estimated value per share, or (2) the stockholders will realize the estimated net asset value if they attempt to sell their shares.

      If Sandalwood is required by the Securities Exchange Act of 1934, as amended, to file quarterly reports with the Securities and Exchange Commission on Form 10-Q, stockholders will be furnished with a summary of the information contained in each such report within 60 days after the end of each fiscal quarter. Such summary information generally will include a balance sheet, a quarterly statement of income, and a statement of cash flows, and any other pertinent information regarding Sandalwood and its activities during the quarter. Stockholders also may receive a copy of any Form 10-Q upon request to Sandalwood. If Sandalwood is not subject to this filing requirement, stockholders will be furnished with a quarterly report within 60 days after each three-month period containing information similar to that contained in a quarterly report on SEC Form 10-Q.

      The fiscal year of Sandalwood will be the calendar year.

      Sandalwood's federal tax return (and any applicable state income tax returns) will be prepared by the accountants regularly retained by Sandalwood. Appropriate tax information will be submitted to the stockholders within 30 days following the end of each fiscal year of Sandalwood. A specific reconciliation between GAAP and income tax information will not be provided to the stockholders; however, such reconciling information will be available in the office of Sandalwood for inspection and review by any interested stockholder.

                                  THE OFFERING

General

      A maximum of $200,000,000 of shares are being offered at a purchase price of $20.00 per share, and an additional 1,000,000 shares ($20,000,000) are being offered to participants in our DRiP. See "Summary of DRiP." The Board of Directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available following termination of this offering.

      A minimum investment of $10,000 is required ($3,000 for IRAs). Initial subscriptions must be for at least the required minimum, or greater amounts in increments of $1,000 ($300 for IRAs). Maine investors, however, may not purchase additional shares in amounts less than the applicable minimum investment except at the time of the initial subscription or with respect to shares purchased pursuant to the DRiP. See "The Offering--General," "The Offering--Subscription Procedures," and "Summary of DRiP."

Plan of Distribution

      The shares are being offered to the public on a "best efforts" basis (which means that no one is guaranteeing that any minimum amount will be sold) through Emerald Bay, which will be a member of the National Association of Securities Dealers, Inc. (the "NASD").

      Prior to a subscriber's admission to Sandalwood as a stockholder, funds paid by such subscriber will be deposited in an interest-bearing escrow account with ______________. Sandalwood, within 30 days after the date a subscriber is admitted to Sandalwood, will pay to such subscriber the interest (generally calculated on a daily basis) actually earned on the funds of those subscribers whose funds have been held in escrow by such bank. Stockholders otherwise are not entitled to interest earned on funds or to receive interest on their Invested Capital. See "Escrow Arrangements" below.

      Subject to the provisions for a waiver of selling commissions described below, Sandalwood will pay Emerald Bay an aggregate of 7.0% of the gross offering proceeds as selling commissions. In addition, Sandalwood will pay Emerald Bay a marketing expense reimbursement for actual expenses, but not to exceed the greater of $1,000,000 or 1.25% of the total price to public.

      Emerald Bay has agreed to waive selling commissions on shares sold to investors who subscribe on or before March 31, 2003. Such subscribers will receive additional shares in the IPO equivalent to the waived selling commissions. For example, if an investor makes an initial minimum investment of $10,000 on or before March 31, 2003, Emerald Bay will waive the 7.0% selling commissions and credit the investor with 537.6344 shares of Sandalwood.

      Unless Emerald Bay, in its sole discretion, agrees to further waive selling commissions, if Sandalwood extends the offering beyond March 31, 2003, investors who purchase shares after March 31, 2003 will pay $20 per share and receive 500 shares for an initial minimum investment of $10,000.

      Total net proceeds to Sandalwood will be increased by waived selling commissions. Any waived selling commissions will reduce the effective purchase price per share to the investor involved, but will not alter the net proceeds per share payable to Sandalwood as a result of such sale. All investors will be deemed to have contributed the same amount per share to Sandalwood, whether or not the investor has paid selling commissions. Accordingly, for purposes of distributions, investors who do not pay selling commissions will receive higher returns on their investments in Sandalwood as compared to investors who do pay selling commissions. On a per share basis, however, all investors will receive the same cash distribution amounts regardless of whether their shares were purchased prior to, on, or after March 31, 2003.

      Emerald Bay will indemnify Sandalwood and its officers and directors, the Advisor and its officers and directors and their affiliates, against certain liabilities, including liabilities under the Securities Act of 1933.

Subscription Procedures

      Procedures Applicable to All Subscriptions. In order to purchase shares, the subscriber must complete and execute the Subscription Agreement. Any subscription for shares on or prior to March 31, 2003 must be accompanied by cash or check payable to "_______________, Escrow Agent." Subscription proceeds will be held in trust for the benefit of investors until such time as the investors are admitted as stockholders of Sandalwood. See "Escrow Arrangements" below.

      Each subscription will be accepted or rejected, in whole or in part, by Sandalwood, in its sole discretion, and no sale of shares shall be completed until at least five business days after the date on which the subscriber receives a copy of this prospectus. If a subscription is rejected, the funds will be returned to the subscriber within ten business days after the date of such rejection, without interest and without deduction. A Subscription Agreement accompanies this prospectus. The subscription price of each share is payable in full upon execution of the Subscription Agreement. A subscriber whose subscription is accepted shall be sent a confirmation of his or her purchase.

      Emerald Bay has the responsibility to make every reasonable effort to determine that the purchase of shares is appropriate for an investor and that the requisite suitability standards are met. See "Suitability Standards and How to Subscribe--Suitability Standards." In making this determination, Emerald Bay will rely on relevant information provided by the investor, including information as to the investor's age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Each investor should be aware that determining suitability is the responsibility of Emerald Bay.

      Emerald Bay shall maintain records of the information used to determine that an investment in the shares is suitable and appropriate for an investor. Emerald Bay shall maintain these records for at least six years.

      Subscribers will be admitted as stockholders not later than the last day of the calendar month following the initial closing on $35 million of offering proceeds. Subsequent closings will occur at the discretion of the Board of Directors. It is the Board of Directors' current intention to have subsequent closings by the last day of the month after Sandalwood receives an additional $10 million of subscriptions.

Escrow Arrangements

      The Escrow Agreement between Sandalwood and ________________ (the "Escrow Bank") provides that escrowed funds will be invested by the Bank in an interest-bearing account with the power of investment in short-term, highly liquid securities issued or guaranteed by the U.S. Government, other investments permitted under Rule 15c2-4 of the Securities Exchange Act of 1934, as amended, or, in other short-term, highly liquid investments with appropriate safety of principal. Such subscription funds will be released periodically upon admission of stockholders to Sandalwood.

      The interest, if any, earned on subscription proceeds will be payable to those subscribers whose funds have been held in escrow by the Escrow Bank. Stockholders will not otherwise be entitled to interest earned on Company funds or to receive interest on their Invested Capital.

      Sandalwood, not the subscribers, will pay all expenses of the escrow fund whether or not the offering closes.

ERISA Considerations

      The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Code that may be relevant to particular investors in light of their particular circumstances.

      A prospective investor that is an employee benefit plan subject to ERISA, a tax-qualified retirement plan, an IRA, or a governmental, church, or other Plan that is exempt from ERISA is advised to consult its own legal advisor regarding the specific considerations arising under applicable provisions of ERISA, the Code, and state law with respect to the purchase, ownership, or sale of the shares by such Plan or IRA.

      Fiduciary Duties and Prohibited Transactions. A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan subject to ERISA (an "ERISA Plan") should consider the fiduciary standards under ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment of any portion of the ERISA Plan's assets in the common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (ii) whether the investment is in accordance with the documents and instruments governing the ERISA Plan as required by Section 404(a)(1)(D) of ERISA; (iii) whether the investment is prudent under Section 404(a)(1)(B) of ERISA; and (iv) whether the investment is solely in the interests of the ERISA Plan participants and beneficiaries and for the exclusive purpose of providing benefits to the ERISA Plan participants and beneficiaries and defraying reasonable administrative expenses of the ERISA Plan as required by Section 404(a)(1)(A) of ERISA.

      In addition to the imposition of fiduciary standards, ERISA and Section 4975 of the Code prohibit a wide range of transactions between an ERISA Plan, an IRA, or certain other plans (collectively, a "Plan") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA and "disqualified persons" within the meaning of the Code). Thus, a Plan fiduciary or person making an investment decision for a Plan also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction.

      Plan Assets. The prohibited transaction rules of ERISA and the Code apply to transactions with a Plan and also to transactions with the "plan assets" of the Plan. The "plan assets" of a Plan include the Plan's interest in an entity in which the Plan invests and, in certain circumstances, the assets of the entity in which the Plan holds such interest. The term "plan assets" is not specifically defined in ERISA or the Code, nor, as of the date hereof, has it been interpreted definitively by the courts in litigation. On November 13, 1986, the United States Department of Labor, the governmental agency primarily responsible for administering ERISA, adopted a final regulation (the "DOL Regulation") setting out the standards it will apply in determining whether an equity investment in an entity will cause the assets of such entity to constitute "plan assets." The DOL Regulation applies for purposes of both ERISA and Section 4975 of the Code.

      Under the DOL Regulation, if a Plan acquires an equity interest in an entity, which equity interest is not a "publicly-offered security," the Plan's assets generally would include both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulation defines a publicly-offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The shares are being sold in an offering registered under the Securities Act of 1933, as amended, and will be registered within the relevant time period under Section 12(g) of the Exchange Act.

      The DOL Regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be "widely held" solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. Sandalwood expects the shares to be "widely held" upon completion of the offering.

      The DOL Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. Sandalwood believes that the restrictions imposed under the Articles of Incorporation on the transfer of the common stock are limited to restrictions on transfer generally permitted under the DOL Regulation and are not likely to result in the failure of the common stock to be "freely transferable." See "Summary of the Articles of Incorporation and Bylaws--Restriction of Ownership." The DOL Regulation only establishes a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the Department of Labor and the U.S. Treasury Department would not reach a contrary conclusion with respect to the common stock.

      Assuming that the shares will be "widely held" and "freely transferable," Sandalwood believes that the shares will be publicly-offered securities for purposes of the DOL Regulation and that the assets of Sandalwood will not be deemed to be "plan assets" of any Plan that invests in the shares.

Determination of Offering Price

      Prior to this offering, there has been no public market for our common stock. Consequently, we determined the initial public offering price for our common stock in this offering. Among the factors considered in determining the public offering price were:

      o     Prevailing market conditions;

      o     The present stage of our development;

      o The market capitalization and stages of development of other companies which we believe to be comparable to us; and

      o     Estimates of our business potential.

                           SUPPLEMENTAL SALES MATERIAL

      Shares are being offered only through this prospectus. In addition to this prospectus, Sandalwood may use certain sales materials in connection with this offering, although only when accompanied or preceded by the delivery of this prospectus. No sales material may be used unless it has first been approved in writing by Sandalwood. As of the date of this prospectus, it is anticipated that the following sales material will be authorized for use by Sandalwood in connection with this offering: (i) a marketing brochure (ii) a fact sheet describing the general features of Sandalwood, (iii) letter and other direct mail solicitations, (iv) a summary description of the offering, (v) a slide presentation, (vi) broker updates, (vii) an electronic media presentation,
(viii) a cd-rom presentation, (ix) a script for telephonic marketing, (x) seminar advertisements and invitations, (xi) materials related to frequently asked questions, (xii) corporate web-site, and (xiii) certain third-party articles. All such materials will be used only by Emerald Bay and Sandalwood. Sandalwood and Emerald Bay also may respond to specific questions from prospective investors.

                                     EXPERTS

      The balance sheet of Sandalwood Lodging Investment Corporation as of May 6, 2002, has been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

      The legality of the shares being offered hereby has been passed upon for Sandalwood by Patton Boggs LLP. Statements made under "Risk Factors and Conflicts of Interest--Tax Risks" and "Federal Income Tax Considerations" have been reviewed by Patton Boggs, who have given their opinion that such statements as to matters of law are correct in all material respects. Patton Boggs serves as securities and tax counsel to Sandalwood and to the Advisor and certain of their affiliates. Members of the firm also may invest in Sandalwood.

                             ADDITIONAL INFORMATION

      A Registration Statement has been filed with the Securities and Exchange Commission with respect to the securities offered hereby. This prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any document are necessarily summaries of such documents, and in each instance reference is made to the copy of such documents filed with the Commission, each such statement being qualified in all respects by such reference. For further information regarding Sandalwood and the shares, reference is hereby made to the Registration Statement and to the exhibits and schedules filed or incorporated as a part thereof which may be obtained from the principal office of the Commission in Washington, D.C., upon payment of the fee prescribed by the Commission, or examined at the principal office of the Commission without charge. The Commission maintains a web site located at http://www.sec.gov. that contains information regarding registrants that file electronically with the Commission.

                                   DEFINITIONS

      "8% Shortfall Account" means an account to which is added each quarter any 8% Shortfall Amount.

      "8% Shortfall Amount" means, if stockholders have received less than an 8% cumulative, non-compounded annual return on Invested Capital, the amount of that shortfall to the 8% return.

      "12% Shortfall Account" means an account to which is added each quarter any 12% Shortfall Amount.

      "12% Shortfall Amount" means, if stockholders receive at least an 8% cumulative, non-compounded annual return on Invested Capital, but less than a 12% cumulative, non-compounded annual return on Invested Capital, the amount of that shortfall to the 12% return.

      "Advisor" means Sandalwood Hospitality Advisors, LLC, a Delaware limited liability company, or any successor advisor to Sandalwood, or any person or entity to which Sandalwood Hospitality Advisors, LLC or any successor advisor assigns its contract.

      "Advisory Agreement" means the Advisory Agreement between Sandalwood and the Advisor, pursuant to which the Advisor will act as the advisor to Sandalwood and provide specified services to Sandalwood.

      "Articles of Incorporation" means the Articles of Incorporation, as the same may be amended from time to time, of Sandalwood REIT.

      "Asset Management Fee" means the fee payable to the Advisor for day-to-day professional management services in connection with Sandalwood and its investments in Lodging Investments pursuant to the Advisory Agreement.

      "Board of Directors" means the directors of Sandalwood REIT.

      "Bylaws" means the bylaws of Sandalwood REIT.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Counsel" means Patton Boggs LLP

      "Deferred Asset Management Fee" means any portion of the Asset Management Fee otherwise due and payable which is not paid currently in the sole discretion of the Advisor.

      "DRiP" means a dividend reinvestment plan which will allow stockholders who make the election to have their cash distributions reinvested in additional shares that may be available.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Plan" means a pension, profit-sharing, retirement, or other employee benefit plan subject to ERISA.

      "Excess Shares" means the Excess Shares exchanged for shares of common stock or preferred stock, as the case may be, transferred or proposed to be transferred in excess of the Ownership Limit or which would otherwise jeopardize Sandalwood's status as a REIT under the Code.

      "Fiscal Year" means the calendar year ending December 31.

      "Invested Capital" means the amount calculated by multiplying the total number of shares of common stock purchased by stockholders by the price to public (less any waived selling commission), reduced by the portion of any distribution that is attributable to Net Sales Proceeds and by any amounts paid by Sandalwood to repurchase shares pursuant to the plan for redemption of shares.

      "IRA" means an Individual Retirement Account.

      "IRS" means the Internal Revenue Service.

      "Lodging Investments" means (i) investments in full-service hotels; (ii) stock, debt and other securities in companies or other entities that own full-service hotels; and (iii) debt secured directly or indirectly by full-service hotels.

      "MCM" means Madison Capital Management, LLC and its subsidiaries and affiliates.

      "Net Capital Proceeds" means the net proceeds from sales or refinancings of Lodging Investments and liquidation of Sandalwood and its assets and of the market capitalization of Sandalwood REIT upon listing of Sandalwood's shares on a national or international securities exchange or national over-the-counter market.

      "Ownership Limit" means, with respect to shares of common stock and preferred stock, the percent limitation placed on the ownership of common stock and preferred stock by any one Person (as defined in the Articles of Incorporation). As of the initial date of this prospectus, the Ownership Limit is 9.8% of the outstanding common stock and 9.8% of the outstanding preferred stock.

      "Plan" means ERISA Plans, IRAs, Keogh plans, stock bonus plans, and certain other plans.

      "Reinvestment Agent" means the independent agent, which currently is _____ for participants in the DRiP.

      "Reinvestment Proceeds" means net proceeds available from the sale of shares under the DRiP to redeem shares or, under certain circumstances, to invest in additional Lodging Investments.

      "REIT" means real estate investment trust, as defined pursuant to Sections 856 through 860 of the Code.

                                   APPENDIX A

                          Independent Auditors' Report

The Board of Directors
Sandalwood Lodging Investment Corporation:

We have audited the accompanying balance sheet of Sandalwood Lodging Investment Corporation (the "Company") as of May 6, 2002. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Sandalwood Lodging Investment Corporation as of May 6, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                                    KPMG LLP
Denver, Colorado
May 22, 2002

                    SANDALWOOD LODGING INVESTMENT CORPORATION

                                  Balance Sheet

                                   May 6, 2002

Assets -
      cash                                                                $1,000
                                                                          ======
      Commitments and contingencies

Stockholder's Equity:
      Common stock, par value $.10 per share;
          authorized 10,000 shares; 1 share
          issued and outstanding                                               1
      Additional paid-in-capital                                             999
                                                                          ------
          Total stockholder's equity                                      $1,000
                                                                          ======

                    SANDALWOOD LODGING INVESTMENT CORPORATION

                             Notes to Balance Sheet

                                   May 6, 2002

(1)   Organization

      Sandalwood Lodging Investment Corporation (the Company) is a Maryland corporation that was incorporated on May 6, 2002 and was initially capitalized on such date through the sale of one share of common stock for $1,000. The Company was organized for the purpose of acquiring properties and financial assets within the full-service segment of the lodging industry (Lodging Investments). The Company has had no operations to date other than matters relating to its organization and registration under the Securities Act of 1933. The Company intends to generate income for distribution to its stockholders primarily from the net cash flows on Lodging Investments, as described in the Prospectus.

(2)   Summary of Significant Accounting Policies

      (a)   Use of Estimates

            The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions regarding assets and other matters that affect the balance sheet and related disclosures. Actual results could differ from those estimates.

      (b)   Income Taxes

            The Company intends to elect to be taxed as a real estate investment trust under the provisions of the Internal Revenue Code. Under the provisions of the Internal Revenue Code, the Company will not be subject to federal income taxation at the corporate level.

(3)   Deferred organization expenses and offering costs

      Contingent on the completion of the contemplated public offering for which a Registration Statement will be filed with the Securities and Exchange Commission, the Company will be liable for reimbursing Sandalwood Hospitality Advisors LLC (the Advisor) for organization expenses incurred on its behalf. The Company will expense such costs, if incurred. Offering costs in connection with the public offering will be charged against the proceeds of the offering.

(4)   Transactions with affiliates

      The Company has entered into an advisory agreement (the Advisory Agreement) under which the Advisor will provide the Company with services including management, acquisition, financing, disposition, asset management, strategic planning and administrative services, and day-to-day business operations management, subject to the supervision of the Company's Board of Directors. Pursuant to the Advisory Agreement, the Company will pay the Advisor an asset management fee, quarterly in advance, equal to 2.5% of the Company's total asset value (based on an annual independent appraisal of long-term assets and a quarterly GAAP valuation of current assets). Under the Advisory Agreement, 50% of the asset management fee payable to the Advisor is subordinated to an annual return of 8%, as defined, to the Company's stockholders. Additionally, the Advisor may defer any portion of the asset management fee, in its sole discretion. Any subordinated or deferred asset management fees will bear interest at the prime rate, as defined, and will be payable out of the Company's cash available for distribution and capital proceeds, as defined. Under the Advisory Agreement, the Company will reimburse the Advisor for all of the costs it incurs in connection with services provided to the Company. The Advisor has not incurred any such expenses through the date of this report.

                                   APPENDIX B

Prior Performance Tables

      The information presented in the following tables represents unaudited historical experience of 12 prior real estate programs (the "Real Estate Programs") organized and managed by affiliates of MCM, an entity indirectly controlled by Bryan E. Gordon and in which Barbara A. O'Hare and a number of the Advisor's officers and employees serve as officers and employees. The Real Estate Programs had investment policies and objectives different than Sandalwood. This information should not be considered as indicative of the results to be obtained by Sandalwood. The information contained in these tables does not relate to any properties Sandalwood may acquire and the purchase of Sandalwood shares will not create any ownership interest in the programs included in the following tables.

      None of the information in the tables is covered by a report of an independent certified public accountant. The purpose of the tables is to provide information from the prior performance of affiliates of the Advisor. For a narrative summary of the prior performance of affiliates of the Advisor, see the "Prior Performance Information" section of this prospectus.

Table III - Operating Results of Prior Real Estate Programs

      Table III summarizes the operating results of Real Estate Programs which completed their capital raising efforts between June 1, 1997 and May 31, 2002. The information is presented on a GAAP basis.

Table IV - Results of Completed Real Estate Programs

      Table IV summarizes the operating and disposition results of Real Estate Programs that completed operations between June 1, 1997 and May 31, 2002. The information is presented on a GAAP basis.

                                    TABLE III
               OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS(1)
                                   (UNAUDITED)

                                                           1997          1998            1999            2000
                                                       -----------   -----------     -----------     -----------
Gross revenues .....................................   $     2,257   $   170,502     $   360,012     $    90,642
Profit on Investments ..............................       153,159     1,783,281       1,421,164         540,206
Less:  Operating expenses ..........................       (55,710)     (344,405)       (291,493)        (87,398)
       Interest expense ............................            --            --              --              --
       Depreciation ................................            --            --              --              --
                                                       -----------   -----------     -----------     -----------

Net income--GAAP Basis .............................        99,706     1,609,378       1,489,683         543,450
                                                       ===========   ===========     ===========     ===========

Taxable Income
   - from operations ...............................       (54,812)     (126,430)         20,148         (93,117)
   - from gain on Investments ......................       126,671     1,219,917         951,751       1,854,834
Cash generated from Investments ....................        77,747     1,569,817       2,291,977       5,520,378
Cash generated by other operations .................        13,964      (195,322)        577,453        (420,388)
Cash generated by refinancing ......................            --            --              --              --
                                                       -----------   -----------     -----------     -----------
Cash generated from operations and refinancing .....        91,711     1,374,495       2,869,430       5,099,990
Less: Cash distributions to investors
   - from Investments ..............................            --    (1,490,752)     (2,672,788)     (5,268,860)
   - from other operating cash flow ................            --      (200,135)       (622,573)             --
   - from other ....................................            --            --              --              --
                                                       -----------   -----------     -----------     -----------
Cash generated (deficiency) after cash distributions            --      (316,392)       (425,931)       (168,870)
Plus (less): Special items
   - cash contributions ............................       949,000     5,051,000         469,997              --
   - cash paid for Investments .....................      (869,901)   (4,727,849)        (45,960)             --
Cash generated (deficiency) after cash distributions
and special items ..................................       170,810         6,759          (2,894)       (168,870)
                                                       ===========   ===========     ===========     ===========

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary income (loss)
   - from operations ...............................            (8)          (20)              3             (14)
   - from recapture ................................            --            --              --              --
Capital Gains ......................................            20           189             147             287

Cash Distributions to Investors
Source (on GAAP basis)
   - Investment income .............................            --            31              96              --
   - Return of capital .............................            --           230             413             814
Source (on cash basis)
   - Liquidating distributions and sales of
   Investments .....................................            --           230             413             814
   - Refinancing ...................................            --            --              --              --
   - Operations ....................................            --            31              96              --
   - Other .........................................            --            --              --              --
Amount remaining invested in Investments as the
 end of the last year reported in the table ........            17%           79%             56%              0%

(1)   All of these Real Estate Programs were completed by the end of 2000.

                                    TABLE IV
               OPERATING RESULTS OF COMPLETED REAL ESTATE PROGRAMS
                                   (UNAUDITED)

Dollar Amount Raised ............................................  $ 11,747,597
Number of Investments Purchased .................................            60
Date of Closing of Offering .....................................          1997
Date of first Liquidating Distribution or Sale of Investment ....          1996
Date of Final Liquidating Distribution or Sale of Investment ....          2000

Taxand Distribution Data Per $1,000 Invested Through 5/31/01
   Federal Income Tax Results:
     Ordinary income (loss)
       - from operations ........................................           (70)
       - from recapture .........................................            --
     Capital Gains ..............................................           737
     Deferred Gain
       - Capital ................................................            --
       - Ordinary ...............................................            --

Cash Distributions to Investors
     Source (on GAAP basis)
       - Investment income ......................................            85
       - Return of capital ......................................         1,539
     Source (on cash basis)
       - Liquidating distributions and sales of Investments .....         1,533
       - Refinancing ............................................            --
       - Operations .............................................            85
       - Other ..................................................             6

                                   APPENDIX C

                                     FORM OF

                                REINVESTMENT PLAN

      Sandalwood Lodging Investment Corporation, a Maryland corporation (the "Company"), pursuant to its Articles of Incorporation, adopted a Reinvestment Plan (the "Reinvestment Plan") on the terms and conditions set forth below.

      1. Reinvestment of Distributions. __________, the agent (the "Reinvestment Agent") for participants (the "Participants") in the Reinvestment Plan, will receive all cash distributions made by the Company with respect to shares of common stock of the Company (the "Shares") owned by each Participant (collectively, the "Distributions"). The Reinvestment Agent will apply such Distributions as follows:

      (a) At any period during which the Company is making a public offering of Shares, the Reinvestment Agent will invest Distributions in Shares acquired from the managing dealer for the offering at the public offering price per Share, or $20.00 per Share.

      (b) If no public offering of Shares is ongoing, the Reinvestment Agent will purchase Shares from any additional shares which the Company elects to register with the Securities and Exchange Commission (the "SEC") for the Reinvestment Plan, at a per Share price equal to the total asset value (long-term assets will be valued annually based on appraisals by independent appraisers and current assets will be valued quarterly based on GAAP) Upon listing of the Shares on a national securities exchange or over-the-counter market, the Reinvestment Agent may to the extent necessary purchase Shares either through such market or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan, in either case at a per Share price equal to one hundred percent (100%) of the then-prevailing market price on the national securities exchange or over-the-counter market on which the Shares are listed at the date of purchase by the Reinvestment Agent. In the event that, after Listing occurs, the Reinvestment Agent purchases Shares on a national securities exchange or over-the-counter market through a registered broker-dealer, the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer. In the event that such registered broker-dealer charges reduced brokerage commissions, additional funds in the amount of any such reduction shall be left available for the purchase of Shares.

      (c) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each fiscal quarter the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each fiscal quarter to purchase Shares for the Participants. If the aggregate amount of Distributions to Participants exceeds the amount required to purchase all Shares then available for purchase, the Reinvestment Agent will purchase all available Shares and will return all remaining Distributions to the Participants within 30 days after the date such Distributions are made. The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

      (d) Distributions shall be invested by the Reinvestment Agent in Shares promptly following the payment date with respect to such Distributions to the extent Shares are available. If sufficient Shares are not available, Distributions shall be invested on behalf of the Participants in one or more interest-bearing accounts in ________ Bank, N.A., _______________, ____, or in another commercial bank approved by the Company which is located in the continental United States and has assets of at least $100,000,000, until Shares are available for purchase, provided that any Distributions that have not been invested in Shares within 30 days after such Distributions are made by the Company shall be returned to Participants.

      (e) The allocation of Shares among Participants may result in the ownership of fractional Shares, computed to four decimal places.

      (f) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

      (g) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Participants in the Reinvestment Plan will receive statements of account in accordance with Paragraph 7 below.

      2. Election to Participate. Any stockholder who participates in a public offering of Shares and who has received a copy of the related final prospectus included in the Company's registration statement filed with the SEC may elect to participate in and purchase Shares through the Reinvestment Plan at any time by written notice to the Company and would not need to receive a separate prospectus relating solely to the Reinvestment Plan. A person who becomes a stockholder otherwise than by participating in a public offering of Shares may purchase Shares through the Reinvestment Plan only after receipt of a separate prospectus relating solely to the Reinvestment Plan. Participation in the Reinvestment Plan will commence with the next Distribution made after receipt of the Participant's notice, provided it is received more than ten (10) days prior to the last day of the fiscal month or quarter, as the case may be, to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a shareholder will become a Participant in the Reinvestment Plan effective on the first day of the fiscal quarter following such election, and the election will apply to all Distributions attributable to the fiscal quarter or month (as the case may be) in which the shareholder makes such written election to participate in the Reinvestment Plan and to all fiscal quarters or months thereafter. A Participant who has terminated his participation in the Reinvestment Plan pursuant to Paragraph 11 will be allowed to participate in the Reinvestment Plan again upon receipt of a current version of a final prospectus relating to participation in the Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant, by notifying the Reinvestment Agent and completing any required forms.

      3. Distribution of Funds. In making purchases for Participants' accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

      4. Proxy Solicitation. The Reinvestment Agent will distribute to Participants proxy solicitation material received by it from the Company which is attributable to Shares held in the Reinvestment Plan. The Reinvestment Agent will vote any Shares that it holds for the account of a Participant in accordance with the Participant's written instructions. If a Participant gives a proxy to person(s) representing the Company covering Shares registered in the Participant's name, such proxy will be deemed to be an instruction to the Reinvestment Agent to vote the full Shares in the Participant's account in like manner. If a Participant does not direct the Reinvestment Agent as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the Reinvestment Agent will not vote said Shares.

      5. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company's Shares, any change in the value of the Shares acquired for the Participant's account, or the rate of return earned on, or the value of, the interest-bearing accounts, in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant's participation in the Reinvestment Plan upon such Participant's death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

      6. Suitability.

      (a) Prior to a listing of shares, within 60 days prior to the end of each fiscal year, Emerald Bay Capital Management, LLC ("EBCM") will mail to each Participant a participation agreement (the "Participation Agreement"), in which the Participant will be required to represent that there has been no material change in the Participant's financial condition and confirm that the representations made by the Participant in the Subscription Agreement (a form of which shall be attached to the Participation Agreement) are true and correct as of the date of the Participation Agreement, except as noted in the Participation Agreement or the attached form of Subscription Agreement.

      (b) Each Participant will be required to return the executed Participation Agreement to EBCM within 30 days after receipt. In the event that a Participant fails to respond to EBCM or return the completed Participation Agreement on or before the fifteenth (15th) day after the beginning of the fiscal year following receipt of the Participation Agreement, the Participant's Distribution for the first fiscal quarter of that year will be sent directly to the Participant and no Shares will be purchased on behalf of the Participant for that fiscal quarter and, subject to (c) below, any fiscal quarters thereafter, until EBCM receives an executed Participation Agreement from the Participant.

      (c) If a Participant fails to return the executed Participation Agreement to EBCM prior to the end of the second fiscal quarter for any year of the Participant's participation in the Reinvestment Plan, the Participant's participation in the Reinvestment Plan shall be terminated in accordance with Paragraph 11 below.

      (d) Each Participant shall notify EBCM in the event that, at any time during his or her participation in the Reinvestment Plan, there is any material change in the Participant's financial condition or inaccuracy of any representation under the Subscription Agreement.

      (e) For purposes of this Paragraph 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company's Prospectus.

      7. Reports to Participants. Within 60 days after the end of each fiscal quarter, the Reinvestment Agent will mail to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, the total administrative charge to such Participant, and the total Shares owned by behalf of the Participant pursuant to the Reinvestment Plan. Each statement shall also advise the Participant that, in accordance with Paragraph 6(d) hereof, he is required to notify EBCM in the event that there is any material change in his or her financial condition or if any representation under the Subscription Agreement becomes inaccurate. Tax information for income earned on Shares under the Reinvestment Plan will be sent to each participant by the Company or the Reinvestment Agent at least annually.

      8. Administrative Charges, Commissions, and Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. The administrative charge for each Participant for each fiscal quarter shall be the lesser of 5% of the amount reinvested for the Participant or $2.50, with a minimum charge of $.50. The maximum annual charge is $10.00. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan.

      9. No Drawing. No Participant shall have any right to draw checks or drafts against his account or give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

      10. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant's Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan.

      11. Termination.

      (a) A Participant may terminate his participation in the Reinvestment Plan at any time by written notice to the Company. A Participant must terminate his or her entire participation in the

Reinvestment Plan and can not elect a partial termination. To be effective for any Distribution, such notice must be received by the Company at least ten (10) business days prior to the last day of the fiscal month or quarter to which such Distribution relates.

      (b) The Company or the Reinvestment Agent may terminate a Participant's individual participation in the Reinvestment Plan, and the Company may terminate the Reinvestment Plan itself at any time by ten (10) days prior written notice mailed to a Participant, or to all Participants, as the case may be, at the address or addresses shown on their account or such more recent address as a Participant may furnish to the Company in writing.

      (c) After termination of the Reinvestment Plan or termination of a Participant's participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Paragraph 7 hereof, and (ii) a check for (a) the amount of any Distributions in the Participant's account that have not been reinvested in Shares, and (b) the value of any fractional Shares standing to the credit of a Participant's account based on the market price of the Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant's full Shares and any future Distributions made after the effective date of the termination will be sent directly to the former Participant.

      (d) There are no fees associated with terminating a Participants participation in the Reinvestment Plan.

      (e) A Participant who has terminated his or her interest in the Reinvestment Plan will be allowed to participate (but not more than once per year) in the Reinvestment Plan again upon receipt of the then current version of the Prospectus or a separate prospectus relating solely to the Reinvestment Plan, by notifying the Reinvestment Agent and completing any required forms.

      12. Notice. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed to Investor Services Department, Emerald Bay Capital Management, LLC, __________________, if to the Company, or to __________________________, if to
the Reinvestment Agent, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant's last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

      13. Amendment. The terms and conditions of this Reinvestment Plan may be amended extended, renewed or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including but not limited to an amendment to the Reinvestment Plan to add a voluntary cash contribution feature or to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each Participant at his last address of record. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Company receives written notice of termination prior to the effective date thereof.

      14. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT'S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED

BY THE LAWS OF THE STATE OF MARYLAND; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS
SECTION 14.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30. Quantitative and Qualitative Disclosures About Market Risk.

      Not Applicable.

Item 31. Other Expenses of Issuance and Distribution.

            SEC Registration Fee.........................................$20,240
            NASD filing fee..............................................
            Accounting fees and expenses.................................
            Legal Fees and Expenses......................................
            Escrow Agent's fees..........................................
            Sales and Advertising expenses...............................
            Blue Sky fees and expenses...................................
            Printing expenses............................................
            Miscellaneous................................................

            Total........................................................

Item 32. Sales to Special Parties.

      Not Applicable.

Item 33. Recent Sales of Unregistered Securities.

      In accordance with Item 701 of Regulation S-K, the following information is presented with respect to securities sold by the Registrant within the past three years which were not registered under the Securities Act.

      On May 6, 2002, Sandalwood Lodging Investment Corporation sold 1 share of common stock to Christopher G. Townsend, Secretary of the Registrant, for $1,000. The common stock was sold in connection with the initial capitalization of the Registrant and in reliance upon an exemption from registration under
Section 4(2) of the Securities Act.

Item 34. Indemnification of Directors and Officers.

      Pursuant to Maryland corporate law and the Company's Articles of Incorporation, the Company is required to indemnify and hold harmless a present or former Director, officer, Advisor, or Affiliate and may indemnify and hold harmless a present or former employee or agent of the Company (the "Indemnitee") against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company while a Director, officer, Advisor, Affiliate, employee, or agent and in such capacity, provided, that the Indemnitee has determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of the Company. The Company will not indemnify or hold harmless the Indemnitee if: (i) the loss or liability was the result of negligence or misconduct, or if the Indemnitee is an Independent Director, the loss or liability was the result of gross negligence or willful misconduct, (ii) the act or omission was material to the loss or liability and was committed in bad faith or was the result of active or deliberate dishonesty,
(iii) the Indemnitee actually received an improper personal benefit in money, property, or services, (iv) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful, or (v) in a proceeding by or in the right of the Company, the Indemnitee shall have been adjudged to be liable to the Company. In addition, the Company will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws. Pursuant to its Articles of Incorporation, the Company is required to pay or reimburse reasonable expenses incurred by a present or former Director, officer, Advisor or Affiliate and may pay or reimburse reasonable expenses incurred by any other Indemnitee in advance of final disposition of a proceeding if the following are satisfied: (i) the Indemnitee was made a party to the proceeding by reasons of his or her service as Director, officer, Advisor, Affiliate, employee or agent of the Company, (ii) the Indemnitee provides the Company with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the Articles of Incorporation,
(iii) the Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct, and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement. The Company's Articles of Incorporation further provide that any indemnification, payment, or reimbursement of the expenses permitted by the Articles of Incorporation will be furnished in accordance with the procedures in Section 2-418 of the Maryland General Corporation Law.

      Any indemnification may be paid only out of Net Assets of the Company, and no portion may be recoverable from the stockholders.

Item 35. Treatment of Proceeds from Stock Being Registered.

      Not Applicable.

Item 36. Financial Statements and Exhibits.

      (a)   Financial Statements.

            The following financial statements are included in the prospectus:

                  (1)   Balance Sheet as of May 6, 2002

      (b)   Exhibits:

                  1.1*  Form of Managing Dealer Agreement

                  3.1* Sandalwood Lodging Investment Corporation Articles of Incorporation

                  3.2*  Sandalwood Lodging Investment Corporation Bylaws

                  4.1 Form of Reinvestment Plan (Included in the Prospectus as Appendix C and incorporated herein by reference)

                  5.1* Opinion of Patton Boggs LLP as to the legality of the securities being registered by Sandalwood Lodging Investment Corporation

                  8.1* Opinion of Patton Boggs LLP regarding certain material tax issues relating to Sandalwood Lodging Investment Corporation

                  10.1* Form of Escrow Agreement between Sandalwood Lodging
                        Investment Corporation and ____

                  10.2* Form of Advisory Agreement

                  10.3* Form of Subscription Agreement

                  10.4* Operating Agreement of Sandalwood Lodging LLC

                  10.5* Operating Agreement of Sandalwood Hospitality Advisors

                  23.1  Consent of KPMG LLP

                  23.2* Consent of Patton Boggs LLP (contained in its opinions filed herewith as Exhibits 5.1 and 8.1 and incorporated herein by reference)

----------
*     To be filed by amendment

Item 37. Undertakings.

      The registrant undertakes (a) to file any prospectuses required by Section 10(a)(3) as post-effective amendments to this registration statement, (b) during any period in which offers or sales are being made, to file a post-effective amendment to this registration statement (i) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and (ii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (c) that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment may be deeded to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time may be deemed to be the initial bona fide offering thereof, (d) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and (e) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the Advisor or its Affiliates, and of fees, commissions, compensation, and other benefits paid or accrued to the Advisor or its Affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

      The registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations of the Registrant.

      The registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the Prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement will disclose all compensation and fees received by the Advisor and its Affiliates in connection with any such acquisition. The post-effective amendment will include audited financial statements meeting the requirements of Rule 3-14 or Rule 3-05 of Regulation S-X, as appropriate based on the type of property acquired and the type of lease to which such property will be subject, only for properties acquired during the distribution period.

      The registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 or Rule 3-05 of Regulation S-X, as appropriate based on the type of property acquired and the type of lease to which such property will be subject, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized. in the City of Potomac, State of Maryland, on May 24, 2002

                                      Sandalwood Lodging Investment Corporation

                                      By: /s/ Bryan E. Gordon
                                          --------------------------------------
                                          Name:  Bryan E. Gordon
                                          Title:  Chairman and Managing Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bryan E. Gordon in his own capacity, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Name                       Title                          Date
             ----                       -----                          ----

/s/ Bryan E. Gordon          Chairman of the Board and              May 24, 2002
-----------------------      Managing Director
Bryan E. Gordon              (Principal Executive Officer)

/s/ Douglas H.S. Greene      Vice Chairman, Managing                May 24, 2002
-----------------------      Director, Chief Investment
Douglas H.S. Greene          Officer and Treasurer
                             (Principal Financial and
                             Accounting Officer)

/s/ Barbara A. O'Hare        Director, President                    May 24, 2002
-----------------------      and Chief Operating Officer
Barbara A. O'Hare